As filed with the Securities and Exchange Commission on October 31, 2006
Registration No. 333-137774

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

AMENDMENT No. 1 TO
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GRANT LIFE SCIENCES, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	3841	82-0490737
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3550 Wilshire Blvd., Suite 1700,
Los Angeles, CA 90010

(Address and Telephone Number of Principal Executive Offices)

Dr. Hun-Chi Lin, President
3550 Wilshire Blvd., Suite 1700,
Los Angeles, CA 90010
(213) 637-5692

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Gregory Sichenzia, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, NY 10018
(212) 930-9700
(212) 930-9725

                Approximate Date of Commencement of Proposed Sale to the Public:

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:
☒ ____________________________________________

                If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐ ____________________________________________

                If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐ ____________________________________________

                If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
☐____________________________________________

                If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Title of each class of Securities to be Registered	Amount to be registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock, $0.001 par value issuable upon conversion of Callable Secured Convertible Notes	27,886,242 (2)	$0.228 (3)	$6,353,503.18	$679.82
Common stock, $0.001 par value	6,273,818	$0.228 (3)	$1,430,430.50	$153.06
Total	34,140,060		$7,783,933.68	$832.88(4)

(1) Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, of which 27,866,242 shares are issuable upon conversion of callable secured convertible notes held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the callable secured convertible notes, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the callable secured convertible notes. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the callable secured convertible notes to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2) Includes a good faith estimate of the shares underlying the callable secured convertible notes to account for market fluctuations.

(3) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices of the Registrant’s common stock on October 24, 2006.

(4)  $484.25 previously paid.

Pursuant to Rule 429 promulgated under the Securities Act of 1933, the enclosed prospectus constitutes a combined prospectus also relating to an aggregate of up to 83,165,020 shares of our common stock that were previously registered for sale in a Registration Statement, as amended, on Form SB-2, Registration No. 333-127430 and to an aggregate of up to 26,163,763 shares of our common stock that were previously registered for sale in a Registration Statement, as amended, on Form SB-2, Registration No. 333-119425. As such, this prospectus also constitutes post-effective amendment no. 2 to the Registration Statement on Form SB-2, Registration No. 333-127430, and post-effective amendment no. 2 to the Registration Statement on Form SB-2, Registration No. 333-119425, which shall hereafter become effective concurrently with the effectiveness of this Registration Statement on Form SB-2 in accordance with Section 8(c) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus, subject to Completion, dated October 31, 2006

GRANT LIFE SCIENCES, INC.

34,140,060 Shares

Common Stock

                This prospectus relates to the sale by the selling stockholders of up to 34,140,060 shares of our common stock, of which 27,866,242 shares are underlying callable secured convertible notes in a principle amount of $700,000. The callable secured convertible notes are convertible into our common stock at the lower of $0.40 or 50% of the average of the three lowest intraday trading prices for the common stock on the Over-The-Counter Bulletin Board for the 20 trading days before but not including the conversion date. The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive any proceeds from the sale of our shares by the selling stockholders. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

                Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “GLIF.OB.”  On October 24, 2006, the last reported price of our common stock was $0.215 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 2.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is __________, 2006.

3550 Wilshire Blvd., Suite 1700
Los Angeles, CA 90010
(213) 637-5692

______________________________________________________________________________

i

PROSPECTUS SUMMARY

This summary does not contain all of the information that you should consider before investing in our common stock.  You should carefully read the entire prospectus prior to making an investment decision.

About Grant Life Science

We are developing protein-based screening tests to screen women for cervical cancer and pre-cancerous conditions that typically result in cervical cancer.  We believe our tests detect the presence of certain antibodies that appear only when cervical cancer or certain pre-cancerous conditions are present in the body.  Our tests are performed by analyzing a small amount of blood taken from the patient.  In one version of our test, the blood sample is analyzed in a clinical testing laboratory using standard laboratory equipment and analytic software, which generally can produce test results in about 2 hours.  Our rapid test is designed to be administered at the point of care by a health professional in a doctor’s office, hospital, and clinic or even at home, and provides easy-to-read results in approximately 15 minutes. Our planned cervical cancer test uses proprietary technology to detect the presence of antibodies.  We believe that in the future we may be able to use that technology to develop rapid tests for other diseases and cancers.

In conjunction with the primary diagnostic cervical cancer blood tests that we are developing, we have also acquired the exclusive worldwide rights to diagnostic devices for HIV-1, HIV-2 and dengue fever and a proprietary diagnostic reagent a key ingredient commonly used by leading manufacturers of rapid tests as a detectable label. We acquired these rights from AccuDx Corporation in March 2005 for a period of ten years. Pursuant to the license agreement AccuDx will assist us in arranging to use an FDA/GMP-compliant contract manufacturing facility in Tijuana, Mexico to manufacture our diagnostic test devices.

We have not generated any revenues since inception in July 1998. We have a history of losses and we expect to continue to incur losses for the foreseeable future. For the six months ended June 30, 2006 and 2005, we had no revenues and incurred net losses of $64,730 and $2,204,481, respectively. Cumulative losses since inception total $8,080,400 as of June 30, 2006. As a result of recurring losses from operations, a working capital deficit and accumulated deficit, our auditors, in their report dated February 28, 2006, have expressed substantial doubt about our ability to continue as a going concern.

History of Grant Life Sciences

Grant Life Sciences was incorporated in Idaho in 1983 as Grant Silver Inc.  In 2000, we reincorporated in Nevada. On July 30, 2004, we acquired Impact Diagnostics, Inc, a Utah corporation, through the merger of our wholly owned subsidiary into Impact Diagnostics.  We sometimes refer to that transaction as the “Merger”.  As a result of the Merger, Impact Diagnostics is a wholly owned subsidiary of Grant Life Sciences.  Impact Diagnostics was formed in 1998 and has been developing a cervical cancer test.  For several years prior to our acquisition of Impact Diagnostics, we engaged in no business.

Impact Diagnostics was formed in 1999 to license and develop certain technologies as owned by Dr. Yao Xiong Hu. Initial funding provided by the founders, and supplemented by two additional rounds of private funding, was used to fund the collection of patient samples and validation study costs of the technology. Once the technology was verified, Dr. Mark Rosenfeld drafted and applied for patents. In early 2004, Impact Diagnostics received its first patent.

Pursuant to the merger, each issued and outstanding share of common stock of Impact Diagnostics was converted into the right to receive one share of our common stock. In addition, each option to purchase one (1) share of common stock of Impact Diagnostics was converted into the right to receive an option to purchase one (1) share of our common stock. Upon completion of the merger, nominees of Impact Diagnostics were appointed to our board of directors and, our standing board of directors resigned.

For accounting purposes, the acquisition of Impact Diagnostics through the Merger is treated and presented as a recapitalization of Impact Diagnostics. The reverse merger is treated and presented as a recapitalization because we did not have any operating activity prior to the acquisition of Impact Diagnostics, ownership of Grant Life Sciences upon the reverse merger was controlled by the stockholders of Impact Diagnostics and the management of Impact Diagnostics controlled our operating activity post-merger. Therefore, in this prospectus, unless otherwise indicated, all historical financial information presented about us is historical financial information of Impact Diagnostics only; the historical audited and unaudited interim financial statements are the financial statements of Impact Diagnostics.

By this prospectus, the selling stockholders are offering up to 34,140,060 shares of our common stock, of which 27,866,242 shares are issuable upon the conversion of notes held by the selling stockholders.  The selling stockholders are not required to sell their shares, and any sales of common stock by the selling stockholders are entirely at the discretion of the selling stockholders. We will receive no proceeds from the sale of the shares of common stock in this offering.

RISK FACTORS

                Investing in our securities involves a material degree of risk.  Before making an investment decision, you should carefully consider the risk factors set forth in this prospectus and any accompanying prospectus supplement delivered with this prospectus, as well as other information we include in this prospectus and any accompanying prospectus supplement.

Risks Related to our Business

We are a development stage company and we have no meaningful operating history on which to evaluate our business or prospects.

We acquired Impact Diagnostics on July 30, 2004.  For several years prior to that acquisition, we did not engage in any business.  Impact Diagnostics was formed in 1998 and has been developing a cervical cancer screening test.  This is now our only business.  Impact Diagnostics has only a limited operating history and has generated no revenue.  The limited operating history of Impact Diagnostics makes it difficult to evaluate our business prospects and future performance.  Our business prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as the biotechnology market.

We have not completed the development of our planned cervical cancer tests and we are not currently developing any other products.  We may not successfully develop our cervical cancer tests or any other products.

The cervical cancer tests are the only products we are developing.  We have no other products.  We may never successfully complete the development of our cervical cancer tests.  If we do not complete the development of our cervical cancer tests or develop other products, we will not be able to generate any revenues or become profitable and you may lose your entire investment in us.

We have incurred net losses to date and expect to continue to incur net losses for the foreseeable future.  We may never become profitable.

We have had substantial operating losses since our inception and have never earned a profit. We incurred net losses of $47,857 in fiscal 2002, $253,881 in fiscal 2003, $1,910,350 for the year ended December 31, 2004, 4,634,331 for the year ended December 31, 2005, $64,730 for the six months ended June 30, 2006, and $8,080,400 from inception in 1998 through June 30, 2006. Our accumulated deficit at June 30, 2006 was $8,080,402.

Our losses have resulted principally from:

·         expenses associated with our research and development programs and development or our cervical cancer tests;

·         expenses associated with the Merger; and

·         administrative and facilities costs.

We expect to incur significant and increasing operating losses for the next few years as we complete development of our cervical cancer tests, initiate clinical trials, seek regulatory approval, expand our research and development, advance other product candidates into development and, if we receive regulatory approval, market and sell our products.  We may never become profitable.

We will be required to raise additional capital to fund our operations, and if we are unable to obtain funding when needed, we may need to delay completing the development of our planned cervical cancer tests, scale back our operations or close our business.

Our auditors have added a qualified opinion to our financial statements because of concerns about our ability to continue as a going concern.  These concerns arise from the fact that we have not yet established an ongoing source of revenues sufficient to cover our operating costs and that we must raise additional capital in order to continue to operate our business.  If we are unable to continue as a going concern, you could lose your entire investment in us.

We will not be able to sell our planned cervical cancer tests and generate revenues if laboratories and physicians do not accept them.

If we successfully complete development of our cervical cancer tests and obtain required regulatory approval, we plan to market and sell our tests initially to clinical testing laboratories in the United States, Western Europe and other countries in which there is widespread cervical cancer screening and a sophisticated testing infrastructure.  We plan to market and sell the rapid test to physicians, hospitals, clinics and other healthcare providers in some developing countries where cervical cancer screening is not widespread and where there is limited or non-standardized testing infrastructure.  In order to successfully commercialize our tests, we will have to convince both laboratories and healthcare providers that our proposed tests are an effective method of screening for cervical cancer, whether as an independent test, used in conjunction with Pap Tests and/or HPV Tests or as a follow-up screening method for women with equivocal Pap Tests.  Pap Tests have been the principal means of cervical cancer screening for over 50 years and, in recent years, HPV Tests have been introduced primarily as an adjunct to Pap Tests. Failure to achieve any of these goals, could have an adverse material effect on our business, financial condition or results of operation.

Our planned cervical cancer tests rely on an approach that is different from the underlying technology of the Pap Tests and the HPV Tests and of healthcare professionals, women’s advocacy groups and other key constituencies may not view our planned tests as an accurate means of detecting cervical cancer or pre-cancerous conditions.  In addition, some parties may view using our proposed test along with the Pap Tests and/or HPV Tests for primary screening as adding unnecessary expense to the already accepted cervical cancer screening protocol, which could cause our product revenue to be negatively affected.

If third-party health insurance payors do not adequately reimburse healthcare providers or patients for our proposed cervical cancer tests, we believe it will be more difficult for us to sell our tests.

We anticipate that if government insurance plans (including Medicare and Medicaid in the United States), managed care organizations and private insurers do not adequately reimburse users for use of our tests, it will be more difficult for us to sell our tests to laboratories and healthcare providers.  Third-party payors and managed care entities that provide health insurance coverage to approximately 225 million people in the United States currently authorize almost universal reimbursement for the Pap Tests, and Pap Tests are nearly fully reimbursed in other markets where we plan to market and sell our proposed tests.  HPV Tests also are almost fully reimbursed for certain uses.  We will attempt to obtain reimbursement coverage in all markets in which we plan to sell our proposed cervical cancer tests to the same degree as the Pap Test.

Our management will be required to expend significant time, effort and expense to provide information about the effectiveness of our planned cervical cancer tests to health insurance payors who are willing to consider reimbursement for our tests.  However, reimbursement has become increasingly limited for medical diagnostic products. Health insurance payors may not reimburse laboratories, healthcare providers or patients in the United States or elsewhere for the use of our planned tests, either as a stand-alone test or as an adjunct to Pap Tests or HPV Tests, which would make it difficult for us to sell our tests, which could make our business less profitable and cause our business to fail.

We currently have no sales force or distribution arrangement in any market where we intend to market and sell our tests.

We currently have no sales or marketing organization for our cervical cancer tests.  When we complete the development of our cervical cancer tests and receive the required regulatory approvals, we will attempt to market and sell our tests to laboratories and directly to physicians, hospitals, clinics and other healthcare providers.  We plan to market and sell our tests to laboratories in the United States and globally through third party distributors.  We do not currently have any arrangements with any distributors and we may not be able to enter into arrangements with qualified distributors on acceptable terms or at all.  If we are unable to enter into distribution agreements with qualified distributors on acceptable terms, we may be unable to successfully commercialize our tests.

Our competitors are much larger and more experienced than we are and, even if we complete the development of our tests, we may not be able to successfully compete with them.

The diagnostic testing industry is highly competitive.  When completed, we expect that our cervical cancer tests will compete with the Pap Tests, which have been widely accepted by the medical community for many years.  Approximately 60 million Pap Tests are performed annually in the United States, and an additional 60 million Pap Tests are performed annually in the rest of the world.  Manufacturers of Pap Tests include Cyctc Corporation and several other companies.  Future improvements to the Pap Test could hinder our efforts to introduce our tests into the market.

Our cervical cancer tests also will compete with HPV Tests, which are becoming increasingly accepted in the medical community.  Manufacturers of HPV Tests include Digene Corporation, Ventana Medical Systems, Roche Diagnostics, Abbott Laboratories, and Bayer Corporation.  If market acceptance of HPV Tests becomes greater, it may be more difficult for us to introduce our tests into the market.

All of the companies who manufacture Pap Tests and HPV Tests are more established than we are and have far greater financial, technical, research and development, sales and marketing, administrative and other resources than we do.  Even if we successfully complete the development of our tests, we may not be able to compete effectively with these much larger companies and their more established products.

We will need to obtain regulatory approval before we can market and sell our planned tests in the United States and in many other countries.

In the United States, our planned cervical cancer tests will be subject to regulation by the U.S. Food and Drug Administration (FDA) under the Federal Food, Drug and Cosmetic Act.  Governmental agencies in other countries also regulate medical devices.  These domestic and foreign regulations govern the majority of the commercial activities we plan to perform, including the purposes for which our proposed tests can be used, the development, testing, labeling, storage and use of our proposed tests with other products and the manufacturing, advertising, promotion, sales and distribution of our proposed test for the approved purposes.  Compliance with these regulations could prove expensive and time-consuming.

Products that are used to diagnose diseases in people are considered medical devices, which are regulated in the United States by the FDA.  To obtain FDA authorization for a new medical device, a company may have to submit data relating to safety and efficiency based upon extensive testing.  This testing, and the preparation and processing of necessary applications, are expensive and may take up to a few years to complete.  Whether a medical device requires FDA authorization and the data that must be submitted to the FDA varies depending on the nature of the medical device.

Medical devices fall into one of three classes (Class I, II, or III), in accordance with the FDA’s determination of controls necessary to ensure the safety and effectiveness of the device or diagnostic. As with most diagnostic products, we anticipate that our planned cervical cancer tests will be classified by the FDA as a Class II device. By definition, this means that there could be a potential for harm to the consumer if the device is not designed properly and/or otherwise does not meet strict standards. To market and sell a C lass II medical device, a company must first submit a 510(k) premarket notification, also known as a 510(k). The 510(k) application is intended to demonstrate substantial equivalency to a Class II device already on the market. The FDA will still require that clinical studies of device safety and effectiveness be completed.

In the United States, prior to approval by the FDA, under certain conditions, companies can sell investigational or research kits to laboratories under the Clinical Laboratory Improvement Amendment (CLIA) of 1988. Under CLIA, companies can sell diagnostic assays or tests to "high complexity" laboratories for validation as an "analyte specific reagent". An analyte specific reagent is the active ingredient of an "in-house" diagnostic test.

In addition to any government requirements as to authorizing the marketing and sales of medical devices, there are other FDA requirements. The manufacturer must be registered with the FDA. The FDA will inspect what is being done on a routine basis to ascertain compliance with those regulations prescribing standards for medical device quality and consistency. Such standards refer to but are not limited to manufacturing, testing, distribution, storage, design control and service activities. The FDA also prohibits promoting a device for unauthorized uses and routinely reviews labeling accuracy. If the FDA finds failures in compliance, it can institute a range of enforcement actions, from a public warning letter to more severe sanctions like withdrawal of approval; denial of requests for future approval; fines, injunctions and civil penalties; recall or seizure of the product; operating restrictions, partial suspension or total shutdown of production; and criminal prosecution.

The FDA's medical device reporting regulation also will require the reporting of information on deaths or serious injuries associated with the use of our tests, as well as product malfunctions that are likely to cause or contribute to death or serious injury if the malfunction were to recur.

Regardless of FDA approval status in the U.S., we will need to obtain certification of our tests from regulatory authorities in other countries prior to marketing and selling in such countries. The amount of time needed to achieve foreign approval varies from country to country, and regulatory approval by regulatory authorities of one country cannot by itself guarantee acceptance by another country’s regulatory body.. Additionally, implementation of more stringent requirements or the adoption of new requirements or policies could adversely affect our ability to sell our proposed tests in other countries. We may be required to incur significant costs to comply with these laws and regulations. If the US and/or other countries do not issue patents to us, our operating results will suffer and our business may fail.

In addition to the rules and regulations of the FDA and similar foreign agencies, we may also have to comply with other federal, state, provincial and local laws, rules and regulations. Out tests could be subject to rules pertaining to the disposal of hazardous or toxic chemicals or potentially hazardous substances, infectious disease agents and other materials, and laboratory and manufacturing practices used in connection with our research and development activities. If we fail to comply with these regulations, we could be fined, may not be allowed to operate certain portions of our business, or otherwise suffer consequences that could materially harm our business.

If we are unable to successfully protect our intellectual property or our licensor is unsuccessful in defending the patents on our licensed technology against infringement, our ability to develop, market and sell our tests and any other product we may develop in the future will be harmed.

Our success will partly depend on our ability to obtain patents and licenses from third parties and protect our trade secrets.

We have an exclusive license from Dr. Yao Xiong Hu for certain processes that we currently include in our cervical cancer tests.  Some of Dr. Hu’s technology is covered by a United States patent that has been issued, and some of the technology is covered by a United States patent application that has been filed and is pending.  The agreement with Dr. Hu also covers technology included in foreign applications presently pending as PCT applications in China and India. In the event a competitor uses our licensed technology, our licensor may be unable to successfully assert patent infringement claims. In that event, we may encounter direct competition using the same technology on which our products are based and we may be unable to compete. If we cannot compete with competitive products, our business will fail. In addition, if any third party claims that our licensed products are infringing their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. We also may be subject to significant damages or injunctions preventing us from selling or using some aspect of our products in the event of a successful patent or other intellectual property infringement claim. In addition, from time to time, we may be required to obtain licenses from third parties for some of the technology or components used or included in our tests.  If we are unable to obtain a required license on acceptable terms or at all, our ability to develop or sell our tests may be impaired and our revenue will be negatively affected.

We plan to file patent applications for any additional technology that we create in the future.  We cannot guarantee that our patent applications will result in patents being issued in the United States or foreign countries.  In addition, the U.S. Patent and Trademark Office may reverse its decision or delay the issuance of any patents that may be allowed.  We also cannot guarantee that any technologies or tests that we may develop in the future will be patentable.  In addition, competitors may develop products similar to ours that do not conflict with patents we may receive.  If our patents are issued, others may challenge these patents and, as a result, our patents could be narrowed or invalidated, which could have a direct adverse effect on our earnings and profitability.

Our confidentiality agreements may not adequately protect our proprietary information, the disclosure of which could decrease our competitive edge.

Our technology and tests may be dependent on unpatented trade secrets.  However, trade secrets are difficult to protect.  In an effort to protect our trade secrets, we generally require our employees, consultants and advisors to sign confidentiality agreements.  In addition, our employees are parties to agreements that require them to assign to us all inventions and other technology that they create while employed by us.  However, we cannot guarantee that these agreements will provide us with adequate protection if confidential information is used or disclosed improperly.  In addition, in some situations, these agreements may conflict with, or be limited by, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships.  Further, others may independently develop similar proprietary information and techniques, or otherwise gain access to our trade secrets. Any of these adverse consequences could negatively impact our results of operations.

Our products may infringe on the intellectual property rights of others and may result in costly and time-consuming litigation.

Our success will depend partly on our ability to operate without infringing upon the proprietary rights of others, as well as our ability to prevent others from infringing on our proprietary rights. We may be required at times to take legal action in order to protect our proprietary rights.  Although we attempt to avoid infringing upon known proprietary rights of third parties, and are not aware of any current or threatened claims of infringement, we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not successful or meritorious, could result in costly litigation, divert resources and management's attention or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making these claims may be able to obtain injunctions, which could prevent us from selling our products. Any of these results could lead to liability, substantial costs and reduced growth prospects, any or all of which could negatively affect our business.

We do not have any manufacturing facilities and although we have made arrangements with a third party to use its manufacturing facility, the arrangement is subject to a license agreement.

We have no capacity to manufacture our proposed tests.  Although we have not established any arrangements with third party manufacturers, we plan to make arrangements pursuant to a licensing agreement to use a manufacturing facility that our licensor has used in the past.  If the licensing agreement expires or is terminated, we cannot guarantee that we will be able to enter into any such other arrangements on favorable terms, or at all.

If we are able to market and sell our cervical cancer tests, we may be subject to product liability claims or face product recalls for which our insurance may be inadequate.

If we complete development of our cervical cancer tests and begin to sell them we will be exposed to the risk of product liability claims and product recalls.  We currently do not market any products and therefore have obtained only general liability insurance coverage.  Any failure to obtain product liability insurance in the future that is not continually available to us on acceptable terms, or at all, or that is sufficient to protect us against product liability claims or recalls, may not have enough funds to pay legal fees and/or any judgments in connection with any such claims which would have an adverse affect on our operating results and could cause our business to fail.

If we are unable to manage our anticipated future growth, we may not be able to implement our business plan.

We currently have seven employees and retain consultants on a part-time basis.  In order to complete development of our tests, obtain FDA and other regulatory approval, seek insurance reimbursement, begin to market and sell our tests, begin the production of our tests and continue and expand our research and development programs, we will need to hire significant additional qualified personnel and expand or implement our operating, administrative, information and other systems.  We cannot guarantee that we will be able to do so or that, if we do so, we will be able to effectively integrate them into our existing staff and systems.  We will also have to compete with other biotechnology companies to recruit, hire and train qualified personnel.  If we are unable to manage our growth, we may not be able to implement our business plan and our business could fail.

Risks Relating to Our Current Financing Arrangement:

There Are A Large Number Of Shares Underlying Our Callable Secured Convertible Notes And Warrants That May Be Available For Future Sale And The Sale Of These Shares May Depress The Market Price Of Our Common Stock.

As of October 24, 2006, we had 132,977,197 shares of common stock issued and outstanding and callable secured convertible notes outstanding or an obligation to issue callable secured convertible notes that may be converted into an estimated 113,500,200 shares of common stock at current market prices, and outstanding warrants or an obligation to issue warrants to purchase 10,405,010 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding callable secured convertible notes may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Continuously Adjustable Conversion Price Feature of Our Callable Secured Convertible Notes Could Require Us To Issue A Substantially Greater Number Of Shares, Which Will Cause Dilution To Our Existing Stockholders.

Our obligation to issue shares upon conversion of our callable secured convertible notes is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the callable secured convertible notes (excluding accrued interest), based on market prices 25%, 50% and 75% below a market price of $0.0628.

			Number	% of
% Below	Price Per	With Discount	of Shares	Outstanding
Market	Share	at 50%	Issuable	Stock

25%	$.0471	$.0236	64,954,861	32.82%
50%	$.0314	$.0157	97,432,292	42.29%
75%	$.0157	$.0079	194,864,583	59.44%

As illustrated, the number of shares of common stock issuable upon conversion of our secured convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The Continuously Adjustable Conversion Price Feature Of Our Callable Secured Convertible Notes May Encourage Investors To Make Short Sales In Our Common Stock, Which Could Have A Depressive Effect On The Price Of Our Common Stock.

The callable secured convertible notes are convertible into shares of our common stock at a 50% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of notes, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance Of Shares Upon Conversion Of The Callable Secured Convertible Notes May Cause Immediate And Substantial Dilution To Our Existing Stockholders.

The issuance of shares upon conversion of the callable secured convertible notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their callable secured convertible notes and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

If We Are Required For Any Reason To Repay Our Outstanding Callable Secured Convertible Notes, We Would Be Required To Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Callable Secured Convertible Notes, If Required, Could Result In Legal Action Against Us, Which Could Require The Sale Of Substantial Assets.

On June 14, 2005, we entered into a financing arrangement involving the sale of an aggregate of $2,000,000 principal amount of callable secured convertible notes and stock purchase warrants to buy 7,692,308 shares of our common stock. The callable secured convertible notes are due and payable, with 10% interest, three years from the date of issuance, unless sooner converted into shares of our common stock.. Any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against us in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us and the delisting of our common stock could require the early repayment of the callable secured convertible notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured within the specified grace period. We anticipate that the full amount of the callable secured convertible notes will be converted into shares of our common stock, in accordance with the terms of the callable secured convertible notes. If we are required to repay the callable secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

Risks Related to our Common Stock

There is only a limited market for our common stock and the price of our common stock may be affected by factors that are unrelated to the performance of our business.

Our common stock has not actively traded during the past few years.  If any of the risks described in these Risk Factors or other unseen risks are realized, the market price of our common stock could be materially adversely affected.  Additionally, market prices for securities of biotechnology and diagnostic companies have historically been very volatile.  The market for these securities has from time to time experienced significant price and volume fluctuations for reasons that are unrelated to the operating performance of any one company.  In particular, and in addition to the other risks described elsewhere in these Risk Factors, the following factors can adversely affect the market price of our common stock:

·         announcements of technological innovation or improved or new diagnostic products by others;

·         general market conditions;

·         changes in government regulation or patent decisions;

·         changes in insurance reimbursement practices or policies for diagnostic products.

Our common shares have traded on the Over the Counter Bulletin Board at prices below $5.00 for several years.  As a result, our shares are characterized as “penny stocks” which could adversely affect the market liquidity of our common stock.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Securities and Exchange Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  Such exceptions include any equity security listed on Nasdaq or a national securities exchange and any equity security issued by an issuer that has:

·         net tangible assets in excess of $2,000,000, if such issuer has been in continuous operation for three years;

·         net tangible assets in excess of $5,000,000, if such issuer has been in continuous operation for less than three years; or

·         average revenue of at least $6,000,000, for the last three years.

Unless an exception is available, the regulations require, prior to any transaction involving a penny stock, that a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a prospective purchaser of the penny stock.  We currently do not qualify for an exception, and, therefore, our common stock is considered to be penny stock and is subject to these requirements.  The penny stock regulations adversely affect the market liquidity of our common shares by limiting the ability of broker/dealers to trade the shares and the ability of purchasers of our common shares to sell in the secondary market.  In addition, certain institutions and investors will not invest in penny stocks.

Nevada law provides certain anti-takeover provisions for Nevada companies that may prevent or frustrate any attempt to replace or remove our current management by the stockholders or discourage bids for our common stock. These provisions may also affect the market price of our common stock.  We have chosen not to opt out of these provisions.

We are subject to provisions of Nevada corporate law that limit the voting rights of a person who, individually or in association with others, acquires or offers to acquire at least 20% of our outstanding voting power unless a majority of our disinterested stockholders elects to grant voting rights to such person.  We are also subject to provisions of Nevada corporate law that prohibit us from engaging in any business combination with an interested stockholder, which is a person who, directly or indirectly, is the beneficial owner of 10% or more of our common stock, for a period of three years following the date that such person becomes an interested stockholder, unless the business combination is approved by our board of directors in a prescribed manner.  These provisions of Nevada law may make business combinations more time consuming or expensive and have the impact of requiring our board of directors to agree with a proposal before it is accepted and presented to stockholders for consideration. Although we have the ability to opt out of these provisions, we have not chosen not to do so.  These anti-takeover provisions might discourage bids for our common stock.

Our board of directors has the authority, without further action by the stockholders, to issue, from time to time, up to 20,000,000 shares of preferred stock in one or more classes or series and to fix the rights and preferences of such preferred stock. The board of directors could use this authority to issue preferred stock to discourage an unwanted bidder from making a proposal to acquire us.

Future sales of a significant number of shares of our common stock by existing stockholders may lower the price of our common stock, which could result in losses to our stockholders.

As of October 24, 2006, we had outstanding 132,977,197 voting shares.  Some of our outstanding voting shares are eligible for sale under Rule 144, are otherwise freely tradable or will become freely tradable under Rule 144. Sales of substantial amounts of shares of our common stock into the public market could lower the market price of our common shares.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has owned shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of our common shares then outstanding (which equals approximately 1,329,772 shares of common stock) or (ii) the average weekly trading volume of our common shares during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.  Sales under Rule 144 are public information about us.  Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has owned the shares proposed to be sold for at least two years, is entitled to sell his shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

FORWARD LOOKING STATEMENTS

This prospectus includes forward-looking statements.  You can identify these forward-looking statements when you see us using words such as “expect,” “anticipate,” “estimate,” “believe,” “intend,” “may,” “predict,” and other similar expressions.  These forward looking statements cover, among other items:

·         our future capital needs;

·         our expectations about our ability to complete development of our cervical cancer tests;

·         our expectations about the FDA and other regulatory approval process that will be required for our cervical cancer tests;

·         our expectations about reimbursement of our products by health insurance payors;

·         our expectations about the future performance of the cervical cancer tests that we are developing;

·         our expectations about acceptance in the market of the cervical cancer tests we are developing;

·         our expectations about the ability of our planned cervical cancer tests to compete in the market;

·         our marketing and sales plans;

·         our expectations about our financial performance;

·         our intention to develop additional screening tests using our technology;

We have based these forward-looking statements largely on our current expectations.  However, forward-looking statements are subject to a number of risks and uncertainties, certain of which are beyond our control.  Actual results could differ materially from those anticipated as a result of the factors described under “Risk Factors” including, among others:

·         problems that we may face in successfully completing our planned cervical cancer tests;

·         our inability to raise additional capital when needed;

·         uncertainty of acceptance of our cervical cancer tests in the market;

·         reluctance or unwillingness of laboratories and physicians to accept our tests;

·         refusal of insurance companies and other third-party payors to reimburse patients, clinicians and laboratories for our tests;

·         problems that we may face in marketing and selling our tests;

·         the possibility that we may not be able to compete with established companies;

·         delays in obtaining, or our inability to obtain, approval by the FDA for our proposed tests;

·         delays in obtaining, or our inability to obtain, approval by certain foreign regulatory authorities for our proposed tests;

·         problems in acquiring and protecting intellectual property important to our business through patents, licenses and other agreements;

·         our ability to successfully defend claims that our tests may infringe the intellectual property rights of others;

·         problems that we may face in obtaining product liability insurance or defending product liability claims;

·         problems that we may face in manufacturing and distributing our proposed tests;

·         the risks we face in potential international markets; and

·         the limited market for our common stock and the adverse affect on liquidity that we may face because our common stock is considered a “penny stock”.

We do not undertake any obligation to publicly update or revise any forward-looking statements contained in this prospectus or incorporated by reference, whether as a result of new information, future events or otherwise.  Because of these risks and uncertainties, the forward-looking statements and circumstances discussed in this prospectus might not transpire.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders.  We will receive no proceeds from the sale of shares of common stock in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Overview

We are considered a development stage company engaged primarily in the development of protein-based screening tests that are used to screen women for cervical cancer and pre-cancerous conditions that typically result in cervical cancer.  We believe our tests detect the presence of certain antibodies that appear only when cervical cancer or certain pre-cancerous conditions are present in the body.  Our tests are performed by analyzing a small amount of blood taken from the patient.  In one version of our test, the blood sample is analyzed in a clinical testing laboratory using standard laboratory equipment and analytic software, which generally can produce test results in about two hours.  Our rapid test is designed to be administered at the point of care by a health professional in a doctor’s office, hospital, and clinic or even at home, and provides easy-to-read results in approximately 15 minutes. Our planned cervical cancer test uses proprietary technology to detect the presence of antibodies.  We believe that in the future we may be able to use that technology to develop rapid tests for other diseases and cancers.

In conjunction with the primary diagnostic cervical cancer blood tests that we are developing, we have also acquired the exclusive worldwide rights to diagnostic devices for HIV-1, HIV-2 and dengue fever and a proprietary diagnostic reagent a key ingredient commonly used by leading manufacturers of rapid tests as a detectable label. We acquired these rights from AccuDx Corporation in March 2005 for a period of ten years. Pursuant to the license agreement AccuDx will assist us in arranging to use an FDA/GMP-compliant contract manufacturing facility in Tijuana, Mexico to manufacture our diagnostic test devices.

We had no revenues and net income of $142,312 in the three months ended June 30, 2006 compared with a net loss of $1,313,908 during the same three months in 2005. During the six months ended June 30, 2006 we incurred a net loss of $64,730 in 2006 compared to a net loss of $2,204,481 in the same period in 2005. This profit and the losses are materially affected by non-cash changes in fair value related to adjustment of derivative and warrant liability to fair value of underlying securities, which contributed losses of $159,939 in the three and six months ended June 30, 2005, respectively, as compared to profits of $736,145 and $1,017,234 in the three and six months ended June 30, 2006, respectively.
For the three months ended June 30, the reductions in operating expense results from: $155,000 lower R&D expenditures of which $84,000 was the result of lower stock option expense and $31,000 in lower salaries,, the reduction in general and administrative expenses of $383,000 which was primarily from $253,000 in lower amortization of employee, director and consultant option expenses, $19,000 lower wages, $112,000 lower consulting, and $54,000 lower legal fees, and interest costs which declined by $22,000.

For the six months ended June 30, the $1,043,000 reduction in operating expense results from: $263,000 lower R&D expenditures of which $168,000 was the result of lower stock option expense and $70,000 in lower salaries, the reduction in general and administrative expenses of $780,000 which was primarily from $377,000 in lower amortization of employee, director and consultant option expenses, $52,000 lower wages, $234,000 lower consulting, and $64,000 lower legal fees partially offset by an increase of $33,000 in audit fees, and interest cost which increased by $80,000. Since inception in July 1998, we have incurred cumulative losses of $8,080,400.

We have had substantial operating losses since our inception and have never earned a profit. We incurred net losses of $646,201 in fiscal 2002, $253,881 in fiscal 2003, $1,910,350 in fiscal 2004, $4,634,331 for the year ended December 31, 2005, and $8,015,670 from inception in 1998 through December 31, 2005. Our accumulated deficit at December 31, 2005 was $8,015,670.

Our losses have resulted principally from:

·        expenses associated with our research and development programs and development or our cervical cancer tests;

·        expenses associated with the Merger; and

·        administrative and facilities costs which include significant charges resulting from the required accounting for loans and stock options.

In June and August, 2005 we sold $2,000,000 of convertible debt in a private placement as part of an agreement to sell $2,000,000 of convertible debt. In order to meet the number of shares that may be required on conversion of the $2 million of convertible notes, based on latest conversion rates, we requested and received shareholder approval at our annual meeting held May 23, 2006 to increase our authorized shares of common stock from 150 million shares to 750 million shares.

Application of Critical Accounting Policies

Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Stock-Based Compensation

On December 16, 2004, the FASB published Statement No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123R”). SFAS No. 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS No. 123R include stock options, restricted stock plans, performance-based equity awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS No. 123R are effective as of the first interim period that begins after December 15, 2005. The Company adopted this Statement early, for the year 2004. The company incurred expense of $976,986 in 2005 and $426,081 in 2004 for the stock options granted under its 2004 Stock Incentive Plan. The Company anticipates continuing to incur such costs in order to conserve its limited financial resources. The determination of the volatility, expected term and other assumptions used to determine the fair value of equity based compensation issued to non-employees under SFAS No. 123 involves subjective judgment and the consideration of a variety of factors, including our historical stock price, option exercise activity to date and the review of assumptions used by comparable enterprises.

Accounting for Derivatives

In June 1998, FASB issued SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities.” The Statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value.

In June 2005, the Company obtained a commitment from accredited investors to purchase convertible debt with warrants. The Company evaluated the transaction as a derivative transaction in accordance with SFAS No. 133. The transactions, to the extent that it is to be satisfied with common stock of the Company, would normally be included as equity obligations. However, in the instant case, due to the indeterminate number of shares which might be issued under the embedded convertible host debt conversion feature, the Company is required to record a liability for the fair value of the detachable warrants and the embedded convertible feature of the note payable (included in the liabilities as a "derivative liability").

The Company accounts for warrants and embedded conversion features as described in SFAS 133, EITF 98-5, 00-19, and 00-27, and APB 14 as follows:

•	The Company recorded the convertible debt and the detachable warrants based upon the relative fair market values on the dates the proceeds were received.
•
Subsequent to the initial recording, the change in the fair value of the detachable warrants, determined under the Black-Scholes option pricing formula, and the change in the fair value of the embedded derivative in the conversion feature of the convertible debentures at each reporting date are recorded as adjustments to the liabilities.

•	The expense relating to the change in the fair value of the Company's stock reflected in the change in the fair value of the warrants and derivatives is included as other income (expense).

New Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”), an amendment to Accounting Principles Bulletin Opinion No. 20, “Accounting Changes” (“APB No. 20”), and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. Though SFAS No. 154 carries forward the guidance in APB No.20 and SFAS No.3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors, SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. The Company will implement SFAS No. 154 in its fiscal year beginning January 1, 2006. We are currently evaluating the impact of this new standard but believe that it will not have a material impact on the Company’s financial position, results of operations, or cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. The Company is currently evaluating the impact this new Standard but believes that it will not have a material impact on the Company’s financial position, results of operations, or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS NO. 156”), which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied. The Company does not believe that SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.

Plan of Operations

Grant Life Sciences, Inc. (GLIF.OB), a development stage company, engages in the research, development, marketing, and sale of diagnostic kits for the screening, monitoring, and diagnosis of diseases with emphasis on women’s health, infectious diseases, and cancers.

During the next year, we expect we may acquire laboratory assets to augment our clinical research and development efforts, which are presently outsourced, and may continue to be outsourced. We have relocated our offices to California where our chairman, president and chief financial officer reside.

During the next 12 months, we plan to expand on our broadened business strategy of in- and out-licensing technologies and products. To this end, we have recently established OEM agreements to manufacture and distribute more than two-dozen immunoassay tests for the India and other South East Asia markets. These newly added tests are additions to the AccuDx rapid test line (HIV1/2, Dengue fever IgG and IgM), and include trimarkers (Toxoplasma, Rubella, and CMV IgG and IgM antibodies), HSV (IgG and IgM), HBVsAg, HCV, Troponin-I, TB rapid test, hemoglobin A1c, cancer markers, thyroid hormone panel (T3, T4, TSH), and others. In addition, we have signed a Letter of Intent (LOI) to exclusively represent Response Biomedical Corp. of Burnaby, B.C. to distribute its RAMP cardiac products in India.

We plan to take advantage of our established sales channel to provide important diagnostic tests to the vast India market and we intend to continue adding new products in the area of infectious diseases, hormones, and cancer biomarkers, for sales in the future. We are also actively expanding our sales channel to other South East Asia countries. Starting in the third quarter of 2006 we plan to increase revenue from the sales of immunoassay kits and RAMP cardiac products significantly.

As part of our in- and out-licensing strategy, we signed a Memorandum of Understanding (MOU) with Diagnostic Technology Ltd. (Haifa, Israel) in April related to Grant’s cervical cancer-diagnostic technology (U.S. Patent No. 6,743,593). The MOU, initially for a 90 day due diligence period was extended an additional 60 days in order to complete the evaluation of human papillomavirus antibody test.

As a development stage company, we plan to acquiring new products through our in-licensing activities, optimizing the technologies and products, and out-licensing to our partners for further development or sales through our own marketing channels. In addition to the human papillomavirus antibody test, we are actively evaluating a human papillomavirus antigen test and other new technologies.

During the next 12 months, we anticipate that we may add employees, including scientists and other professionals in the research and development, product development, business development, regulatory, manufacturing, marketing and clinical studies areas.

We do not anticipate investing in real estate or interests in real estate, real estate mortgages, or securities of or interests in persons primarily engaged in real estate activities during the next 12 months.  We do not intend to undertake investments in real estate as a part of our normal operations.

We are considered a development stage company engaged primarily in the development of protein-based screening tests that are used to screen women for cervical cancer and pre-cancerous conditions that typically result in cervical cancer.  We believe our tests detect the presence of certain antibodies that appear only when cervical cancer or certain pre-cancerous conditions are present in the body.  Our tests are performed by analyzing a small amount of blood taken from the patient.  In one version of our test, the blood sample is analyzed in a clinical testing laboratory using standard laboratory equipment and analytic software, which generally can produce test results in about two hours.  Our rapid test is designed to be administered at the point of care by a health professional in a doctor’s office, hospital, and clinic or even at home, and provides easy-to-read results in approximately 15 minutes. Our planned cervical cancer test uses proprietary technology to detect the presence of antibodies.  We believe that in the future we may be able to use that technology to develop rapid tests for other diseases and cancers.

In conjunction with the primary diagnostic cervical cancer blood tests that we are developing, we have also acquired the exclusive worldwide rights to diagnostic devices for HIV-1, HIV-2 and dengue fever and a proprietary diagnostic reagent a key ingredient commonly used by leading manufacturers of rapid tests as a detectable label. We acquired these rights from AccuDx Corporation in March 2005 for a period of ten years. Pursuant to the license agreement AccuDx will assist us in arranging to use an FDA/GMP-compliant contract manufacturing facility in Tijuana, Mexico to manufacture our diagnostic test devices.

We had no revenues and net income of $142,312 in the three months ended June 30, 2006 compared with a net loss of $1,313,908 during the same three months in 2005. During the six months ended June 30, 2006 we incurred a net loss of $64,730 in 2006 compared to a net loss of $2,204,481 in the same period in 2005. This profit and the losses are materially affected by non-cash changes in fair value related to adjustment of derivative and warrant liability to fair value of underlying securities, as depicted in the following table:

	For the three months ended June 30,		For the six months ended June 30,
	2006	2005	2006	2005
		Restated		Restated

Reported Net Income (loss)	$142,312	$(1,313,908)	$(64,730)	$(2,204,481)

Change in fair value related to adjustment of derivative and warrant liability to fair value of underlying securities	(736,145)	159,939	(1,017,234)	159,939

Net loss before change in fair value related to adjustment of derivative and warrant liability to fair value of underlying securities	$(593,833)	$(1,153,969)	$(1,081,964)	$(2,044,542)

For the three months ended June 30, the reductions in operating expense results from: $155,000 lower R&D expenditures of which $84,000 was the result of lower stock option expense and $31,000 in lower salaries,, the reduction in general and administrative expenses of $383,000 which was primarily from $253,000 in lower amortization of employee, director and consultant option expenses, $19,000 lower wages, $112,000 lower consulting, and $54,000 lower legal fees, and interest costs which declined by $22,000.

For the six months ended June 30, the $1,043,000 reduction in operating expense results from: $263,000 lower R&D expenditures of which $168,000 was the result of lower stock option expense and $70,000 in lower salaries, the reduction in general and administrative expenses of $780,000 which was primarily from $377,000 in lower amortization of employee, director and consultant option expenses, $52,000 lower wages, $234,000 lower consulting, and $64,000 lower legal fees partially offset by an increase of $33,000 in audit fees, and interest cost which increased by $80,000. Since inception in July 1998, we have incurred cumulative losses of $8,080,400.

In June and August, 2005 we sold $2,000,000 of convertible debt in a private placement as part of an agreement to sell $2,000,000 of convertible debt. In order to meet the number of shares that may be required on conversion of the $2 million of convertible notes, based on latest conversion rates, we requested and received shareholder approval at our annual meeting held May 23, 2006 to increase our authorized shares of common stock from 150 million shares to 750 million shares.

Liquidity and Capital Resources

As of June 30, 2006, we had total current assets of $349,075 and total current liabilities of $525,864. These current liabilities include $99,999 of accrued liquidated damages owed to investors who purchased shares in July and August of 2004, under the terms of the Registration Rights Agreement associated with this financing. The registration agreement covering the shares was filed on time, but was not effective by the due date. This form SB-2 Registration Statement was declared effective by the Securities and Exchange Commission on July 9, 2005.

Our auditors have added an explanatory paragraph to their opinions to our financial statements because of concerns about our ability to continue as a going concern.  These concerns arise from the fact that we have not yet established an ongoing source of revenues sufficient to cover our operating costs and that we must raise additional capital in order to continue to operate our business.

Our continuation as a going concern is dependent on our ability to generate sufficient cash flows to meet our obligations on a timely basis and to obtain additional financing as may be required.

In connection with the Merger, between July 30, 2004 and August 19, 2004, we sold 1,912,125 units in a private placement, at a purchase price of $0.9175 per unit ($0.1835 per share), resulting in gross proceeds to our company of $1,754,375, or $1,494,937 net after deduction of offering costs.  Net proceeds after legal, accounting, printing and other fees was approximately $1,437,000. Each unit was comprised of five (5) shares (or 9,560,625 shares) of our common stock and a warrant to purchase one (1) share of our common stock at an exercise price of $0.1835 per share. During the year 2005, we sold 567,000 shares of our common stock for a total consideration of $14,420 through the exercise of stock options and warrants.

We plan to raise additional capital in the next twelve months through the sale of equity and/or debt securities to support our development plan in the medical diagnostics industry.  However, we currently do not have any committed sources of financing.  We may not be able to raise additional financing on acceptable terms when we need to, or we may be unable to raise additional financing as all.

On March 7, 2005, we entered into an Exclusive License Agreement with AccuDx Corporation (“Licensor”) for a period of ten years, pursuant to which we were granted the exclusive right to Licensor’s rapid tests for HIV-1, HIV-2 and Dengue Fever and its colloidal gold reagent. The Agreement also granted us the right to manufacture these products at the Licensor’s FDA/GMP-compliant contract manufacturing maquiladora facility in Tijuana, Mexico. In consideration for the License, we agreed to pay Licensor $15,000 in cash and deliver a promissory note in the principal amount of $35,000 payable in equal quarterly installments for a two-year period and bearing 6% interest on the unpaid principal. We also agreed to pay the Licensor a 3% royalty on net sales of the products under the License. We also entered into a Consulting Agreement with Ravi Pottahil and  Indira Pottahil in support of the License in exchange for 310,000 shares of our common stock, which were to be issued as follows: one-third on September 7, 2005, one-third on March 7, 2006 and one-third on September 7, 2006. No shares have yet been issued.

On March 15, 2005, we issued an 8% Senior Secured Note due June 15, 2005, in the aggregate principal amount of $200,000 (the “Note”) and a warrant to purchase up to an aggregate of 250,000 shares of the our common stock (the “Warrant”) to DCOFI Master LDC, for net proceeds of $165,000. The Note and Warrant were issued in a private placement pursuant to Section 4(2) of the Exchange Act of 1933 and Rule 506. Proceeds from the sale were used for working capital and general corporate purposes. The Note bore interest at a rate of 8% per annum, and was secured by the assets of the Company. Interest was payable in cash monthly. The Warrant was exercised during the fourth quarter of 2005 and the note repaid on June 15, 2005.

We entered into a Securities Purchase Agreement with New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC on June 14, 2005 for the sale of (i) $2,000,000 in callable secured convertible notes and (ii) stock purchase warrants to buy 7,692,308 shares of our common stock.

•	On June 15, 2005, the investors purchased $700,000 in callable secured convertible notes and received warrants to purchase 2,692,307 shares of the Company’s common stock.
•	On August 18, 2005, the investors purchased $600,000 in callable secured convertible notes and received warrants to purchase 2,307,692 shares of the Company’s common stock.
•	On August 30, 2005, the investors purchased $700,000 in callable secured convertible notes and received warrants to purchase 2,692,307 shares of the Company’s common stock.

The callable secured convertible notes bear interest at 10%, mature three years from the date of issuance, and, are convertible into our common stock, at the investors' option, at a conversion price equal to the lower of (i) $0.40 or (ii) 50% of the average of the three lowest intraday trading prices for our common stock during the 20 trading days before, but not including, the conversion date. The callable secured convertible notes bear interest at 10%, mature three years from the date of issuance, and the principal is convertible into our common stock, at the investors' option, at a conversion price equal to the lower of (i) $0.40 or (ii) 50% of the average of the three lowest intraday trading prices for our common stock during the 20 trading days before, but not including, the conversion date. Interest on the callable secured convertible notes can be paid, at our option, in cash or common stock based on the conversion price. The full principal amount of the callable secured convertible notes is due upon default under the terms of secured convertible notes. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.45 per share. In addition, the conversion price of the secured convertible notes and the exercise price of the warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price, below market price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the callable secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder’s position. The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

As of October 24, 2006, the average of the three lowest intraday trading prices for our common stock during the preceding 20 trading days as reported on the Over-The-Counter Bulletin Board was $.0628 and, therefore, the conversion price for the secured convertible notes was $.0314. As of October 24, 2006 the outstanding principal for the foregoing notes is $1,529,688, Therefore based on this conversion price, the callable secured convertible notes, excluding interest, would be convertible into 48,716,146 shares of our common stock.

In January 2006, the Company was served with a default notice by the holders of the $2,000,000 convertible notes. The default was the result of the Company’s not having maintained an effective registration statement for sufficient shares to permit the noteholders to continue conversion of the notes to common shares. In February 2006, the notice of default was withdrawn in exchange for an agreement with the Company whereby the rate at which the notes could be converted was reduced from 50% to 43% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including conversion date.

We may prepay the callable secured convertible notes in the event that no event of default exists, there are a sufficient number of shares available for conversion of the callable secured convertible notes and the market price is at or below $.40 per share. The full principal amount of the callable secured convertible notes is due upon default under the terms of callable secured convertible notes. In addition, the Company has granted the investors a security interest in substantially all of its assets and intellectual property.

The Warrants are exercisable until five years from the date of issuance at a purchase price of $0.45 per share. In addition, the exercise price of the warrants is adjusted in the event the Company issues common stock at a price below market.

The investors have contractually agreed to restrict their ability to convert the callable secured convertible notes and exercise the warrants and receive shares of the Company’s common stock such that the number of shares of the Company common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the Company’s then issued and outstanding shares of common stock.

We plan to raise additional capital in the next twelve months through the sale of equity and/or debt securities to support our development plan in the medical diagnostics industry.  However, we currently do not have any committed sources of financing.  We may not be able to raise additional financing on acceptable terms when we need to, or we may be unable to raise additional financing as all.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as of the June 30, 2006 or as of the date of this prospectus.

MARKET FOR COMMON STOCK

                Our common stock is quoted on the OTC Bulletin Board under the symbol “GLIF.OB.”  The following table sets forth, for the calendar periods indicated, the range of the high and low last reported bid prices of our common stock from January 1, 2003 through June 30, 2006, as reported by the OTC Bulletin Board.  The quotations represent inter-dealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.  The quotations may be rounded for presentation.

Period	High	Low
First Quarter 2004	$0.040	$0.040
Second Quarter 2004	$0.040	$0.040
Third Quarter 2004	$0.800	$0.040
Fourth Quarter 2004	$1.400	$0.600
First Quarter 2005	$0.900	$0.300
Second Quarter 2005	$0.530	$0.130
Third Quarter 2005	$0.170	$0.006
Fourth Quarter 2005	$0.066	$0.0147
First Quarter 2006	$0.235	$0.181
Second Quarter 2006	$0.032	$0.012

                On October 24, 2006, the last reported price of our common stock as reported on the OTC Bulletin Board was $0.215 per share.  As of October 24, 2006, we had approximately 180 shareholders of record.  Certain of the shares of common stock are held in “street” name and may be held by numerous beneficial owners.

DESCRIPTION OF BUSINESS

Overview of Our Business

We are developing protein-based screening tests to screen woman for cervical cancer and pre-cancerous conditions that become cervical cancer.  Our tests detect the presence of certain antibodies that appear only when cervical cancer or certain pre-cancerous conditions are present in the body.  Our tests are performed by analyzing a small amount of the patient’s blood.

In one version of our test, the blood sample is analyzed in a clinical setting using standard laboratory equipment and analytic software, which generally can produce completed results in about 2 hours.  Our rapid test provides easy-to-read results in approximately 15 minutes and is designed to be administered by a health professional in a doctor’s office, hospital, and clinic or even at home. This planned cervical cancer test uses proprietary technology to detect the presence of specific antibodies associated with cervical pre-cancers and cancer.  We continue to test the validity of the results and believe that if they prove valid that in the future we may be able to use that technology to develop rapid tests for other diseases and cancers.

In January 2006 we announced the signing of a Memorandum of Understanding with Drs. Sveshnikov and Kiselev of the Russian Republic, for the in-licensing of certain of their technologies that are highly complementary to our antibody-based test for detecting cervical cancer. The technology is used to detect specific cervical cancer-causing proteins. The test utilizes antibodies against these cancer-causing proteins for detection. Thus far, the test is designed to detect specific cancer-causing proteins and once fully validated and expanded would be synergistic and complementary test to existing Pap technology. It would provide for very low-cost HPV testing as currently performed in Western countries, without the need for additional cervical specimens beyond what is now taken. In addition, large capital outlays would not be required, since most laboratories can readily do the necessary testing.

Drs. Sveshnidov and Kiselev have already tested their technology in Russia and we will be further validating their tests with more specimens from Russia and the United States in controlled clinical settings.

We also have the exclusive worldwide rights to diagnostic devices for HIV-1, HIV-2 and dengue fever testing and a proprietary diagnostic reagent a key ingredient commonly used by leading manufacturers of rapid tests. We acquired these rights from AccuDx Corporation in March 2005 for a period of ten years.

Cervical Cancer

Invasive cervical cancer affects over 500,000 women worldwide annually, and approximately 300,000 women die each year from this disease (National Institutes of Health Notices, Federal Press Release Library Assession Number A00295; Cleveland Clinic Journal of Medicine, 70:641).  Cervical cancer is second only to breast cancer as the leading `cause of cancer death among women (Cancer Journal, 9:348).  In the United States, Western Europe and other countries where there is widespread screening and a well developed testing or diagnostic infrastructure, invasive cervical cancer is less prevalent.  In Latin America, China, India and many other countries, there is a much higher incidence of invasive cervical cancer because of the lack of testing and limited or diagnostic testing infrastructure.

                Pap Tests, a microscopic examination of cells scraped from the cervix, have been the most prevalent cervical cancer screening method for more than 50 years.  In recent years, gene- or DNA-based HPV tests have been introduced as an adjunct to the Pap Test.  In the United States, more than 82% of women 25 years or older have gotten Pap Tests over the last three years (Cancer, 97:1528), equated to a total of more than 50 million Pap Tests performed each year (CDC Morbidity and Mortality Weekly Report, 49:1001). An equivalent number of Pap Tests are performed annually across the rest of the world, mainly in Canada, Western Europe and Japan.  Outside the United States, approximately 1.7 billion women do not undergo regular cervical cancer testing (United States Census Bureau International Data Base statistics).  In many cases, this scarcity of testing is the result of a lack of economic resources, as well as social, cultural and/or religious factors which may contribute to women not undergoing cervical cancer screening.  Under these circumstances, in some nations, the mortality rate of cervical cancer is not unlike that for incidence of cervical cancer (Journal of American Medical Association, 285:3107; Annals of Oncology, 16:489). In other words, the mortality rate for those with cervical cancer may approach 100% in some places.

               Virtually all-cervical cancer is caused by humanpapilloma virus or HPV. However, of the more than 100 specific types of HPV, the scientific community believes only 7 to 15 are positively correlated with most cervical cancers. There are two types of cervical cancer.  Squamous cell carcinoma, a cancer of the flat, scale-like cells that coat the cervix, is the most prevalent type. Adenocarcinoma is a more virulent cancer that stems from cervical cells with glandular or secretory properties that are increasing in incidence (Canadian Medical Association Journal, 164:1151) but often goes undetected by Pap Tests. The missing of adenocarcinomas is largely due to problems in collecting and interpreting the correct cervical cells (Cancer [Cancer Cytopathology], 99:324 and 102:280).

Traditional Testing for Cervical Cancer

Pap Tests

The most common means of screening for cervical cancer is the Pap Test, which has been used as the primary screen for over 50 years.  The Pap Test is performed by swabbing the cervical surface to collect cells that are then placed on a microscopic slide for examination.  A specially- trained licensed cytotechnologist, usually in a hospital or pathology laboratory, observes the cells using a microscope and other specialized equipment to determine whether abnormal cells are present.  When a cytotechnologist identifies a potential abnormality, a cytopathologist verifies the interpretation.  A second generation Pap Test, known as a “Liquid Pap Test”, involves as special procedure that puts cells onto a microscopic slide in a manner that is intended to allow for more clear-cut scrutiny by the cytotechnologist.

Women whose Pap test results are normal do not undergo further inspection, but instead characteristically return for routine Pap screening on an annual basis.  However, women with abnormal Pap test results may be subjected to follow-up Pap tests, colposcopy (a visual examination of the cervix with the aid of a distinctive microscope) and biopsy to clearly identify cancerous conditions.  Advanced lesions may then be removed with a cauterizing device or scalpel, and in some cases women undergo a hysterectomy, or removal of the entire cervix.  If a patient’s Pap Test cannot specifically be classified as normal or abnormal, the result is classified as “equivocal”, or Atypical Squamous Cells of Undetermined Significance (ASC-US).  This occurs in approximately 5-7% of cases in the United States (Modern Pathology, 12:335).  Patients with equivocal Pap Test results typically will undergo multiple repeat Pap Tests.  Many of these patients will also undergo a colposcopy and a biopsy.  However, 80% of women with ASC-US who undergo an expensive colposcopy do not have cervical disease or develop cervical cancer (Journal of Medical Screening, 3:29).

While Pap Tests have been an important screening tool for many years and have helped reduce deaths caused by cervical cancer, they still have some significant shortcomings, including:

·         limited predictive value — in the United States, each year several million colposcopies are performed on patients with abnormal Pap Test results, but only 20% of the colposcopies reveal cervical cancer or pre-cancerous lesions (Journal of the American Medical Association, 287:2382).

·         false negative results — in the United States, Pap Tests fail to diagnose cervical cancer or pre-cancerous conditions that often lead to cervical cancer in approximately 30% to 60% (depending on whether a Liquid Pap Test or a regular Pap Test is used) of the cases where cervical cancer or pre-cancerous conditions are present (Archives of Pathology & Laboratory Medicine, 122:139).

·         false positive results — Distinguishing between cervical cancer or pre-cancerous states and benign conditions mimicking them can be difficult via Pap Tests. (Diagnostic Cytopathology, 28:23).

·         inability to detect adenocarcinomas — Pap Tests are unable to detect the presence of the more virulent adenocarcinoma (Clinical Laboratory Medicine, 20:140).

·         invasive procedure — Pap Tests require healthcare professional to extract cells from the cervix by inserting a colleting device into the cervix.  In some non-Western countries, women may be inhibited from undergoing this procedure for social, cultural or religious reasons.

·         high costs — highly trained physicians and other specialists are required to collect, examine and interpret the Pap Test specimen, which contributes to a higher cost structure for the Pap Test. Following a positive test result, colposcopies and biopsies are required, raising the overall potential cost of screening.

Some of these deficiencies may be due primarily to visual limitations associated with microscopic examination, the inadequate or inappropriate sampling of cells or other technical problems and to the subjective nature of cytology interpretation.

HPV Tests

In the past few years, HPV testing has been introduced as another element of the cervical cancer screening process.  The HPV Test is a gene-based test that detects the presence or absence of certain cancer-causing HPV.  Like the Pap Test, it is performed by swabbing the cervix to extract cells.  The specimen is then analyzed using expensive specialized equipment and software programs in a laboratory.

In the United States, women with ASC-US results from an initial Pap Test often undergo an HPV Test to determine if HPV is present.  That test can be performed using the same sample taken for a Liquid Pap Test or a stand-alone one.  HPV testing has also been introduced in conjunction with Pap Tests as an optional screening protocol for women 30 years of age and older, even in the absence of ASC-US or worse results.

While HPV Tests are helpful in detecting the presence of HPV, which is a precursor for virtually all cervical cancer, they too suffer from some significant shortcomings:

·         limited predictive value — HPV tests actually detect virus infection and not cervical cancer and/or associated pre-cancerous lesions.  Although HPV is an obligate cause of cervical cancer, only 2% of patients testing positive for HPV will eventually progress to the disease (Journal of Clinical Microbiology, 42:2470).

·         invasive procedure — Like Pap smear cytology, the HPV test requires that the attending healthcare professional get cells by inserting a collection device into the cervix. As earlier stated, women in certain non-Western cultures may be prohibited from undergoing such a procedure for social, cultural or religious reasons

·         high cost and complex — The HPV test specimen must be processed by special and dedicated, expensive laboratory equipment and interpretational computer software by highly trained technicians, thus the higher costs associated with HPV tests. Following a positive test result, colposcopy and biopsies are required, thus further elevating diagnostic costs.

Our Planned Cervical Cancer Test

               We are developing cervical cancer tests that if proven will detect the presence or absence of specific antibodies and proteins that are produced only if cancer-causing HPV is present in the body, and consequent oncogenic, or cancer-promoting, changes have occurred.  Cancer-causing HPV have unique proteins that trigger the disease.  Upon disease onset, the body makes large numbers of antibodies to these unique proteins.  By detecting specific antibodies to cancer-causing HPVs, we believe that our tests will be able to more reliably determine whether a patient has cervical cancer or pre-cancerous lesions than can Pap smear cytology or HPV testing.

               Our tests involve the analysis of a small amount of blood taken from the patient. The collection of small volumes of blood is widely accepted as being of “minimal risk”.  It is not necessary to probe the cervix to get results.  Given the previously discussed socio-religious hesitance or prohibitions as to getting cells from the cervix, we believe our tests will have greater acceptability and/or desirability than tests that involve obtaining cells from the cervix. Our tests involve the following, readily completed steps:

·        The sample is placed into a receptacle coated with proprietary detection proteins of a specific nature.
·        Only certain antibodies to cancer-causing HPVs can adhere to these proteins.

·        The container is then rinsed, thus removing everything but antibodies that have adhered to the proteins.

·       A special solution is added to the container.  This solution includes “detector” antibodies that attach to those specific antibodies to cancer-causing HPVs adhered to the special detector proteins. The solution changes color with attachment of the “detector” antibodies, an indicator of a positive result (i.e., cervical cancer or a pre-cancerous condition present).

We are developing two tests.  One, known as the Enzyme Linked Immunosorbent Assay Test (ELISA), is designed to be run in a laboratory.  The blood specimen is sent to the laboratory, where a laboratory technician runs the test using standard, readily available laboratory equipment.  No unique analytic or diagnostic software is required, while such software is essential for HPV testing.  While test results typically are available in about two hours, we anticipate that the typical turnaround time from the laboratory to the doctor will be approximately one day.  We believe that a doctor will be able to order this test as one of a battery of tests that is run on a patient’s blood sample after a typical office visit.

Our second generation rapid test is designed to be a point-of-care test that will be able to be administered in the hospital, physician’s office, clinic or even at home or in outdoor settings.  The test kit will contain the required container and reagents, with a color change will indicate the presence of cancer-causing proteins.  We anticipate that the test will be able to produce results within 10 to 15 minutes after administration of the test.

We have not yet completed the development of our cervical cancer tests.  We are continuing to refine the existing proteins and processes currently used in our tests and are testing other proteins and processes, which may be included in our tests in the future.

We believe that, when completed, our tests will be a more accurate and efficient way to diagnose cervical cancer for the following reasons:

·         greater accuracy — Our cervical cancer tests will detect specific antibodies present only if cancer-causing HPV is present and cancer-related cellular changes have occurred.  As a result, we believe our tests will be able to more accurately diagnose cancer or pre-cancerous conditions than do Pap and HPV tests, thus making for fewer false positive or false negative results.

·        ability to detect adenocarcinomas - Our antibody detection approach is well suited for finding adenocarcinomas as well as squamous cell carcinomas since cell samples are not required.

·         non-invasive — Our tests require a small amount of blood, which may be quickly and safely taken via a finger prick or from a vein in the arm.  We believe that in countries where women are reluctant to allow a healthcare professional to sample their cervix there will be greater willingness to allow blood sampling to ascertain cervical disease.

·         reduced costs — We believe that because our tests will be run by laboratory technicians using standard, readily available equipment or by a healthcare professional using a point-of-care test, overall costs for our screening tests will be less than experienced with Pap or HPV tests.  In addition, by providing more accurate results, we believe that our tests may reduce the number of repeated cervical cancer tests of any sort along with expensive colposcopies, biopsies and related medical procedures.

Initial Cervical Cancer-associated HPV Antibody Validation Studies

We have conducted initial studies to validate our planned cervical cancer tests.

In the United States, the Institutional Review Board (IRB) governs collection and use of patient specimens for research and testing purposes. The IRB Committee at Intermountain Health Care, the largest hospital facility in the intermountain western United States, and at St. Mark’s Hospital in Salt Lake City, Utah, approved the evaluation of our technology for screening blood serum from patients, some of whom had negative Pap Tests and some of whom had previously been diagnosed with cervical cancer or intraepithelial lesions, the immediate precursor to cervical cancer. These initial non-blind studies were performed in May 2003 by Ameripath, Inc. on a total of 65 American patient samples from these IRB approved sources. Our tests detected cervical cancer or pre-cancerous conditions 94% of the time such conditions existed, and were able to rule out cervical cancer or pre-cancerous conditions 82% of the time the patient did not have these conditions.

Similar testing was done in April 2003, under a Chinese IRB equivalent, at the China Cancer Institute, China Academy of Medical Sciences on 70 samples, of which over half were from cervical cancer patients. Our tests detected cervical cancer or pre-cancerous conditions 97% of the time such conditions existed and were able to rule out cervical cancer or pre-cancerous conditions 85% of the time the patient did not have these conditions.

The initial studies conduced by Ameripath and in China used a “cut off” value or measurement standard to differentiate benign from cancerous or pre-cancerous conditions that is higher than would typically be used in a commercially available test. We currently are refining our technology in order to enable our tests to achieve similar results using a measurement standard appropriate for a commercial cervical cancer diagnostic test.

We are reformatting the assay platform and will conduct validation studies on the refined version of our cervical cancer test in the next few months. We have leased a facility in Los Angeles to conduct these studies. Once the test is validated we will develop a proposed protocol of clinical trials and other studies that will be used to support the submissions we intend to make to the FDA and other foreign regulatory authorities.

Cervical Cancer-associated HPV Antigen Detection Immunoassay Program

We have signed a Memorandum of Agreement (MOU) with Drs. Peter Sveshnikov and Vsevolod Kiselev of the Russian Republic, for the in licensing of technologies highly complimentary to Grants’ antibody-based test for detecting cervical cancer. The Sveshnikov/Kiselev Technology comes to Grant from the US State Department through its Bio-Industry Initiative (BII) program. The BII is designed to foster medical and other biological research and development in the former Soviet Union, to convert former biowarfare scientists to productive peacetime activities. .

Sveshnikov/Kiselev have developed an Enzyme-linked Immunosorbent Assay (ELISA) to detect specific cancer-causing proteins from the human papillomavirus (HPV), the obligate cause of cervical cancer, in cervical mucous and cells (which make up liquid-based pap samples). The test utilizes certain monoclonal antibodies against these cancer-causing HPV proteins for detection. So far, the test is designed to detect cancer-causing proteins from HPV types 16 and 18, which collectively are responsible for most cervical disease. This type-specific antigen test, once fully validated, and expanded to include additional types of HPV associated with cervical dysplasia and cancer, would be a very synergistic compliment test to existing Pap technology. It will provide for very low cost HPV testing as currently performed in Western countries, without the need for additional cervical specimens beyond what is now taken. In addition, large capital outlays would not be required since most laboratories can readily do ELISA testing.

Sveshnidov/Kiselev have already looked at their technology with 1000 Russian samples to confirm the potential of this technology. Grant will be further validating with more specimens from Russia and with the many cervical specimens obtained in the United States under Institutional Review Board approval in controlled clinical settings.

Together, when validated, Grant will have two complementary cervical dysplasia or cancer diagnostic tests that will work on blood serum or cervical mucous and cells. A blood-based test is eminently suitable for the 1.7 billion women worldwide currently are not tested by Pap smear cytology.

Regulatory Approval

In the United States, our planned cervical cancer tests will be subject to regulation by the U.S. Food and Drug Administration (FDA) under the Federal Food, Drug and Cosmetic Act.  Governmental agencies in other countries also regulate medical devices.  These domestic and foreign regulations govern the majority of the commercial activities we plan to perform, including the purposes for which our proposed tests can be used, the development, testing, labeling, storage and use of our proposed tests with other products and the manufacturing, advertising, promotion, sales and distribution of our proposed test for the approved purposes.  Compliance with these regulations could prove expensive and time-consuming.

Products that are used to diagnose diseases in people are considered medical devices, which are regulated in the United States by the FDA.  To obtain FDA authorization for a new medical device, a company may have to submit data relating to safety and efficiency based upon extensive testing.  This testing, and the preparation and processing of necessary applications, are expensive and may take up to a few years to complete.  Whether a medical device requires FDA authorization and the data that must be submitted to the FDA varies depending on the nature of the medical device.

Medical devices fall into one of three classes (Class I, II, or III), in accordance with the FDA’s determination of controls necessary to ensure the safety and effectiveness of the device or diagnostic. As with most diagnostic products, we anticipate that our planned cervical cancer tests will be classified by the FDA as a Class II device. By definition, his means that there could be a potential for harm to the consumer if the device is not designed properly and/or otherwise does not meet strict standards. To market and sell a class II medical device, a company must first submit a 510(k) premarket notification, also known as a 510(k). The 510(k) application is intended to demonstrate substantial equivalency to a Class II device already on the market. The FDA will still require that clinical studies of device safety and effectiveness be completed.

In the United States, prior to approval by the FDA, under certain conditions, companies can sell investigational or research kits to laboratories under the Clinical Laboratory Improvement Amendment (CLIA) of 1988. Under CLIA, companies can sell diagnostic assays or tests to "high complexity" laboratories for validation as an "analyte specific reagent". An analyte specific reagent is the active ingredient of an "in-house" diagnostic test.

We intend to sell the ELISA version of our cervical cancer test to high complexity laboratories for validation as an analyte specific reagent or for use by such laboratories in their own homebrew (or in-house) diagnostic assays. Such sales would not require FDA approval, but we are aware that the FDA might deny approval under CLIA for sales of our product as an analyte specific reagent.

We have not yet submitted an application for approval to the FDA or regulatory agencies in any other countries of the cervical cancer tests we are developing.  It is highly likely that we will have to conduct clinical trials and other studies to generate data that the FDA and other regulatory authorities will require in support of our application.  We have not yet designed or initiated any of these trials.  We anticipate it will take a minimum oft one to two years to complete the review and approval process.

In addition to any government requirements as to authorizing the marketing and sales of medical devices, there are other FDA requirements. The manufacturer must be registered with the FDA. The FDA will inspect what is being done on a routine basis to ascertain compliance with those regulations prescribing standards for medical device quality and consistency. Such standards refer to but are not limited to manufacturing, testing, distribution, storage, design control and service activities. The FDA also prohibits promoting a device for unauthorized uses and routinely reviews labeling accuracy. If the FDA finds failures in compliance, it can institute a range of enforcement actions, from a public warning letter to more severe sanctions like withdrawal of approval; denial of requests for future approval; fines, injunctions and civil penalties; recall or seizure of the product; operating restrictions, partial suspension or total shutdown of production; and criminal prosecution.

The FDA's medical device reporting regulation also will require the reporting of information on deaths or serious injuries associated with the use of our tests, as well as product malfunctions that are likely to cause or contribute to death or serious injury if the malfunction were to recur.

Regardless of FDA approval status in the U.S, we will need to obtain certification of our tests from regulatory authorities in other countries prior to marketing and selling in such countries. The amount of time needed to achieve foreign approval varies from country to country and regulatory, approval by regulatory authorities of one country cannot by itself determine acceptance by another country's regulatory body. Additionally, implementation of more stringent requirements or the adoption of new requirements or policies could adversely affect our ability to sell our proposed tests in other countries in the world. We may be required to incur significant costs to comply with these laws and regulations.

In addition to the rules and regulations of the FDA and similar foreign agencies, we may also have to comply with other federal, state, provincial and local laws, rules and regulations. Our tests could be subject to rules pertaining to the disposal of hazardous or toxic chemicals or potentially hazardous substances, infectious disease agents and other materials, and laboratory and manufacturing practices used in connection with our research and development activities. If we fail to comply with these regulations, we could be fined, may not be allowed to operate certain portions of our business, or otherwise suffer consequences that could materially harm our business.

Competition

We are not aware of other companies that are developing a protein-based screening test that detects antibodies to cervical cancer.  However, when completed, we expect that our cervical cancer tests will compete with the Pap Tests, which have been widely accepted by the medical community for over 50 years.  Approximately 60 million Pap Tests are performed annually in the United States, and an additional 60 million Pap Tests are performed annually in the rest of the world.  Manufacturers of Pap Tests include Cyctc Corporation, TriPath Imaging, Inc. and several other companies.

Our cervical cancer test also will compete with HPV Tests, which are becoming increasingly accepted in the medical community.  Manufacturers of HPV Tests include Digene Corporation, Ventana Medical Systems, Roche Diagnostics, Abbott Laboratories, and Bayer Corporation.

All of the companies who make Pap Tests and HPV Tests have far greater financial, technical, research and development, sales and marketing, administrative and other resources than we do.

For our proposed tests to become accepted in the medical community, we will need to convince those who use established tests that our proposed tests are more reliable for the screening of cervical cancer, either as stand-alone tests or in conjunction with the Pap Test and/or HPV Tests.

  In addition, we will need to obtain reimbursement coverage for our proposed cervical cancer tests.  In the United States, the American Medical Association assigns specific Current Procedural Terminology, or CPT, codes necessary for reimbursement.  Third-party payors and managed care entities that provide health insurance coverage to approximately 225 million people in the United States currently authorize almost universal reimbursement for the Pap Test, and the Pap Test is nearly fully reimbursed in other markets where we will sell our proposed tests. The HPV Test now has full reimbursement for certain uses. We will attempt to obtain reimbursement for our planned cervical cancer tests to the same degree as the Pap Test, but it is possible that we will be unable to obtain third-party reimbursement for these tests.

Sales and Marketing

                When we have completed the development of our cervical cancer tests and received any required regulatory approval, we plan to market and sell our ELISA test to laboratories in the United States, Canada, Western Europe, Japan and other countries with established cervical cancer screening programs for use as a screening test.  Initially, we do not plan to sell our test in these countries directly to primary healthcare providers.

                In developing nations and other markets where cervical cancer screening is not widespread and where there are few laboratories or other testing facilities, we plan to market and sell our rapid test to primary healthcare providers as a stand alone point-of-care test.  In some of these countries, we plan to sell our proposed test directly to the governments or to other national healthcare distributors who distribute tests to national healthcare providers.

                We do not currently have a marketing or sales force or a distribution arrangement in place.  We will need to expend resources to develop our own marketing and sales force or enter into third party distribution arrangements.

HIV and Dengue Fever Tests

In conjunction with the primary diagnostic cervical cancer blood test that we are developing, we have also recently acquired the exclusive worldwide rights to diagnostic devices for HIV-1, HIV-2 and dengue fever and proprietary diagnostic reagent a key ingredient commonly used by leading manufacturers of rapid tests as a detectable label. We acquired these rights from AccuDx.

As access to antiretroviral treatment is scaled up in low income countries, there is a critical opportunity to expand access to HIV prevention. Among the interventions which play a critical role both in treatment and prevention, HIV testing and counseling stands out as paramount. An estimated 40 million people are now living with HIV/AIDS of which nearly 18 million are women (UNAIDS Report: The Global Coalition on Women and AIDS, November 2004) and 2 million children (WHO, Regional Offices for South-East Asia: HIV/AIDS Facts and Figures). In 2004 alone, over 5 million new infections were reported. (UNAIDS Report, Regional HIV/AIDS Statistics and Features, end of 2004). Determination of the specific anti-HIV antibodies still forms the primary screening/diagnostic procedure for HIV infection.

The AccuDx AIDS test device consists of a blood sample pad containing HIV-antigen gold conjugate, a capillary membrane with three capture lines for HIV-1, HIV-2 and a control line, and a fluid absorption pad. When test strips are placed in the tube containing the test serum or plasma, the liquid migrates upwardly by capillary action. Colloidal gold conjugates of the HIV antigen react with anti-HIV-1 and anti-HIV-2 antibodies in the samples which then are captured on specific antigen lines as they migrate up the membrane and into the fluid absorption pad. The results are visual and easy to interpret. For example, a single pink line corresponding to the control is a negative, two lines corresponding to the control and HIV-1 is an HIV-1 positive sample. In the cases where all two lines corresponding to HIV-2 and control would be an HIV-2 infection. The test is simple to use and performance characteristics are comparable to laboratory-based assays. We believe that extensive utilization of HIV antibody point-of-care tests should help to combat the current HIV/AIDS pandemic worldwide.

Another global illness, dengue fever, which is transmitted by mosquitoes, has had a dramatic increase in incidence in recent decades. Dengue fever, dengue haemorrhagic fever (DHF) and dengue shock syndrome (DDS) occur in over 100 countries and territories and threaten the health of more than 2.5 billion people in urban, peri-urban and rural areas of the tropics and subtropics (Dengue fever WHO Fact Sheet No. 117, April 2002). The disease is endemic in Africa, the Americas, the Eastern Mediterranean, Southeast Asia and the Western Pacific. Although the major disease burden is in Southeast Asia and the Western Pacific, rising trends are also reflected in increased reporting of dengue fever and DHF cases in the Americas. In 1998, a total of 1.2 million cases of dengue and DHF were reported to WHO including 15,000 deaths (USDA, Agricultural Research Services, Center for Medical, Agricultural and Veterinary Entomology, March 2003).

Globally, the annual number of infections is much higher than is indicated by the number of reported cases. Based on statistical modeling methods there are an estimated 51 million infections each year (USDA, Agricultural Research Serivces, Center for Medical, Agricultural and Veterinary Entomology, March 2003).

Rapid and reliable tests for primary and secondary infections of dengue fever are essential for patient management. Primary dengue infection is associated with mild to high fever, headache, muscle pain and skin rash. Secondary infections often result in high fever and in many cases, with haemorrhagic events and circulatory failure. Secondary infections induce Immunoglobuins of type M (IgM) response after 20 days of infection and Immunoglobulins of G type (IgGs) rise within 1-2 days after the onset of symptoms. A reliable and sensitive rapid test that can simultaneously detect the presence of anti-dengue IgG and IgM is of great clinical utility.

Pursuant to the agreement with AccuDx, AccuDx will assist us in arranging to use a ‘maquiladora’-modeled contract manufacturing facility in Tijuana, Mexico, that is registered with the FDA and is ISO 9002-certified and has been used by AccuDx in the past, to manufacture the AccuDx tests. A ‘maquiladora’-modeled contract manufacturing facility is a production facility in Mexico that processes or assembles components into finished products using competitively proced Mexican labor We will seek recertification approval in countries where the AccuDx tests had previously received certificates of resale and we will seek governmental approval in other countries including China, Brazil and India. We plan on generating revenues from the sale of AccuDx tests in the last quarter of 2005, provided that we receive such recertifications in a timely manner.

Intellectual Property

We rely on patents, licenses from third parties, trade secrets, trademarks, copyright registrations and non-disclosure agreements to establish and protect our proprietary rights in our technologies and products.

                We entered into an exclusive license with Dr. Yao Xiong Hu on July 20, 2004 for certain processes that we currently include in our cervical cancer tests based on antibodies.  Some of the technology owned by Dr. Hu is covered by a United States patent that has been issued, and some of the technology is covered by a United States patent application that has been filed and is pending. The agreement with Dr. Hu also covers technology included in foreign applications presently pending as PCT applications in China and India. We entered into the license agreement with Dr. Hu on July 20, 2004. The initial term of this license is 17 years, and it automatically renews for successive one-year periods unless voluntarily terminated by us or by Dr. Hu in the event of our insolvency.  Under the license agreement, we are required to pay Dr. Hu a minimum licensing fee of $48,000 per year, which is paid on a monthly basis of $4,000 per month. If the annual royalty exceeds, $48,000, we will also be required to pay to Dr. Hu royalties on a quarterly basis ranging from 1% to 3% depending on the net sales of our product. We have the option to purchase the licensed technology for $250,000 within two years from the date of the agreement. As of the date of this report we have made $24,000 in license fee payments to Dr. Hu.

                We plan to file patent applications for any additional technology that we create in the future.

                We anticipate that we may need to license additional technology for use in our planned cervical cancer tests from other third parties. We may be unable to obtain these licenses on acceptable terms or at all.

                Our technology is also dependent upon unpatented trade secrets.  However, trade secrets are difficult to protect.  In an effort to protect our trade secrets, we have a policy of requiring our employees, consultants and advisors to execute non-disclosure agreements.  These agreements provide that confidential information developed or made known to an individual during the course of their relationship with us must be kept confidential, and may not be used, except in specified circumstances.  In addition, our employees are parties to agreements that require them to assign to us all inventions and other technology that they create while employed by us.

On March 7, 2005, we entered into an Exclusive License Agreement with AccuDx Corporation for a period of ten years, pursuant to which AccuDx granted us the exclusive right to its rapid tests for HIV-1, HIV-2 and dengue fever and its colloidal gold reagent. The license agreement also granted us the ability to manufacture these products at AccuDx’s FDA/GMP-compliant contract manufacturing maquiladora facility in Tijuana, Mexico. In consideration for the license, we agreed to pay AccuDx $15,000 in cash and deliver a promissory note in the principal amount of $35,000 payable in equal quarterly installments for a two-year period and bearing 6% interest on the unpaid principal. We also agreed to pay AccuDx a 3% royalty on net sales of the products under the license.

On April 10, 2006 we announced the signing of a memorandum of understanding (MOU) with Diagnostic Technologies LTD. (“DTL”), a company incorporated under the laws of the State of Israel whereby DTL will carry out a short-term assessment in order to evaluate the feasibility and viability of the results for DTL to enter in a new product development, and we would grant DTL an irrevocable, worldwide, exclusive, royalty-bearing license to use our Licensed Properties to develop, manufacture, and sell our product for the duration of the patent. In return, we would receive an up-front license fee and royalties on all sales.

Research and Development

               Our research and development program is focused on completing development of our cervical cancer tests.  We continue to refine existing technology and develop further improvements to our tests.

                We believe that in the future we may be able to apply our technology to develop rapid tests for other diseases and certain other cancers.  We plan to pursue development of these other tests.

                For the fiscal years ended December 31, 2005 and 2004, we spent approximately $502,325 and $450,540, respectively, on research and development.

Manufacturing

               We outsource the manufacture of the products sold under license from AccuDx and plan to outsource the manufacturing and assembly of our planned cervical cancer tests to third parties.  We do not currently have arrangements in place with any such third parties for the latter.

Suppliers

                We develop the processes including proteins and other technology that we use in our proposed tests, and license certain other technology from third parties.  We believe that the reagents and other supplies we will use to manufacture our test may be readily obtained from multiple suppliers.

Employees

               As of August 25, 2006, we had 5 employees and retained 4 consultants.  Our employees consist of our three executive officers, a director of international marketing and one administrative assistant.  During the next 12 months, we anticipate that we may add employees, including scientists and other professionals in the research and development, product development, business development, regulatory, manufacturing, marketing and clinical studies areas.

Principal Executive Offices

                Our principal executive offices are located at 3550 Wilshire Blvd., Suite 1700, Los Angeles, CA 90010.

History of Grant Life Sciences

                We were incorporated in Idaho in 1983 as Grant Silver, Inc., for the purposes of acquiring and developing mineral resources.  We engaged in preliminary mining work on certain mining claims that were eventually abandoned in 1984.  Thereafter, we conducted no business until 1995. In October, 1997, we acquired BrewServ Corporation, an Ohio Corporation (“BrewServ Ohio”).  In anticipation of the acquisition of BrewServ Ohio, in 1997, we changed our name to BrewServ Corporation.  BrewServ Ohio and its subsidiaries produced and distributed alcohol-based cider products, operated coffee retail stores, and developed theme restaurants.  In 1999, the Brewserv Ohio acquisition was rescinded, and in January 2000, we changed our name to Grant Ventures, Inc.

From 1999 to July 2004, we conducted no business.  In 2000, we reincorporated in Nevada through a merger with North Ridge Corporation.  On July 30, 2004, we acquired Impact Diagnostics, through a merger of our wholly owned subsidiary into Impact Diagnostics.  Impact Diagnostics was incorporated in Utah in 1998. Impact Diagnostics develops products to improve the efficiency of diagnosing cervical cancer, including a sensitive, reliable, non-invasive, point-of-care test which is expected to cost less than other tests currently used.

Impact Diagnostics was formed in 1999 to license and develop certain technologies as owned by Dr. Yao Xiong Hu. Initial funding provided by the founders, and supplemented by two additional rounds of private funding, was used to fund the collection of patient samples and validation study costs of the technology. Once the technology was verified, Dr. Mark Rosenfeld drafted and applied for patents. In early 2004, Impact Diagnostics received its first patent.

Pursuant to the merger, each issued and outstanding share of common stock of Impact Diagnostics was converted into the right to receive one share of our common stock. In addition, each option to purchase one (1) share of common stock of Impact Diagnostics was converted into the right to receive an option to purchase one (1) share of our common stock. Upon completion of the merger, nominees of Impact Diagnostic were appointed to our board of directors and, our then current directors resigned.

Available Information

                Our electronic filings with the United States Securities and Exchange Commission (including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to these reports) are available free of charge on the Securities and Exchange Commission’s website at http://www.sec.gov.

DESCRIPTION OF PROPERTY

We currently lease our principal executive offices in Los Angeles and office space in Murray, Utah.  Part of our Utah office space is subleased for $800 per month on a month to month basis. We believe that our existing facilities will be adequate for our current needs and that additional space will be available as needed.  The material terms of our property leases are set forth in the table below.

Location	Use	Square Feet	Rent Payments	Term	Leased From
3550 Wilshire Blvd., Ste 1700, Los Angeles CA 90010	Principal Executive Offices	Approximately 500 square feet	$979 per month	month to month	Wilshire Business Center, LLC
64 East Winchester Suite 205 Murray, Utah 84107	Offices	Approximately 1330 square feet	$1,663 per month	Month to month	Plaza 6400, LLC

LEGAL PROCEEDINGS

                We are not currently a party to any litigation.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

                Set forth below is certain information regarding our directors and executive officers.  Our Board of Directors is comprised of six directors.  There are no family relationships between any of our directors or executive officers. Each of our directors is elected to serve until our next annual meeting of our stockholders and until his successor is elected and qualified or until such director’s earlier death, removal or termination.

Name	Age	Position
Stan Yakatan	63	Chairman of the Board of Directors
Dr. Hun-Chi Lin	53	President, Chief Scientific Officer, Director
Don Rutherford	66	Chief Financial Officer
Michael Ahlin	57	Vice President and Director
Jack Levine	55	Director

               Stan Yakatan.  Mr. Yakatan has been the Chairman of the Board of Directors since July 2004, and was the Chief Executive Officer from July 2004 until August 2005. From September 1984 to the present, Mr. Yakatan has been the Chairman, President and Chief Executive Officer of Katan Associates, a life sciences advisory business.  From 2000 to 2005 Mr. Yakatan was also a director of Lifepoint, Inc., a manufacturer of drug and alcohol testing systems, and is a strategic advisor to the state government of Victoria, Australia.  Between 1968 and 1989, Mr. Yakatan held various senior executive positions with New England Nuclear Corporation (a division of E.I. DuPont), ICN Pharmaceuticals, Inc., New Brunswick Scientific Co., Inc. and Biosearch.

Dr. Hun-Chi Lin. Dr. Lin has been the President, Chief Scientific Officer, and a Director since October 2005. Since 2003, Dr. Hun-Chi Lin has been co-founder and President of XepMed, Inc., which develops medical devices used for separating blood components and treating infectious diseases. From 1999 to present, Dr. Lin has been co-founder and President of BioMedical Research Laboratories, Inc., which developed a Web-based healthcare partner-connectivity system to be used by individual health maintenance organizations, individuals, and in clinical trials. From 1996 to 1999, Dr. Lin was Director of Clinical Trials at Specialty Laboratories (NYSE: SP), where he built and managed a clinical trials division that had the broadest esoteric-testing capabilities in the CRO (Contract Research Organization) industry.

               Don Rutherford. Mr. Rutherford, is the Chief Financial Officer. He is a limited partner with Tatum CFO Partners, LLP in Orange County, California, which he joined in January 2000. Tatum CFO Partners provides supplemental, interim, project, or employed executives for clients that range from emerging growth to large multinational public companies. Pursuant to such employment, Mr. Rutherford has been contracted out as an executive officer for various corporations. Since January 2004, he has been a board member and chairman of the audit committee of Performance Capital Management LLC, a public financial services company. Mr. Rutherford started his career with Coopers and Lybrand in its Toronto audit practice and is a Chartered Accountant. He also holds a BASc in Industrial Engineering from the University of Toronto.

                Michael Ahlin.  Mr. Ahlin has been a Vice President and a director since July 2004.  From May 2004 to the present, Mr. Ahlin has been the Vice President and a member of the Board of Directors of Impact Diagnostics.  From July 1998 to May 2004, Mr. Ahlin was the Chairman of the Board, President and Chief Executive Officer of Impact Diagnostics.  Mr. Ahlin has been President of WetCor, Inc., a land development company, since 1983.

                Jack Levine.  Mr. Levine has been a director since July 2004.  Since 1984, Mr. Levine has been the President of Jack Levine, PA, a certified public accounting firm.  Since 1999, Mr. Levine has served as a director and the chairman of the audit committee of SFBC International Inc., a clinical research organization. On January 2006 Mr. Levine became Chairman of the Board of Directors. of SFBC International Inc. Mr. Levine is also a director, Chairman of the Audit and Asset Liability Committees and a member of the Executive Committee of Beach Bank, a director and Chairman of the Audit Committee of The Prairie Fund, a mutual fund, and a director of RealCast Corporation, an internet streaming company.  Mr. Levine is a certified public accountant licensed by the State of Florida.

The Board of Directors has a standing Audit Committee and Compensation Committee. The Board is composed of 2 independent directors and 2 directors, who are also Officers of the Company. The Committees are made up of only independent directors. The Chairman of the Audit Committee is Mr. Jack Levine. The Board of Directors has determined that Mr. Levine, an independent director, is an “audit committee financial expert” as that term is defined by Item 401(e) of Regulation S-B.

Code of Ethics

On December 15, 2004, we adopted a written code of ethics that governs all of our officers, directors and finance and accounting employees. The code of ethics is incorporated by reference herewith as Exhibit 14.1 and is posted on our website at www.grantlifesciences.com.

Executive Compensation

The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our Chief Executive Officer and other executive officers with annual compensation exceeding $100,000 during fiscal 2005, 2004 and 2003.With the exception of the compensation paid to Pete Wells, all compensation information for the year 2003 shown in the table was paid by Impact Diagnostics prior to the Merger.

Name and Principal Position	Year	Salary ($)	Bonus	Other Compensation	Long term compensation awards - # of securities underlying Stock Options
Stan Yakatan, Chairman and Former Chief Executive Officer (1)	2005 2004 2003	112,500 60,000 -	- - -	- - -	1,720,952 2,868,254 -
Michael Ahlin, Vice Former President (2)	2005 2004 2003	110,488 144,000 58,050	- - -	- - -	- - -
Dr Hun-Chi Lin, President and Director (2)	2005 2004 2003	15,000 - -	- - -	- - -	- - -
Dr. Mark Rosenfeld, former Vice President (4)	2005 2004 2003	- 111,429 58,050	- $18,106 -	- - -	- - -
Donald Rutherford Chief Financial Officer (6)	2005 2004 2003	78,093 - -	- - -	- - -	750,000 - -
Pete Wells Former President (5)	2005 2004 2003	- - -	- - -	- - -	- - -

(1) Between May and June 2004, Impact Diagnostics paid Mr. Yakatan $5,500 per month for consulting services to Impact Diagnostics in connection with the Merger.  Beginning in July 2004, Mr. Yakatan received $10,000 per month for acting as our Chief Executive Officer which position he resigned in August 2005 and continues to be paid $1,500 per month as Chairman of the Board of Directors. As of the end of 2004, $15,000 of his gross salary had not been paid to Mr. Yakatan. Mr. Yakatan does not have an employment contract with the company. As an incentive to join the company, Mr. Yakatan was granted 2,868,254 stock options, with an exercise price of $0.18, under the Company’s Stock Incentive Plan, 1,147,302 options of which he forfeited upon his resignation. These options vested as follows: 573,650 on July 6, 2004; 1,147,302 on July 6, 2005 and 1,147,302 on July 6, 2006, the latter being forfeited when Mr. Yakatan resigned as CEO.

(2) Dr. Lin joined the Company as President, Chief Scientific Officer and Director in October 2005 with a monthly salary of $5,000. He is also entitled to 500,000 share options at $0.05 per share 1/3 vesting effective the date of hiring and the remaining 2/3 quarterly over 2 years, however those options have not been issued.

(3) Includes $27,488 unpaid at the end of 2005. Mr. Ahlin had an employment contract with the company which set his monthly salary at $12,000. The employment contract can be terminated by the Company at any time. During 2005 the pay rate was reduced to $5,000 per month..

(4) Dr. Mark Rosenfeld resigned on Oct 11, 2004. He had an employment contract with the company which set his monthly salary for 2004 at $12,000 per month. After his resignation, he continued to work as a consultant to the company through December 31, 2005. He was paid $5,000 per month for his consulting work.

(5) Mr. Wells was President of the inactive public company prior to the merger.
(6) Mr. Rutherford joined the Company as CFO on April 1, 2005 at an annual salary of $125,000. He was granted 750,000 share options at $0.18 vesting 1/3 immediately and the remainder over 3 years.

  We do not have any benefit plans, except the Stock Incentive Plan which was approved on September 30, 2004 by a majority of the shareholders.

The following table sets forth information concerning individual grants of stock options made during the last fiscal year to the Company’s named executive officers, under the Company’s Stock Incentive Plan. No stock appreciation rights were issued during the fiscal year.

Options Granted in the Last Fiscal Year
(Individual Grants)

Name	Number of shares of common stock underlying options granted	Percent of Total Options granted to Employees in 2005	Exercise Price ($ per share)	Expiration Date
Donald W. Rutherford, CFO (1)	750,000	100%	$0.18	July 2015

(1) 250,000 of the options vested immediately; the remainder vesting monthly over two years

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

Name	Shares acquired on exercise (#)	Value Realized ($)	Number of Unexercised Options at yr-end 2005 Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at yr-end 2005 Exercisable/Unexercisable ($) (1)
Donald W Rutherford, CFO	0	0	416,666/333,334	$0/ $0

(1) the closing price of the Company’s common stock as of December 31, 2005 was $0.021 per share.

Compensation of Non-Employee Directors

               We pay our directors who are not employees of Grant Life Sciences a director’s fee of $4,000 per year.  Each non-employee director also is paid $300 per hour for attending any meeting of the Board of Director and each Board committee meeting, up to a maximum of $1,200 per meeting.  We have granted to each non-employee director options to purchase 100,000 shares of our common stock , when they joined the board. Mr. Levine received these options when he joined the board, at an exercise price of  $0.18, 50,000 of which were first exercisable in July 2005. The remaining 50,000 will be exercisable in July 2006.

                Non-employee directors will receive additional options to purchase 50,000 shares of our common stock at the start of each year that they serve as directors.  These options will have an exercise price equal to the market value at the time they are granted.  One third of the options will become exercisable on each of the first, second and third anniversaries of the date of their grant.  Jack Levine is a non-employee director and received these options at an $0.18 exercise price in July 2004 when he was appointed to the Board effective after the Merger. The next grant of options for 2005 has not yet been made. Mr. Yakatan became a non-employee director after his resignation as CEO in 2005 and is paid $1,500 per month for his services as Chairman of the board of directors.

                In addition to the fees and options which they receive for serving as non-employee directors, the chairmen of each of our Audit Committee and Compensation Committees each receives an annual fee of $2,500 and $1,500, respectively, for each year that he or she serves as chair of their respective committees.  The chairman of each of these committees also receives options to purchase an additional 25,000 shares of our common stock for each year that he or she serves as chairman of the committee.   One third of these options becomes exercisable on the first, second, and third anniversary of the date of the grant.  Jack Levine is the chairman of the Audit Committee. Initial options were granted in July 2004, at an exercise price of $0.18, when the Chairman were appointed and options for 2005 have yet to be granted.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 78.7502 of the Nevada Revised Statutes allows a corporation to indemnify any officer, director, employee or agent who is a party or is threatened to be made a party to a litigation by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer if:

·         there was no breach by the officer, director, employee or agent of his or her fiduciary duties to the corporation involving intentional misconduct, fraud or knowing violation of law; or

·         the officer, director, employee or agent acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Our Amended and Restated Articles of Incorporation provide for the indemnification of our officers and directors to the maximum extent permitted by Nevada law, and also provide that:

·         the indemnification right is a contract right that may be enforced in any manner by our officers and directors,

·         the expenses of our officers and directors incurred in any proceeding for which they are to be indemnified are to be paid to them as they are incurred, with such payments to be returned to us if it is determined that an officer or director is not entitled to be indemnified,

·         the indemnification right is not be exclusive of any other rights that our officers and directors have or may acquire and includes any other rights of indemnification under any bylaw, agreement, vote of stockholders or provision of law,

·         our Board of Directors may adopt bylaws to provide for the fullest indemnification permitted by Nevada law,

·         our Board of Directors may cause us to purchase and maintain insurance for our officers and directors against any liability asserted against them while acting in their capacity as our officers or directors, and

·         these indemnification rights shall continue to apply after any officer or director has ceased being an officer or director and shall apply to their respective heirs, executors and administrators.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Grant Life Sciences pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

These provisions of our Amended and Restated Articles of Incorporation become effective Nov 12, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists stock ownership of our common stock as of October 24, 2006.  The information includes beneficial ownership by (i) holders of more than 5% of our common stock, (ii) each of our current directors and executive officers and (iii) all of our directors and executive officers as a group.  The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act based upon information furnished by the persons listed or contained in filings made by them with the Commission.  Except as noted below, to our knowledge, each person named in the table has sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

Name and Address of Beneficial Owner	Director/Officer	Amount and Nature of Beneficial Ownership (1)	Percentage of Class (1)
Stan Yakatan 155 Lyndon — First Court Hermosa Beach, CA 90254	Chairman of the Board of Directors	1,720,952(2)	1.3%
Jack Levine 16855 N.E. 2nd Avenue, Suite 303 N. Miami Beach, FL 33162	Director	663,559(3)	*
Dr. Hun-Chi Lin 17th Floor 3550 Wilshire Blvd. Los Angeles, CA 90010	President and Director	-	-
Michael Ahlin 3125 Creek Road Park City, UT 84098	Vice President and Director	6,423,900(4)	4.8%
Don Rutherford 17th Floor 3550 Wilshire Blvd. Los Angeles, CA 90010	Chief Financial Officer	416,666(5)	* %
All directors and officers as a group (7)		9,266,744(6)	7.0%
______________________
* Less than one percent

(1) Applicable percentage ownership is based on 132,977,197 shares of common stock outstanding as of October 24, 2006, together with securities exercisable or convertible into shares of common stock within 60 days of October 24, 2006 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of October 24, 2006 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.
(2) Represents options to purchase 1,720,952 shares of our common stock beneficially owned by Mr. Yakatan exercisable within 60 days.
(3) Includes warrants and options to purchase 173,093 shares of our common stock beneficially owned by Mr. Levine that are exercisable within 60 days. Does not include options to purchase 99,999 shares of our common stock that are not exercisable within 60 days.
(4)  Includes 1,253,000 shares of our common stock held by Princess Investments. Mr. Ahlin has voting power over securities held by Princess Investments.
(5) Represents options to purchase 458,333 shares of our common stock exercisable within 60 days. Does not include options to purchase 291,667 shares of our common stock that are not exercisable within 60 days.
(6) Includes options to purchase 2,254,286 shares of our common stock and warrants to purchase a total of 98,092 shares of our common stock exercisable within 60 days. Does not include options to purchase a total of 391,666 shares of our common stock not exercisable within 60 days.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table gives information about the Company’s common stock that may be issued upon the exercise of options, granted to employees, directors and consultants, under its 2004 Stock Incentive Plan as of December 31, 2005.

Equity Compensation Plan Information

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plan
Equity Compensation approved by Security Holders	4,170,952	$0.18	20,829,048
Equity Compensation not approved by Security Holders (1)	250,000	$0.18	N/A
TOTAL	4,420,952	$0.18
(1) Includes 250,000 warrants to purchase shares at $0.18 issued to a consultant for performing research services for performed on our behalf, prior to the Merger in July 2004.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, there have been no material transactions during the past two years between us and any officer, director or any stockholder owning greater than 5% of our outstanding shares, or any of their immediate family members.

In August 2004, we paid $100,000 and issued warrants to purchase 2,670,000 shares, at an exercise price of $0.01 per share, of our common stock to Duncan Capital Group LLC as compensation for acting as our financial advisor in connection with the Merger.  In August 2004, we paid $77,000 and issued warrants to purchase 411,104 shares of our common stock to Duncan Capital LLC as compensation for acting as our placement agent in connection with the sale of our units in a private financing.  The warrants have an exercise price of $0.1835 per share. Both Duncan Capital LLC and Duncan Capital Group LLC are affiliates of Bridges & Pipes LLC, which is one of our stockholders.  Michael Crow, the brother of Kevin Crow, one of our directors, is Chairman and Chief Executive Officer of Duncan Capital Group LLC, which is our financial advisor, and a manager of Bridges &Pipes LLC. In November 2004, 2,403,000 warrants were exercised by Duncan Capital Group.

In 2003, Impact Diagnostics advanced $3,000, to Michael Ahlin, a director and Vice President of Grant Life Sciences, and $6,500, respectively, to Dr. Mark Rosenfeld, a former director and Vice President.  At year-end 2003, Mr. Ahlin owed the Company $9,000 and Dr. Rosenfeld owed the Company $21,032. At the time of the advances, Mr. Ahlin was Chairman of the Board, President and Chief Executive Officer of Impact Diagnostics, and Dr. Rosenfeld was Secretary and Chief Technical Officer of Impact Diagnostics. The cumulative total advances were repaid in full on June 30, 2004 by Mr. Ahlin and Dr. Rosenfeld.

In 2003, Impact Diagnostics advanced $6,229, respectively, to Seroctin Research & Technology.  Michael Ahlin, a director and Vice President, owns 20%, and Dr. Mark Rosenfeld, a former director and former Vice President, owns 18.4% of Seroctin Research & Technology. Seroctin advanced funds to Impact Diagnostics during 2004, such that the receivable became a small payable. In December 2004, Impact made a payment of $1,220 to Seroctin, so that at year-end 2004 neither company owed the other.

From time to time since 1999, Seroctin Research & Technology has leased office facilities from Impact Diagnostics, pursuant to a verbal agreement.  Seroctin Research & Technology has made payments to Impact Diagnostics of between $1,500 and $2,764 each month (approximately $55,000 in the aggregate since 1999) it has leased such facilities. In September 2004, Impact Diagnostics moved into its own office space.

In 2003, Impact Diagnostics advanced $7,820 to WetCor, Inc. Michael Ahlin, a director and Vice President, is the President of WetCor, Inc  The $7,820 of advances receivable on the balance sheet as of December 31, 2003 was written off by Impact Diagnostics in January 2004. After June 2004, there were no further transactions between the two companies and neither company owed the other.

In 2003, Impact Diagnostics received advances of $20,000 from Blaine Taylor, pursuant to a non-interest bearing demand note, which brought the totaled advanced by Mr. Taylor to $21,500 at year-end 2003. Mr. Taylor beneficially currently owns 6.4% of our outstanding capital stock.  As of July 30, 2004, the amount outstanding under the note was approximately $16,500.  Effective July 30, 2004, this note was converted to 89,918 shares of our common stock.

In 2001, Mitchell Godfrey loaned Impact Diagnostics $50,000, pursuant to a 5% unsecured promissory note.  Mr. Godfrey beneficially owns 6.6% of our outstanding capital stock.  As of December 31, 2003, the amount outstanding under the note was $29,279.  Effective July 30, 2004, this note, excluding accrued interest which was forgiven by Mr. Godfrey, was converted into 159,557 shares of our common stock, such that the balance due to Mr. Godfrey was zero at year-end 2004.

Messrs. Seth Yakatan and Clifford Mintz have been contracted as consultants to us in the business development area since November 1, 2004 and August 1, 2004, respectively. They were paid $5,000 each month for their services which were terminated December 31, 2005 and March 31, 2005 respectively. Mr. Yakatan is the son of Stan Yakatan, our President, CEO and Board Chairman. Mr. Mintz is an affiliate of Katan Associates, of which Stan Yakatan is the Chairman.

With the exception of the advances to officers, on which no interest was due, we believe that these transactions were on terms as favorable as could have been obtained from unaffiliated third parties. Any future transactions we enter into with our directors, executive officers and other affiliated persons will be on terms no less favorable to us than can be obtained from an unaffiliated party and will be approved by a majority of the independent, disinterested members of our board of directors, and who had access, at our expense, to our or independent legal counsel.

SELLING STOCKHOLDERS

The following table details the name of each selling stockholder, the number of shares owned by that selling stockholder, and the number of shares that may be offered by each selling stockholder for resale under this prospectus.  The selling stockholders may sell up to 143,468,843shares of our common stock from time to time in one or more offerings under this prospectus, 95,446,650 of which are issuable upon the conversion of notes held by certain selling stockholders.  Because each selling stockholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated below, no selling stockholder nor any of their affiliates have held a position or office, or had any other material relationship, with us.

Name of Selling Stockholder *	Total Shares of Common Stock and Common Stock Issuable Upon Conversion of Notes and Warrants**	Total Percentage of Common Stock , Assuming Full Conversion	Shares of Common Stock Included in Prospectus	Beneficial Ownership Before the Offering ***	Percentage of Common Stock Owned Before Offering ***	Ownership After Completion of Offering ****
AJW Offshore, Ltd. (1) (3)	28,263,804	17.53%	Up to 55,768,423 shares of common stock	6,984,067 (2)	4.99%	0
AJW Partners (1) (4)	8,123,730	5.76%	Up to 16,064,331shares of common stock	6,984,067 (2)	4.99%	0
AJW Qualified Partners, LLC (1) (5)	19,068,196	12.54%	Up to 37,748,706 shares of common stock	6,984,067 (2)	4.99%	0
New Millenium Capital Partners II, LLC (1) (6)	952,722	*	Up to 1,903,748 shares of common stock	6,984,067 (2)	4.99%	0
Michael Ahlin (7)	6,640,900	4.99%	1,000,0000	6,640,900	4.99%	5,640,900 (4.24%)
Alan Gelband Co. Defined Contribution Pension Plan & Trust (8)	217,294	0	217,294	217,294	0	0
Armadillo Partners (9)	1,086,475	0	1,086,475	1,086,475	0	0
Thomas J. Axon (10)	1,220,725	0	1,220,725	1,220,725	0	0
Bridges & Pipes LLC (11)	3,096,974	2.33%	3,096,974	3,096,974	2.33%	0
Shekhar K. Basu and Sita Basu (12)	1,086,475	0	1,086,475	1,086,475	0	0
BIP Partners (13)	195,565	0	195,565	195,565	0	0
Daniel C. Bolick (14)	653,950	0	653,950	653,950	0	0
Dr. David R. Bolick (15)	1,160,489	0	1,160,489	1,160,489	0	0

Julia Bolick (16)	32,696	0	32,696	32,696	0	0
Larry and Glenda Bolick Family Trust (17)	130,789	0	130,789	130,789	0	0
Marie Bono (18)	108,647	0	108,647	108,647	0	0
Mike Cassidy (19)	217,294	0	217,294	217,294	0	0
Peter L. Coker and Susan H. Coker (20)	217,294	0	217,294	217,294	0	0
DCOFI Master LDC (21)	3,007,200	0	3,007,200	3,007,200	0	0
James H. Donell, as receiver of Citadel Capital Management, Inc. (22)	507,166	0	507,166	507,166	0	0
Thomas Doyle (23)	108,647	0	108,647	108,647	0	0
Richard Smithline (24)	468,752	0	468,752	468,752	0	0
Robert MacGregor (25)	13,779	0	13,779	13,779	0	0
David Skriloff (26)	297,619	0	297,619	297,619	0	0
Rockwood Group LLC (27)	68,895	0	68,895	68,895	0	0
David Fuchs (28)	13,779	0	13,779	13,779	0	0
M. W. Crow Family Trust (29)	531,125	0	531,125	531,125	0	0
Trevor Crow (30)	216,270	0	216,270	216,270	0	0
Michelle Crow Trust (31)	246,270	0	246,270	246,270	0	0
Spencer Crow Trust (31)	246,270	0	246,270	246,270	0	0
Olivia Crow Trust (31)	246,270	0	246,270	246,270	0	0
Duncan Crow Trust (31)	246,270	0	246,270	246,270	0	0
Blair Eddins (32)	48,891	0	48,891	48,891	0	0
John A. Fahlberg (33)	217,294	0	217,294	217,294	0	0
Bruce A. Falbaum (34)	108,647	0	108,647	108,647	0	0
Anthony Falcone (35)	217,294	0	217,294	217,294	0	0
Richard Gillings (36)	543,237	0	543,237	543,237	0	0
Mitchell Godfrey (37)	3,370,607	2.53%	159,557	3,370,607	2.53%	3,211,050 (2.41%)
Francesco Gozzo (38)	543,237	0	543,237	543,237	0	0
Harold Gubnitsky (39)	163,486	0	163,486	163,486	0	0
Steven T. Hague (40)	122,072	0	122,072	122,072	0	0
Roberta B. Hardy (41)	108,647	0	108,647	108,647	0	0
Frank L. Hoffecker (42)	468,421	0	468,421	468,421	0	0
HT Ardinger & Sons, Inc. (43)	543,237	0	543,237	543,237	0	0
Ira A. Hunt Jr. (44)	217,294	0	217,294	217,294	0	0

Horace Mann Johnson III (45)	162,970	0	162,970	162,970	0	0
David P. Kalm (46)	122,072	0	122,072	122,072	0	0
Don Larsen (47)	98,091	0	98,091	98,091	0	0
Steven W. Lefkowitz (48)	2,441,451	1.84%	2,441,451	2,441,451	1.84%	0
Jack Levine (49)	1,051,059	0	387,500	1,051,059	0	663,559
Jack Levine and Susan Levine (49)	588,555	0	588,555	588,555	0	0
Timothy McNamee (50)	543,237	0	543,237	543,237	0	0
Andreas Michailidis (51)	130,789	0	130,789	130,789	0	0
Network 1 Financial Securities Inc. (52)	104,905	0	104,905	104,905	0	0
Pershing LLC, as custodian of Robert L. Bolick, Roth IRA (53)	130,789	0	130,789	130,789	0	0
Pottahils for AccuDx	206,667	0	206,667	206,667	0	0
Christina Recchia (54)	108,647	0	108,647	108,647	0	0
Peter Reichard (55)	108,647	0	108,647	108,647	0	0
RH Damon & Co. Inc. (56)	501,200	0	501,200	501,200	0	0
Michael Rosenbaum (57)	543,237	0	543,237	543,237	0	0
Dr. Mark Rosenfeld (58)	6,077,050	4.57%	1,000,000	6,077,050	4.57%	5,077,050 (3.82%))
David Ruggieri (59)	814,856	0	814,856	814,856	0	0
Peter Siraslian (60)	543,237	0	543,237	543,237	0	0
SilverDeer LLC (61)	108,647	0	108,647	108,647	0	0
Blaine Taylor (62)	3,600,718	2.71%	89,918	3,600,718	2.71%	3,510,800 (2.64%)
Trahan & Assoc.	453,127	0	453,127	453,127	0	0
Carl B. Turner and Alison M. Turner (63)	108,647	0	108,647	108,647	0	0
John F. Turner and Emily F. Turner (64)	217,294	0	217,294	217,294	0	0
Donna Viemeister (65)	108,647	0	108,647	108,647	0	0
Wentworth Advisors, LLC (66)	250,000	0	250,000	250,000	0	0
Michael Bascetta (67)	114,993	0	114,993	114,993	0	0
Calvin Vaughn (68)	114,993	0	114,993	114,993	0	0
Gregory Ruff (69)	114,993	0	114,993	114,993	0	0
Doris Ruff (70)	57,496	0	57,496	57,496	0	0
Harold Kaufman (71)	91,995	0	91,995	91,995	0	0

Mendel Klein (72)	54,242	0	54,242	54,242	0	0
Craig Littler (73)	160,991	0	160,991	160,991	0	0
Maana Enterprises (74)	114,993	0	114,993	114,993	0	0
Robert O’Brian (75)	57,496	0	57,496	57,496	0	0
Congregation Zichron Malka (76)	54,242	0	54,242	54,242	0	0
Murray Sternfeld (77)	113,909	0	113,909	113,909	0	0
James Hori (78)	114,993	0	114,993	114,993	0	0
J Michael Kellum (79)	114,993	0	114,993	114,993	0	0
Tom Linton (80)	114,993	0	114,993	114,993	0	0
Joe Willis and Jann H. Willis (81)	30,000	0	30,000	30,000	0	0
Anasazi Partners III, LLC (82)	250,000	0	250,000	250,000	0	0
Duncan Capital LLC (83)	130,900	0	130,900	130,900	0	0
Sichenzia Ross Friedman Ference LLP	200,000	0	200,000	200,000	0	0

* Except as set forth below, we have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

** This column represents an estimated number based on a current conversion price of $.031, divided into the principal amount.

*** These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

**** Assumes that all securities registered will be sold.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) Some of the selling stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC.

(2) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes, in accordance with Rule 416 under the Securities Act of 1933, as amended. However the selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(3) Represents 40,326 units, at a price of $0.9175 per unit, which consist of (i) 201,634 shares of common stock and (ii) 40,326 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger and $766,472.67 in callable secured convertible notes, currently convertible at conversion price of $.031, and 3,853,846 warrants exercisable at $0.45 per share purchased in a Securities Purchase Agreement on June 14, 2005.

(4) AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. Represents 17,438 units, at a price of $0.9175 per unit, which consist of (i) 87,193 shares of common stock and (ii) 17,438 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger and $220,303.61 in callable secured convertible notes, currently convertible at conversion price of $.031, and 1,107,691 warrants exercisable at $0.45 per share purchased in a Securities Purchase Agreement on June 14, 2005.

(5) AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. Represents 47,956 units, at a price of $0.9175 per unit, which consist of (i) 239,782 shares of common stock and (ii) 47,956 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger and $517,101.37 in callable secured convertible notes, currently convertible at conversion price of $.031, and 2,600,000 warrants exercisable at $0.45 per share purchased in a Securities Purchase Agreement on June 14, 2005.

(6) New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by New Millennium Capital Partners II, LLC. Represents 3,269 units, at a price of $0.9175 per unit, which consist of (i) 16,348 shares of common stock and (ii) 3,269 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger and $25,809.33 in callable secured convertible notes, currently convertible at conversion price of $.031, and 130,769 warrants exercisable at $0.45 per share purchased in a Securities Purchase Agreement on June 14, 2005.

(7)   Michael Ahlin has served as a director and Vice President since July 2004. He was an existing Impact Diagnostics shareholder. The shares shown as owned by Mr. Ahlin include 1,253,000 shares owned by Princess Investments. Mr. Ahlin has voting and dispositive rights over these shares.

(8) Alan Gelband has voting and dispositive rights over the shares held by Alan Gelband Co. Defined Contribution and Pension Plan & Trust. Represents 21,798 units, at a price of $0.9175 per unit, which consist of (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 86,505 shares issued in connection with the settlement of a lawsuit in June 2006.

(9) Michael Weprin has the voting and dispositive rights over the shares held by Armadillo Partners. Represents 108,991 units, at a price of $0.9175 per unit, which consist of (i) 544,959 shares of common stock and (ii) 108,991 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 432,525 shares issued in connection with the settlement of a lawsuit in June 2006.

(10) Represents (i) 134,250 shares of Impact Diagnostics and (ii) 108,991 units, at a price of $0.9175 per unit, which consist of (a) 544,959 shares and (ii) 108,991warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 432,525 shares issued in connection with the settlement of a lawsuit in June 2006.

(11) Bridges & Pipes LLC is an affiliate an affiliate of Duncan Capital LLC, which served as placement agent in connection with the sale of our units in the private financing that we completed in connection with the Merger. Includes warrants to purchase 104,495 shares of our common stock held by Bridges & Pipes LLC. David Fuchs has voting and dispositive rights over the shares owned by Bridges & Pipes LLC. Bridges and Pipes made a $200,000 bridge financing loan to us which converted into 2,720,000 shares at the time of the merger. They also made a $50,000 loan to us which was converted into 272,479 shares and 104,495 warrants exercisable at $0.1835.

(12) Represents 108,991 units, at a price of $0.9175 per unit, which consist of (i) 544,959 shares of common stock and (ii) 108,991 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 432,525 shares issued in connection with the settlement of a lawsuit in June 2006.

(13) Bobby Stanley, Ike Lewis and Peter Coker hold the voting and dispositive rights over the shares held by BIP Partners. Represents 19,618 units, at a price of $0.9175 per unit, which consist of (i) 98,092 shares of common stock and (ii) 19,618 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 77,855 shares issued in connection with the settlement of a lawsuit in June 2006.

(14) Represents 108,991 units, at a price of $0.9175 per unit, which consist of (i) 544,959 shares of common stock and (ii) 108,991 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger.

(15) David R. Bolick provided consulting services to us on a part-time basis from July 2004 through October 2004. As of November 1, 2004, Dr. Bolick was hired as an employee and appointed as our Medical Director, a part-time position. Dr. Bolick is also an employee of Ameripath, Inc. We lease our clinical laboratory space from Rocky Mountain Pathology, LLC, an affiliate of Ameripath, Inc. In addition, Ameripath has conducted initial studies of our technology for us. Dr. Bolick obtained 250,000 warrants and 250,000 shares through his work as a consultant for us. Includes 110,081 units, at a price of $0.9175 per unit, which consist of (i) 550,408 shares of common stock and (ii) 110,081 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger.

(16) Represents 5,449 units, at a price of $0.9175 per unit, which consist of (i) 27,247 shares of common stock and (ii) 5,449 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger.

(17) Represents 21,798 units, at a price of $0.9175 per unit, which consist of (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger.

(18) Represents 10,899 units, at a price of $0.9175 per unit, which consist of (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 43,253 shares issued in connection with the settlement of a lawsuit in June 2006.

(19) Represents 21,798 units, at a price of $0.9175 per unit, which consist of (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 86,505 shares issued in connection with the settlement of a lawsuit in June 2006.

(20) Represents 21,798 units, at a price of $0.9175 per unit, which consist of (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 86,505 shares issued in connection with the settlement of a lawsuit in June 2006.

(21) Richard Smithline has voting and dispositive rights over the shares owned by DCOFI Master LDC. DCOFI was an Impact Diagnostics shareholder in connection with the Merger.

(22) Citadel, James Donell receiver, holds (i) an Impact Diagnostics note which was renegotiated in connection with the merger and (ii) 89,500 warrants with an exercise price of $0.01. The note is convertible into 417,666 shares of common stock.

(23) Represents 10,899 units, at a price of $0.9175 per unit, which consist of (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 43,253 shares issued in connection with the settlement of a lawsuit in June 2006.
(24) Includes 420,525 shares received through the exercise of warrants by Duncan Capital Group LLC and 48,227 of warrants transferred to him by Duncan Capital LLC.

(25) Represents 13,779 warrants obtained from Duncan Capital LLC in connection with its action as placement agent for the July 2004 private placement.

(26) Represents (i) 267,000 warrants originally granted Duncan Capital Group LLC which served as financial advisor to us in connection with the merger and (ii) 30,619 of the warrants originally granted to Duncan Capital LLC in connection with its acting as placement agent for the July 2004 private placement.

(27) Represents 68,895 warrants originally given to Duncan Capital LLC in connection with the private placement. Dan Purjes has voting and investment control over the warrants held by the Rockwood Group.

(28) Represents 13,779 of the warrants originally granted to Duncan Capital LLC in connection with its acting as placement agent for the July 2004 private placement.

(29) Shares were obtained from the exercise of warrants given to Duncan Capital Group LLC which served as financial advisor to us in connection with the Merger.

(30) Shares were obtained from the exercise of warrants given to Duncan Capital Group LLC which served as financial advisor to us in connection with the Merger.

(31) Kevin Crow, one of our former directors, is the trustee. These shares were obtained through the exercise of warrants by Duncan Capital Group LLC which served as financial advisor to us in connection with the Merger.

(32) Represents 4,904 units, at a price of $0.9175 per unit, which consist of (i) 24,523 shares of common stock and (ii) 4,904 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 19,464 shares issued in connection with the settlement of a lawsuit in June 2006.

(33) Represents 21,798 units, at a price of $0.9175 per unit, which consist of (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 86,505 shares issued in connection with the settlement of a lawsuit in June 2006.

(34) Represents 10,899 units, at a price of $0.9175 per unit, which consist of (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 43,253 shares issued in connection with the settlement of a lawsuit in June 2006.

(35) Represents 21,798 units, at a price of $0.9175 per unit, which consist of (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 86,505 shares issued in connection with the settlement of a lawsuit in June 2006.

(36) Represents 54,495 units, at a price of $0.9175 per unit, which consist of (i) 272,479 shares of common stock and (ii) 54,495 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 216,263 shares issued in connection with the settlement of a lawsuit in June 2006.

(37) Represents 159,557 shares being sold are the result of the conversion of a promissory note from Impact Diagnostics.

(38) Represents 54,495 units, at a price of $0.9175 per unit, which consist of (i) 272,479 shares of common stock and (ii) 54,495 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 216,263 shares issued in connection with the settlement of a lawsuit in June 2006.
(39) Represents 27,247 units, at a price of $0.9175 per unit, which consist of (i) 136,239 shares of common stock and (ii) 27,247 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger.

(40)Steven Hague held 13,425 shares of common stock of Impact Diagnostics, Inc. and obtained 10,899 units, at a price of $0.9175 per unit, which consist of (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 43,253 shares issued in connection with the settlement of a lawsuit in June 2006.

(41) Represents 10,899 units, at a price of $0.9175 per unit, which consist of (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 43,253 shares issued in connection with the settlement of a lawsuit in June 2006.

(42) Represents 45,000 units, at a price of $0.9175 per unit, which consist of (i) 225,000 shares of common stock and (ii) 45,000 warrants exercisable at $0.1835 per share were purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 198,421 shares issued in connection with the settlement of a lawsuit in June 2006.

(43) Horace Ardinger holds the voting and dispositive rights over the shares held by HT Ardinger & Sons, Inc. Represents 54,495 units, at a price of $0.9175 per unit, which consist of (i) 272,479 shares of common stock and (ii) 54,495 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 216,263 shares issued in connection with the settlement of a lawsuit in June 2006.

(44) Represents 21,798 units, at a price of $0.9175 per unit, which consist of (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 86,505 shares issued in connection with the settlement of a lawsuit in June 2006.

(45) Represents 16,348 units, at a price of $0.9175 per unit, which consist of (i) 81,743 shares of common stock and (ii) 16,348 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 64,879 shares issued in connection with the settlement of a lawsuit in June 2006.

(46) David P. Kalm held 13,425 shares of common stock of Impact Diagnostics, Inc. and obtained 10,899 units, at a price of $0.9175 per unit, which consist of (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 43,253 shares issued in connection with the settlement of a lawsuit in June 2006.

(47) Represents 16,348 units, at a price of $0.9175 per unit, which consist of (i) 81,743 shares of common stock and (ii) 16,348 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger.

(48) Steven Lefkowitz held 268,000 shares of common stock of Impact Diagnostics shareholder. The shares also include 217,983 units, at a price of $0.9175 per unit, which consist of (i) 1,089,918 shares of common stock and (ii) 217,983 warrants exercisable at $0.1835 purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 865,050 shares issued in connection with the settlement of a lawsuit in June 2006.

(49) Jack Levine has served as a director of Grant Life Sciences and chairman of our Audit Committee since August 2004. Represents (i) 490,463 shares of common stock and (ii) 98,092 warrants exercisable at $0.1835 per share purchased for cash in a private placement in July 2004.

(50) Represents 54,495 units, at a price of $0.9175 per unit, which consist of (i) 272,479 shares of common stock and (ii) 54,495 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 216,263 shares issued in connection with the settlement of a lawsuit in June 2006.

(51) Represents 21,798 units, at a price of $0.9175 per unit, which consist of (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger.

(52) Network 1 Financial Securities Inc. is a broker-dealer who is an underwriter. Damon Testaverde has voting and dispositive rights over the shares owned by Network 1 Financial Securities Inc. Network 1 received 104,905 warrants which were originally given to Duncan Capital LLC in consideration for its services as an agent to Duncan Capital in connection with the private placement. The shares were not received as underwriting compensation.

(53) Robert Bolick holds the voting and dispositive rights over the shares held by Pershing LLC, as custodian of Robert L. Bolick, Roth IRA. Represents 21,798 units, at a price of $0.9175 per unit, which consist of (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger.

(54) Represents 10,899 units, at a price of $0.9175 per unit, which consist of (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 43,253 shares issued in connection with the settlement of a lawsuit in June 2006.

(55) Represents 10,899 units, at a price of $0.9175 per unit, which consist of (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 43,253 shares issued in connection with the settlement of a lawsuit in June 2006.

(56) Damon Testaverde holds the voting and dispositive rights over the shares held by RH Damon & Co. Inc. RH Damon & Co. Inc. was an Impact Diagnostic shareholder.

(57) Represents 54,495 units, at a price of $0.9175 per unit, which consist of (i) 272,479 shares of common stock and (ii) 54,495 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 216,263 shares issued in connection with the settlement of a lawsuit in June 2006.

(58) Represents shares received for services performed on our Company as a director and Vice President from August through October 11, 2004.

(59) Represents 81,743 units, at a price of $0.9175 per unit, which consist of (i) 408,719 shares of common stock and (ii) 81,743 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 324,394 shares issued in connection with the settlement of a lawsuit in June 2006.

(60) Represents 54,495 units, at a price of $0.9175 per unit, which consist of (i) 272,479 shares of common stock and (ii) 54,495 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 216,263 shares issued in connection with the settlement of a lawsuit in June 2006.

(61) Howard Jacobson holds the voting and dispositive rights over the shares held by SilverDeer LLC. Represents 10,899 units, at a price of $0.9175 per unit, which consist of (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 43,253 shares issued in connection with the settlement of a lawsuit in June 2006.

(62) Blaine Taylor was an existing shareholder of Impact Diagnostics, Inc. Represents shares received in connection with the conversion of a Impact Diagnostics promissory note.
(63) Represents 10,899 units, at a price of $0.9175 per unit, which consist of (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 43,253 shares issued in connection with the settlement of a lawsuit in June 2006.

(64) Represents 21,798 units, at a price of $0.9175 per unit, which consist of (i) 108,991 shares of common stock and (ii) 21,798 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 86,505 shares issued in connection with the settlement of a lawsuit in June 2006.

(65) Represents 10,899 units, at a price of $0.9175 per unit, which consist of (i) 54,495 shares of common stock and (ii) 10,899 warrants exercisable at $0.1835 per share purchased for cash in a private placement transaction with accredited investors in July 2004 in connection with the Merger. Also includes 43,253 shares issued in connection with the settlement of a lawsuit in June 2006.

(66) John C. Wilson, our former Chief Financial Officer, is Managing Principal and 100% owner of Wentworth Advisors.

(67) Represents 114,993 shares of common stock issuable upon conversion of the convertible promissory note dated January 2, 2004.

(68) Represents 114,993 shares of common stock issuable upon conversion of the convertible promissory note dated January 5, 2004.

(69) Represents 114,993 shares of common stock issuable upon conversion of the convertible promissory note dated January 5, 2004.

(70) Represents 57,496 shares of common stock issuable upon conversion of the convertible promissory note dated January 5, 2004.

(71) Represents 91,995 shares of common stock issuable upon conversion of the convertible promissory note dated January 5, 2004.

(72) Represents 54,242 shares of common stock issuable upon conversion of the convertible promissory note dated January 5, 2004.

(73) Represents 160,991 shares of common stock issuable upon conversion of the convertible promissory note dated January 9, 2004.

(74) Robert Baron has the voting and dispositive rights of Maana Enterprises, Inc. Represents 114,993 shares of common stock issuable upon conversion of the convertible promissory note dated January 13, 2004.

(75) Represents 57,496 shares of common stock issuable upon conversion of the convertible promissory note dated January 13, 2004.

(76) Mr. Eluzer Bald has the voting and dispositive rights for the shares held by Congregation Zichron Malka. Represents 54,242 shares of common stock issuable upon conversion of the convertible promissory note dated January 21, 2004.

(77) Represents 113,909 shares of common stock issuable upon conversion of the convertible promissory note dated January 21, 2004.

(78) Represents 114,993 shares of common stock issuable upon conversion of the convertible promissory note dated February 4, 2004.

(79) Represents 114,993 shares of common stock issuable upon conversion of the convertible promissory note dated February 5, 2004.

(80) Represents 114,993 shares of common stock issuable upon conversion of the convertible promissory note dated February 25, 2004.

(81) Represents (i) 25,000 shares of common stock and (ii) 5,000 warrants exercisable at $0.1835 per share purchased for cash in a private placement in July 2004.

(82) Chris Baker is the fund manager and has voting and investment control over the shares. The shares were obtained from MW Crow Family, L.P. which exercised warrants originally given to Duncan Capital Group LLC. The shares were not received as underwriting compensation.

(83) David Fuchs has voting and investment power over the warrants held by Duncan Capital LLC. These warrants, which are exercisable at $0.1835 per share, were received for its acting as placement agent in connection with the private placement.

PLAN OF DISTRIBUTION

                The common stock offered by this prospectus is being offered by the selling stockholders.  The common stock may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•        ordinary brokers’ transactions,

•        through brokers, dealers, or underwriters who may act solely as agents,

•        “at the market” into an existing market for the common stock,

•        in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

•        in privately negotiated transactions, and

•        any combination of the foregoing.

                In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

                The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

               The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

                We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling stockholders and related persons against specified liabilities, including liabilities under the Securities Act.

                While they are engaged in a distribution of the shares included in this prospectus the selling stockholders are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution, from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

The selling stockholders may also sell shares under Rule 144 promulgated under the Securities Act of 1933, as amended, rather than selling under this prospectus. This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders or are eligible for sale under Rule 144(k).  In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has owned shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of shares of our common stock then outstanding (which, after our increase in authorized capital is effective, will equal approximately 583,891 shares of common stock) or (ii) the average weekly trading volume of our shares of common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has owned the shares proposed to be sold for at least two years, is entitled to sell his shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

DESCRIPTION OF SECURITIES

                Our authorized capital stock currently consists of 750,000,000 shares of common stock and 20,000,000 shares of preferred stock. Each share of common stock is entitled to one vote on all matters voted upon by our stockholders.  Holders of our common stock have no preemptive or other rights to subscribe for additional shares or other securities.  There are no cumulative voting rights.

                Holders of our common stock are entitled to dividends in such amounts as may be declared by our board of directors from time to time from funds legally available therefore.  We have not declared or paid cash dividends or made distributions in the past on our common stock, and we do not anticipate that we will pay cash dividends or make distributions in the foreseeable future.  We currently intend to retain and invest future earnings to finance operations.

               Our Amended and Restated Articles of Incorporation allow our Board of Directors the authorization, without further stockholder approval, to issue up to 20,000,000 shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative dividend rights, conversion rights, voting rights and other rights and qualifications of any such series.  The Board has not fixed any series of preferred stock and no shares of preferred stock are issued and outstanding.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby. Sichenzia Ross Friedman Ference LLP is also the owner of 200,000 shares of our common stock, which are included in this registration statement.
EXPERTS

                Our audited financial statements for the fiscal years ended December 31, 2005 and 2004 have been audited by Singer, Lewak, Greenbaum and Goldstein, LLP, and Russell Bedford Stefanou Mirchandani LLP, independent public accountants, respectively.  The reports of these registered public accounting firms, which appear elsewhere herein, include an explanatory paragraph as to our ability to continue as a going concern.  Our financial statements are included in reliance upon such report and upon the authority of such firms as experts in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On January 24, 2005, the Audit Committee of Grant Life Sciences, Inc. (the “Company”) engaged Russell Bedford Stefanou Mirchandani LLP (“RBSM”) as our independent registered public accounting firm to audit its financial statements for the year ending December 31, 2004. Prior to engaging RBSM, neither the Company, nor anyone on our behalf, consulted with RBSM regarding the application of accounting principles to a specific completed or contemplated transaction, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters.

On January 24, 2006, Grant Life Sciences, Inc. dismissed Russell Bedford Stefanou Mirchandani LLP as its principal independent accountant. Effective January 24, 2006, we engaged Singer, Lewak, Greenbaum & Goldstein LLP as our new principal independent accountant. Our board of directors has approved the dismissal of Russell Bedford Stefanou Mirchandani LLP and the appointment of Singer, Lewak, Greenbaum & Goldstein LLP as our new principal independent accountants.

From the date of Russell Bedford Stefanou Mirchandani LLP's appointment through the date of their dismissal on January 24, 2006, there were no disagreements between our company and Russell Bedford Stefanou Mirchandani LLP on any matter listed under Item 304 Section (a)(1)(iv) A to E of Regulation S-B, including accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Russell Bedford Stefanou Mirchandani LLP would have caused Russell Bedford Stefanou Mirchandani LLP to make reference to the matter in its reports on our financial statements.. The report on the financial statements prepared by Russell Bedford Stefanou Mirchandani LLP for the fiscal period ending December 31, 2004 contained a paragraph with respect to our ability to continue as a going concern.

Prior to engaging Singer, Lewak, Greenbaum & Goldstein LLP, we did not consult Singer, Lewak, Greenbaum & Goldstein LLP regarding either:

1.
the application of accounting principles to any specified transaction, either completed or proposed, or the type of audit opinion that might be rendered our financial statements, and neither a written report was provided to our company nor oral advice was provided that PricewaterhouseCoopers concluded was an important factor considered by our company in reaching a decision as to the accounting, auditing or financial reporting issue; or

2.
any matter that was either subject of disagreement or event, as defined in Item 304(a)(1)(iv)(A) of Regulation S-B and the related instruction to Item 304 of Regulation S-B, or a reportable event, as that term is explained in Item 304(a)(1)(iv)(A) of Regulation S-B.

Prior to engaging Singer, Lewak, Greenbaum & Goldstein LLP, Singer, Lewak, Greenbaum & Goldstein LLP has not provided our company with either written or oral advice that was an important factor considered by our company in reaching a decision to change our company's new principal independent accountant from Russell Bedford Stefanou Mirchandani LLP to Singer Lewak  Greenbaum & Goldstein LLP.

FURTHER INFORMATION

                We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission.  These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission’s regional offices.  You can obtain copies of these materials from the Public Reference Section of the Securities an Exchange Commission upon payment of fees prescribed by the Securities and Exchange Commission.  You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission’s Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.  The address of that site is http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

GRANT LIFE SCIENCES, INC.
(A development stage company)

Page
Reports of Independent Registered Public Accounting Firms	F-1& F-2

Consolidated Balance Sheets as of December 31, 2005 and 2004	F-3
Consolidated Statements of Losses for the years ended December 31, 2005 and 2004 and for the period July 9, 1998 (date of inception) through December 31, 2005	F-4
Consolidated Statement of Deficiency in Stockholders’ Equity for the period July 9, 1998 (date of inception) through December 31, 2005	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004 and for the period July 9, 1998 (date of inception) through December 31, 2005	F-8
Notes to Consolidated Financial Statements	F-10

For the Six Months Ended June 30, 2006 and June 30, 2005

Condensed Consolidated Balance Sheets - June 30, 2006 and December 31, 2005)	F-26
Condensed Consolidated Statement of Losses - six months ended June 30, 2006 and
June 30, 2005 and July 9, 1998 (date of inception) through March 31, 2006	F-27
Condensed Consolidated Statement of Deficiency in Stockholder’s Equity- July 9, 1998
(date of inception) through June 30, 2006	F-28
Condensed Consolidated Statement of Cash Flows - six months ended June 30, 2006 and
June 30, 2005 and July 9, 1998 (date of inception) through June 30, 2006	F-29
Notes to Condensed Consolidated Financial Statements	F-30

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP
CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Grant Life Sciences, Inc.
Los Angeles, California

We have audited the consolidated balance sheet of Grant Life Sciences, Inc. and subsidiary (a development stage company) as of December 31, 2005 and the related consolidated statements of losses, deficiency in stockholders’ equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provided a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Grant Life Sciences, Inc. and subsidiary (a development stage company) as of December 31, 2005, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note B to the consolidated financial statements, the Company is in the development stage and has not established a significant source of revenues. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note B. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ SINGER LEWAK GREENBAUM & GOLDSTEIN LLP.
Singer Lewak Greenbaum & Goldstein LLP. Los Angeles, California February 28, 2006

RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
Board of Directors
Grant Life Sciences, Inc.
Los Angeles

We have audited the accompanying consolidated balance sheet of Grant Life Sciences, Inc., (a development stage company) as of December 31, 2004 and the related consolidated statements of losses, deficiency in stockholders equity, and cash flows for the year ended December 31, 2004. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on the financial statements based upon our audit.

We have conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Grant Life Sciences, Inc. (a development stage company) at December 31, 2004 and the results of its operations and its cash flows for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the company will continue as a going concern. As discussed in the Note B to the accompanying financial statements, the company is in the development stage and has not established a source of revenues. This raises substantial doubt about the company’s ability to continue as a going concern. Management’s plan in regard to these matters is also described in Note B. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Russell Bedford Stefanou Mirchandani LLP

Certified Public Accountants

New York, New York
March 18, 2005

GRANT LIFE SCIENCES, INC.
(A development stage company)
CONSOLIDATED BALANCE SHEETS

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$800,472	$365,958
Accounts receivable	72,675	-
Miscellaneous receivables	-	3,000
Prepaid expenses	69,125	5,213
Due from employees (Note E)	-	334
Deposits & other assets	45,209	3,263
Total current assets	987,481	377,768

Property and equipment, net of accumulated depreciation
of $5,857 and $8,186 at December 31, 2004 and 2003, respectively (Note D)	14,321	15,240
Deferred financing fees, net of accumulated amortization of $13,542 and $0, at December 31, 2005 and December 31, 2004, respectively	61,458	-

Total assets	$1,063,260	$393,008

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$124,847	$95,841
Accrued liabilities	130,555	37,000
Accrued interest payable	106,637	7,005
Accrued payroll liabilities	94,680	13,159
Notes payable, current portion (Note F)	21,875	122,500
Total current liabilities	478,594	275,505

Long-term liabilities:
Notes payable - long term (Note F)	350,000	350,000
Convertible notes payable (Note F)	240,491	-
Derivative liability related to convertible notes	2,606,377	-
Warrant liability related to convertible notes	161,472	-
Total Liabilities	3,836,934	625,505
Commitments and contingencies (Note J)	-	- -
Deficiency in stockholders' equity:
Preferred stock, par value: $.001, authorized 20,000,000 shares; no shares issued and outstanding at December 31, 2004 and 2003 (Note G)	-	-
Common stock, par value; $.001, authorized 150,000,000 shares at December 31, 2005 and 2004, 126,486,518 and 56,243,791 shares issued and outstanding at December 31, 2005 and 2004, respectively (Note G)	126,487	56,244
Additional paid in capital	5,400,819	4,190,485
Deferred compensation	(285,308)	(1,097,886)
Deficit accumulated during development stage	(8,015,672)	(3,381,340)
Total deficiency in stockholders' equity:	(2,773,674)	(232,496)
Total liabilities and deficiency in stockholders' equity:	$1,063,260	$393,008
The accompanying notes to consolidated financial statements

GRANT LIFE SCIENCES, INC.
(A development stage company)
CONSOLIDATED STATEMENT OF LOSSES

			For the Period July 9, 1998 (date of inception) through December 31,
	For the Year Ended December 31,		2005
	2005	2004

Sales	$72,675	-	$72,675
Cost of Sales	62,805	-	62,805
Gross Margin	9,870	-	9,870

Operating Expenses:
General and administrative	2,385,740	$1,542,388	4,724,728
Depreciation (Note D)	6,662	4,555	19,403
Acquisition cost (Note C)	-	65,812	65,812
Research and development	502,325	450,540	1,468,505
Total Operating Expenses	2,894,727	2,063,295	6,278,448

Loss from Operations	(2,884,857)	(2,063,295)	(6,266,578)

Other income (expenses):
Gain on extinguishment of debt (Note F)	-	411,597	510,104
Change in fair value related to adjustment of derivative and warrant liability to fair value of underlying securities	(887,117)		(887,117)
Interest expense	(862,257)	(258,652)	(1,369,979)

Loss before income taxes	(4,634,231)	(1,910,350)	(8,015,570)
Income tax benefit (expense)	(100)	-	(100)
Net loss	$(4,634,331)	$(1,910,350)	$(8,015,670)

Net loss per common share -
basic and diluted (Note G)	$(0.07)	$(0.04)	n/a
Weighted average shares -
basic and diluted	67,803,070	42,751,142	n/a

See accompanying notes to consolidated financial statements

GRANT LIFE SCIENCES, INC.
(A development stage company)
CONSOLIDATED STATEMENT OF DEFICIENCY IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD JULY 9, 1998 (Date of Inception) THROUGH
DECEMBER 31, 2005

	Common Shares	Common Shares Amount	Subscription Receivable	Deferred Compensation	Additional Paid In Capital	Accumulated Deficit	Total (Deficiency) In Stockholders Equity
Balance, July 9, 1998 (date of inception)	9,272,200	$9,272	$-	$-	$(9,272)	$-	$-
Issued stock for subscription receivable at $0.005 per share	18,795,000	18,795	(100,000)	-	81,205	-	-
Balance, December 31, 1998	28,067,200	28,067	(100,000)	-	71,933	-	-
Issued stock for cash at $0.004 per share	1,253,000	1,253	-	-	3,747	-	5,000
Net loss	-	-	-	-	-	(5,053)	(5,053)
Balance, December 31, 1999	29,320,200	29,320	(100,000)	-	75,680	(5,053)	(53)
Payment of subscriptions receivable	-	-	100,000	-	-	-	100,000
Net loss	-	-	-	-	-	(43,641)	(43,641)
Balance, December 31, 2000	29,320,200	29,320	-	-	75,680	(48,694)	56,306
Issued stock for cash at $0.004 per share	250,600	251	-	-	749	-	1,000
Net loss	-	-	-	-	-	(522,213)	(522,213)
Balance, December 31, 2001	29,570,800	29,571	-	-	76,429	(570,907)	(464,907)
Beneficial conversion feature on issuance of debt	-	-	-	-	98,507	-	98,507
Gain on extinguishment of debt	-	-	-	-	(98,507)	-	(98,507)
Issued stock for cash at $0.13 per share	689,150	689	-	-	91,811	-	92,500
Issued stock for services at $0.06 per share	1,591,310	1,591	-	-	101,659	-	103,250
Issued stock in satisfaction of debt at $0.14 per share	1,790,000	1,790	-	-	248,210	-	250,000
Net loss	-	-	-	-	-	(646,201)	(646,201)
Balance, December 31, 2002	33,641,260	33,641	-	-	518,109	(1,217,108)	(665,358)
Issued stock for cash at $0.13 per share	930,800	931	-	-	119,069	-	120,000
Net loss	-	-	-	-	-	(253,881)	(253,881)
Balance, December 31, 2003	34,572,060	34,572	-	-	637,178	(1,470,989)	(799,239)
Issued stock for cash at $0.0838 per share	238,660	239	-	-	19,761	-	20,000
Issued stock for services at $0.08 per share	500,000	500	-	-	39,500	-	40,000
Issued stock for cash at $0.1835 per share	9,560,596	9,561	-	-	1,485,376	-	1,494,937
Reverse merger with Grant Ventures, Inc.	6,000,000	6,000	-	-	-	-	6,000

Warrants issued as part of restructuring of debt (89,500 valued at $0.03779)	-	-	-	-	3,382	-	3,382
Recognition of beneficial conversion feature on issuance of note payable	-	-	-	-	200,000	-	200,000
Conversion of note payable and accrued interest at $0.07569 per share	2,720,000	2,720	-	-	203,165	-	205,885
Issued stock in satisfaction of debt at $0.1835 per share	249,475	249	-	-	45,530	-	45,779
Exercise of $0.01 warrants	2,403,000	2,403	-	-	21,627	-	24,030
Issued 250,000 warrants for services	-	-	-	-	11,000	-	11,000
Stock options issued to employees, directors, consultants	-	-	-	(1,523,966)	1,523,966	-	-
Vesting of deferred compensation	-	-	-	426,081	-	-	426,081
Net loss	-	-	-	-	-	(1,910,350)	(1,910,350)
Balance, December 31, 2004	56,243,791	56,244	-	(1,097,886)	4,190,485	(3,381,340)	(232,496)
Conversion of notes payable and accrued interest at $0.092178 per share on 3/31/05	1,395,322	1,395	-	-	127,225	-	128,620
Stock options issued to new director on 2/21/05	-	-	-	(26,725)	26,725	-	-
Value of 250,000warrants issued as part of bridge loan on 3/15/05	-	-	-	-	65,540	-	65,540
Shares issued 4/28/05 for services at $0.40	500,000	500	-	-	199,500		200,000
Stock options granted to employee 4/1/05	-	-	-	(327,197)	327,197	-	-
Stock options exercised 6/2/05	50,000	50	-	-	8,950	-	9,000
Shares issued 9/28 for legal services at $0.22	200,000	200	-	-	43,800		44,000
Partial conversion of Senior note payable at $0.0105 per share on 9/8	2,800,000	2,800	-	-	26,600	-	29,400
Partial conversion of Senior note payable at $0.0068 per share on 9/23	2,980,000	2,980	-	-	17,284	-	20,264
Partial conversion of Senior note payable at $0.00423 per share on 9/28	2,980,000	2,980	-	-	9,625	-	12,605
Stock options issued to interim CEO 9/28	-	-	-	(3,762)	3,762	-	-
Partial conversion of Senior note payable at $0.00423 per share on 10/3/05	2,980,000	2,980	-	-	9,625	-	12,605
shares issued on exercise of warrant CAMFO II	250,000	250	-	-	2,500	-	2,750
Partial conversion of Senior note payable at $0.00423/share per share on 10/6/05	2,400,000	2,400	-	-	7,752	-	10,152
Partial conversion of Senior note payable at $0.00423 per share on 10/7/05	500,000	500	-	-	1,615	-	2,115
Partial conversion of Senior note payable at $0.00423 per share on 10/12/05	2,980,000	2,980	-	-	9,625	-	12,605
Partial conversion of Senior note payable at $0.00423 per share on 10/17/05	2,980,000	2,980	-	-	9,625	-	12,605

Partial conversion of Senior note payable at $0.00776 per share on 10/21/05	3,570,000	3,570	-	-	24,205	-	27,775
Partial conversion of Senior note payable at $0.00776 per share on 10/26/05	3,570,000	3,570	-	-	23,562	-	27,132
Partial conversion of Senior note payable at $0.00776 per share on 11/3/05	3,570,000	3,570	-	-	23,562	-	27,132
Partial conversion of Senior note payable at $0.0057 per share on 11/8/05	4,230,000	4,230	-	-	19,881	-	24,111
Partial conversion of Senior note payable at $0.0057 per share on 11/11/05	4,230,000	4,230	-	-	19,881	-	24,111
Partial conversion of Senior note payable at $0.0059 per share on 11/15/05	4,230,000	4,230	-	-	20,727	-	24,957
Partial conversion of Senior note payable at $0.0063 per share on 11/18/05	4,230,000	4,230	-	-	22,419	-	26,649
Partial conversion of Senior note payable at $0.0080 per share on 11/23/05	4,230,000	4,230	-	-	29,610	-	33,840
Partial conversion of Senior note payable at $0.01016 per share on 11/30/05	4,230,000	4,230	-	-	38,747	-	42,977
Partial conversion of Senior note payable at $0.0093 per share on 12/6/05	4,230,000	4,230	-	-	35,096	-	39,326
Partial conversion of Senior note payable at $0.00908 per share on 12/9/05	5,650,000	5,650	-	-	45,652	-	51,302
Partial conversion of Senior note payable at $0.00856 per share on 12/16/05	1,010,405	1,010	-	-	7,639	-	8,649
Shares issued at $0.09 on exercise of warrant	267,000	267	-	-	2,403	-	2,670
Vesting of deferred compensation	-	-	-	976,987	-	-	976,987
Cancellation of stock options	-	-	-	193,275			193,275
Net loss for the year	-	-	-	-	-	(4,634,331)	(4,,634,331)
Balance, December 31, 2005	126,486,518	$126,487	$-	$(285,308)	$5,400,819	$(8,015,670)	$(2,773,674)

See accompanying notes to consolidated financial statements

GRANT LIFE SCIENCES, INC.
(A development stage company)
CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31,		For the Period July 9, 1998 (date of inception) through December 31,
	2005	2004	2005
Cash flows from operating activities:
Net (loss)	$(4,634,331)	$(1,910,350)	$(8,015,671)
Adjustments to reconcile net (loss) to cash
(used in) operations:
Depreciation (Note D)	6,662	4,555	19,403
Amortization	26,667	-	26,667
Change in fair value related to adjustment of derivative and warrant liability to fair value of underlying securities	887,117	-	887,117
Loss on abandonment of assets (Note D)	-	3,790	3,790
Deferred compensation (Note J)	976,986	426,081	1,403,067
Common stock issued in exchange for services rendered (Note G)	244,000	40,000	388,250
Cancellation of stock options	193,275	-	193,275
Interest on convertible notes payable	591,534	-	591,534
Warrants issued in connection with bridge loan	65,540	-	65,540
Warrants issued in exchange for services rendered (Note I)	-	11,000	11,000
Beneficial conversion feature discount (Note F)	-	200,000	298,507
Gain on extinguishment of debt (Note F)	-	(411,597)	(510,104)
Write off of accounts payable due to stockholders	(1,230)	(878)	(2,108)
Acquisition cost (Note C)	-	65,812	65,812
Decrease (increase) in:
Accounts receivable	(69,675)	(3,000)	(72,675) -
Related party receivables	-	14,050	-
Employee receivables	334	33,009	-
Prepaid expense	(63,912)	(5,213)	(69,124)
Deposits & other	(55,070)	(2,563)	(56,335)
(Decrease) increase in:
Accounts payable	29,007	59,882	122,320
Notes payable	21,875	-	21,875
Accounts payable - assumed liabilities	-	(17,506)	(17,506)
Accounts payable - stockholders	-	(38,900)	(38,900)
Accrued expenses	93,556	36,900	128,556
Accrued payroll liabilities	81,521	(38,035)	94,680
Accrued interest payable	106,981	48,030	297,098
Net cash (used in) operating activities	(1,499,163)	(1,484,933)	(4,163,932)

Cash flows from investing activities:
Payments for property and equipment	(5,743)	(16,873)	(37,515)
Net cash used in investing activities	(5,743)	(16,873)	(37,515)

Cash flows from financing activities:
Proceeds from sale of common stock, net of costs and fees (Note G)	14,420	1,538,967	1,770,887
Net proceeds from notes payable (Note F)	1,925,000	322,500	3,105,253
Proceeds from related party notes payable	-	-	60,000
Payments for related party notes payable	-	(5,000)	(34,221)
Proceeds from stock subscriptions receivable	-	-	100,000
Net cash provided by financing activities	1,939,420	1,856,467	5,001,919

Net increase (decrease) in cash and cash equivalents	434,514	354,659	800,472
Cash and cash equivalents at beginning of the period	365,958	11,299	-
Cash and cash equivalents at end of the period	$800,472	$365,958	$800,472

See accompanying notes to consolidated financial statements

Supplemental cash flow information for the years ended December 31, 2005 and 2004 and July 9, 1998 (date of inception) through December 31, 2005 is as follows:

	2005	2004	July 9, 1998 (date of inception) through December 31, 2005

Cash paid for interest	$48,114	$10,622	$60,711
Cash paid for income taxes	-	-	0

Non Cash Investing and Financing Transactions:
Loss on abandonment of assets	-	3,790	3,790
Deferred compensation	976,987	426,081	426,081
Common stock issued in exchange for services rendered(G)	244,000	40,000	144,250
Warrants issued in exchange for services rendered(1)	-	11,000	11,000
Gain on extinguishment of debt	-	(411,597)	(510,104)
Write off of accounts payable due to stockholders	(1,230)	(878)	(2,108)

Merger with Impact:
Common stock retained	-	6,000	6,000
Liabilities assumed in excess of assets acquired	-	59,812	59,812
Acquisition cost recognized	-	65,812	65,812

(1)During the year ended December 31, 2004, the Company issued 500,000 shares of stock and one 5-year warrant to purchase 250,000 shares of stock for services provided by consultants prior to the merger.

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES

Business and Basis or Presentation

Grant Life Sciences, Inc. (formerly Impact Diagnostics, Inc.) (the “Company”) was organized under the laws of the State of Utah on July 9, 1998. The Company’s purpose is to research, develop, market and sell diagnostic kits for detecting disease with emphasis on the detection of low-grade cervical disease.

On July 30, 2004, the Company became a wholly owned subsidiary of Grant Ventures, Inc., a Nevada Corporation, by merging with Impact Acquisition Corporation, a Utah corporation and wholly owned subsidiary of Grant Ventures, Inc. Grant Ventures, Inc. was an inactive publicly registered shell corporation with no significant assets or operations. For accounting purposes the merger was treated as a recapitalization of the Company. Grant Ventures, Inc. changed its name to Grant Life Sciences, Inc. in November 2004.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Impact Diagnostics. All intercompany transactions and balances have been eliminated in consolidation.

Development Stage Company

Effective July 9, 1998 (date of inception), the Company is considered a development stage Company as defined in SFAS No. 7. The Company’s development stage activities consist of the development of medical diagnostic kits. Sources of financing for these development stage activities have been primarily debt and equity financing. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Property and Equipment

Furniture and equipment is stated at cost less accumulated depreciation. Depreciation is computed using a straight-line basis based on the estimated useful lives of the assets. Equipment is depreciated over 3 to 5 years and furniture over 7 years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed and any resulting gain or loss is recognized.

Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (“SFAS No. 144”). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of, be reported at the lower of the carrying amount or the fair value less costs to sell.

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.

Revenue Recognition

Revenues are recognized in the period that services are provided. For revenue from product sales, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, “Revenue Recognition” ("SAB No. 104"), which superseded Staff Accounting Bulletin No. 101, “Revenue Recognition In Financial Statements” ("SAB No. 101"). SAB No. 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

SAB No. 104 incorporates Emerging Issues Task Force No. 00-21, “Multiple-Deliverable Revenue Arrangements” ("EITF 00-21"). EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing EITF 00-21 on the Company's consolidated financial position and results of operations was not significant.

Research and Development Costs

Research and development costs are expensed as incurred. These costs include direct expenditures for goods and services, as well as indirect expenditures such as salaries and various allocated costs.

Liquidity
As shown in the accompanying consolidated financial statements, the Company has incurred a net loss of $4,634,331 and $1,910,350 during the years ended December 31, 2005 and 2004, respectively. Consequently, its operations are subject to all risks inherent in the establishment of a new business enterprise.

Income Taxes

Income taxes are provided based on the liability method for financial reporting purposes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this method deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

Net Loss Per Common Share

The computation of net loss per common share is based on the weighted average number of shares outstanding during each period. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period. At year end December 31, 2005, there were 10,405,010 warrants, 3,187,618 vested stock options and 983.334 unvested options outstanding. These options and warrants were not included in the diluted loss per share calculation because the effect would have been anti dilutive. At year end December 31, 2004, there were 2,979,704 warrants, 613,650 vested stock options and 4,629,604 unvested options outstanding. These options and warrants were not included in the diluted loss per share calculation because the effect would have been anti dilutive.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (SFAS No.123R). This Statement requires public entities to measure the cost of equity awards to employees based on the grant-date value of the award. The Company elected early adoption of this Statement, effective for 2004, in advance of the Company's required adoption date of December 15, 2005.

The Company began granting options to its employees, directors, and consultants in the 3rd quarter of 2004 under the Company's Stock Incentive Plan. In 2005 a total of 950,000 options and in 2004 a total of 5,243,254 options were granted, all of which vest over time periods ranging from 0 to 3 years. Fair value at the date of grant was estimated using the Black-Scholes pricing model with the following assumptions: 2005: dividend yield of 0%, expected volatility of 107%, risk-free interest rate of 3.6% and an expected life of 3 years, and 2004: dividend yield of 0%, expected volatility of 114%, risk-free interest rate of 3.69% and an expected life of 3 years. The exercise price for all but 100,000 options was $0.18. 100,000 options granted in 2005 had an exercise price of $0.40 The weighted average grant date fair value for the options granted in 2005 was $0.43 and the weighted average grant date fair value for the options granted in 2004 was $0.29.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the end of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

In April 2003, the FASB issued SFAS No. 149, “Amendment Of Statement 133 On Derivative Instruments And Hedging Activities” (“SFAS No. 149”). SFAS No. 149 amends SFAS No. 133 to provide clarification on the financial accounting and reporting of derivative instruments and hedging activities and requires that contracts with similar characteristics be accounted for on a comparable basis. The provisions of SFAS No. 149 are effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 will not have a material impact on the Company's results of operations or financial position.

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

In November 2004, the FASB issued SFAS No. 151, “Inventory Costs” -- an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . ." This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not yet have any inventory.

In December 2004, the FASB issued SFAS No. 152, "Accounting for Real Estate Time-Sharing Transactions”--an amendment of FASB Statements No. 66 and 67("SFAS No. 152”). This Statement amends FASB Statement No. 66, “Accounting for Sales of Real Estate”, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position No. 04-2, “Accounting for Real Estate Time-Sharing Transactions” (“SOP No. 04-2”). This Statement also amends FASB Statement No.67, “Accounting for Costs and Initial Rental Operations of Real Estate Projects”, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP No. 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005 with earlier application encouraged. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

On December 16, 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets”, an amendment of APB Opinion No. 29, “Accounting for Nonmonetary Transactions” (" SFAS No. 153"). This statement amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Under SFAS No. 153, if a nonmonetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS No. 153 is effective for nonmonetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”), an amendment to Accounting Principles Bulletin Opinion No. 20, “Accounting Changes” (“APB No. 20”), and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. Though SFAS No. 154 carries forward the guidance in APB No.20 and SFAS No.3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors, SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. The Company will implement SFAS No. 154 in its fiscal year beginning January 1, 2006. We are currently evaluating the impact of this new standard but believe that it will not have a material impact on the Company’s financial position, results of operations, or cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”.

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. The Company is currently evaluating the impact this new Standard but believes that it will not have a material impact on the Company’s financial position, results of operations, or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS NO. 156”), which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied. The Company does not believe that SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.

NOTE B - GOING CONCERN

The accompanying statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements during the years ended December 31, 2005 and 2004, the Company incurred losses from operations of $4,634,331 and $1,910,350, respectively, and has a deficit accumulated during the development stage of $8,015,671 as of December 31, 2005. In addition, the Company has had negative cash flow from operating activities since inception. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company’s existence is dependent upon management’s ability to develop profitable operations and resolve its liquidity problems. Management anticipates the Company will attain profitable status and improve its liquidity through the continued development and sale of its products and additional equity investment in the Company. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In order to improve the Company’s liquidity, the Company is actively pursing additional debt and equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

NOTE C - BUSINESS COMBINATION AND CORPORATE RESTRUCTURE

On July 30, 2004, the Company completed a merger transaction with Impact Diagnostics, Inc. (“Impact”), a privately held Utah company, pursuant to an agreement dated July 6, 2004. As a result of the merger, there was a change in control of the public entity. Impact Diagnostics is a wholly owned subsidiary of the Company.

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2005 and 2004

NOTE C - BUSINESS COMBINATION AND CORPORATE RESTRUCTURE (Continued)

In accordance with SFAS No. 141, Impact was the acquiring entity. While the transaction is accounted for using the purchase method of accounting, in substance the Agreement is a recapitalization of the Impact’s capital structure.

For accounting purposes, the Company accounted for the transaction as a reverse acquisition and Impact is the surviving entity. The total purchase price and carrying value of net assets acquired was $65,812. The Company did not recognize goodwill or any intangible assets in connection with the transaction. From 1999 until the date of the Agreement, Grant was an inactive corporation with no significant assets and liabilities.

Effective with the Agreement, all 35,060,720 previously outstanding shares owned by the Impact’s members were exchanged on a share for share basis with shares of the Company’s common stock.

On September 20, 2004, the Company’s Board of Directors approved a change in the Company’s name to Grant Life Sciences, Inc. The accompanying financial statements have been changed to reflect the change as if it had happened at the beginning of the periods presented. Stockholders approved this change effective November 12, 2004.

The total consideration was $65,812 and the significant components of the transaction are as follows:

Common stock retained	$6,000
Assets acquired	-
Liabilities assumed - accounts payable	20,034
Liabilities assumed - accounts payable - stockholder	39,778
Cash paid	-
Total consideration paid/organization cost	$65,812

In accordance with SOP No. 98-5, the Company expensed $65,812 as organization costs.

NOTE D - PROPERTY AND EQUIPMENT

Major classes of property and equipment at December 31, 2005 and 2004 consist of the followings:

	2005	2004
Furniture and fixtures	$23,501	$17,758
Equipment	3,339	3,339
	26,840	21,097
Less: Accumulated Depreciation	(12,519)	(5,857)

Net Property and Equipment	$14,321	$15,240

Depreciation expense was $6,662 and $4,555 for the years ended December 31, 2005 and 2004, respectively.

During the year ended December 31, 2004, furniture and fixtures costing $ 10,674 and accumulated depreciation of $ 6,884 were abandoned, resulting in loss of $3,790.

NOTE E - RELATED PARTY TRANSACTIONS

In August 2004, the Company paid $100,000 and issued warrants to purchase 2,670,000 shares, at an exercise price of $0.01 per share, of its common stock to Duncan Capital Group LLC as compensation for acting as the Company’s financial advisor in connection with the Merger.  In August 2004, the Company paid $77,000 and issued warrants to purchase 411,104 shares of its common stock to Duncan Capital LLC as compensation for acting as its placement agent in connection with the sale of its units in a private financing.  The warrants have an exercise price of $0.1835 per share. Both Duncan Capital LLC and Duncan Capital Group LLC are affiliates of Bridges & Pipes LLC, which is one of the Company’s stockholders.  Michael Crow, the brother of Kevin Crow, who was one of our directors, is Chairman and Chief Executive Officer of Duncan Capital Group LLC, which is our financial advisor, and a manager of Bridges &Pipes LLC. In November 2004, 2,403,000 warrants were exercised by Duncan Capital Group.

In 2003, Impact Diagnostics advanced $3,000, to Michael Ahlin, a director and Vice President of Grant Life Sciences, and $6,500, respectively, to Dr. Mark Rosenfeld, a former director and Vice President.  At year-end 2003, Mr. Ahlin owed the Company $9,000 and Dr. Rosenfeld owed the Company $21,032. At the time of the advances, Mr. Ahlin was Chairman of the Board, President and Chief Executive Officer of Impact Diagnostics, and Dr. Rosenfeld was Secretary and Chief Technical Officer of Impact Diagnostics. The cumulative total advances were repaid in full on June 30, 2004 by Mr. Ahlin and Dr. Rosenfeld.

In 2003, Impact Diagnostics advanced $6,229, respectively, to Seroctin Research & Technology.  Michael Ahlin, a director and Vice President, owned 20%, and Dr. Mark Rosenfeld, a former director and former Vice President, owned 18.4% of Seroctin Research & Technology. Seroctin advanced funds to Impact Diagnostics during 2004, such that the receivable became a small payable. In December 2004, Impact made a payment of $1,220 to Seroctin, so that at year-end 2004 neither company owed the other.

In 2003, Impact Diagnostics advanced $7,820 to WetCor, Inc. Michael Ahlin, a director and Vice President, is the President of WetCor, Inc. The $7,820 of advances receivable on the balance sheet as of December 31, 2003 was written off by Impact Diagnostics in January 2004. After June 2004, there were no further transactions between the two companies and neither company owed the other.

In 2003, Impact Diagnostics received advances of $20,000 from Blaine Taylor, pursuant to a non-interest bearing demand note, which brought the totaled advanced by Mr. Taylor to $21,500 at year-end 2003. Mr. Taylor beneficially currently owns 6.4% of our outstanding capital stock.  As of July 30, 2004, the amount outstanding under the note was approximately $16,500.  Effective July 30, 2004, this note was converted to 89,918 shares of our common stock.

In 2001, Mitchell Godfrey loaned Impact Diagnostics $50,000, pursuant to a 5% unsecured promissory note.  Mr. Godfrey beneficially owned 6.6% of our outstanding capital stock.  As of December 31, 2003, the amount outstanding under the note was $29,279.  Effective July 30, 2004, this note, excluding accrued interest which was forgiven by Mr. Godfrey, was converted into 159,557 shares of our common stock, such that the balance due to Mr. Godfrey was zero at year-end 2004.

During the year ended December 31, 2004, the Company shared office space with a related entity. Reimbursement of overhead from the related party totaled $12,000. The Company moved into separate space in September 2004. Prior to July 31, 2004, the Company and the related entities would, on occasion, pay invoices on behalf of the other and track the net receivable/payable in the related party receivable account.

Messrs. Seth Yakatan and Clifford Mintz have been contracted as consultants to us in the business development area since November 1, 2004 and August 1, 2004, respectively. They were paid $5,000 each month for their services which were terminated December 31, 2005 and March 31, 2005 respectively. Mr. Yakatan is the son of Stan Yakatan, our Board Chairman. Mr. Mintz is an affiliate of Katan Associates, of which Stan Yakatan is the Chairman.

As of December 31, 2005 and 2004, the Company had receivables from employees of $0 and $334, respectively.

NOTE F - NOTES PAYABLE

Notes payable at December 31, 2005 and December 31, 2004 are as follows:

	December 31, 2005	December 31, 2004
6% convertible note payable, unsecured, due on 1/2/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of $0.092178	$-	$10,000
6% convertible note payable, unsecured, due on 1/5/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	10,000
6% convertible note payable, unsecured, due on 1/5/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	10,000
6% convertible note payable, unsecured, due on 1/5/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	5,000
6% convertible note payable, unsecured, due on 1/5/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	8,000
6% convertible note payable, unsecured, due on 1/5/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	5,000
6% convertible note payable, unsecured, due on 1/9/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	14,000
6% convertible note payable, unsecured, due on 1/13/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	10,000
6% convertible note payable, unsecured, due on 1/13/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	5,000
6% convertible note payable, unsecured, due on 1/21/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	5,000
6% convertible note payable, unsecured, due on 1/21/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	10,500
6% convertible note payable, unsecured, due on 2/4/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	10,000
6% convertible note payable, unsecured, due on 2/5/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	10,000
6% convertible note payable, unsecured, due on 2/25/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	10,000

10% note payable, unsecured, originally due on 11/30/2002. The note payable was in default as of December 31, 2002. The venture capital firm that issued the loan has since been placed in receivership. As of December 31, 2003 the note balance was $587,753 with accrued interest payable of $141,501. In August 2004, this note for $587,753 and accrued interest of $175,787 was restructured into a 3-year convertible note of $350,000 plus 89,500 5-year warrants to purchase additional shares at $0.01 per share. The note is convertible into shares of common stock at a conversion price of $0.83798 per share. Interest is payable quarterly at 6% per year. The 89,500 warrants have an option value of $0.0378 per share. The conversion resulted in a $411,597 gain on extinguishment of debt in 2004.
	350,000	350,000
10% convertible debenture with interest due quarterly subject to certain conditions, due three years from the date of the note. The holder has the option to convert unpaid principal to the Company's common stock at the lower of (i) $0.40 or (ii) 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the twenty trading days before, but not including, conversion date. The Company granted the note holder a security interest in substantially all of the Company's assets and intellectual property and registration rights. (see below) In 2005 $470,313 of note principal was converted into 67,580,405 shares at an average conversion rate of $0.007 per share.
	240,491	-
6% note payable, unsecured, interest and principal to be paid in eight equal quarterly payments beginning 6/07/05. Final payment is due 3/7/2007.	21,875	-
Total notes payable	612,366	472,500
Less: current portion	(21,875)	(122,500)
Balance notes payable (long term portion)	$590,491	$350,000

In March 2005, convertible notes totaling $122,500 plus accrued interest of $7,350 converted into 1,395,322 shares of stock, per the terms of the notes. $1,230 of interest was forgiven.

On March 15, 2005, the Company obtained bridge financing of $200,000 from a shareholder who owns 5.2% of the Company’s outstanding shares. The Company signed a $200,000 note, secured by the Company's assets, with an interest rate of 8% due June 15, 2005 or when the Company receives proceeds of $2,000,000 from the sale of stock or debt securities, whichever is sooner. Interest is payable in cash at the end of each month. The Company issued 250,000 5-year warrants, with an exercise price of $0.40, to the lender. The exercise price of the warrants is adjustable downward if equity is issued in the future for a price less than the exercise price of these warrants. The note was paid off on the due date of June 15, 2005 with the proceeds from the sale of convertible debt on June 14, 2005.

The Company entered into a Securities Purchase Agreement with four accredited investors on June 14, 2005 for the issuance of an aggregate of $2,000,000 of convertible notes ("Convertible Notes"), and attached to the Convertible Notes were warrants to purchase 7,692,308 shares of the Company's common stock. The Convertible Notes accrue interest at 10% per annum, payable quarterly, and are due three years from the date of the note. The note holder has the option to convert any unpaid note principal to the Company's common stock at a rate of the lower of (i) $0.45 or (ii) 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including conversion date.

As of December 31, 2005, the Company issued to the investors Convertible Notes in a total amount of $2,000,000 in exchange for net proceeds of $1,761,670. The proceeds that the Company received were net of prepaid interest of $133,330 representing the first eight month's interest calculated at 10% per annum for the aggregate of $2,000,000 of convertible notes, $30,000 that was placed into an escrow fund to purchase key man life insurance, and related costs of $75,000. Prepaid interest is amortized over the first eight months of the note and capitalized financing costs are amortized over the maturity period (three years) of the convertible notes.

The transactions, to the extent that it is to be satisfied with common stock of the Company, would normally be included as equity obligations. However, in the instant case, due to the indeterminate number of shares which might be issued under the embedded convertible host debt conversion feature, the Company is required to record a liability for the fair value of the detachable warrants and the embedded convertible feature of the note payable (included in the liabilities as a "derivative liability").

The accompanying financial statements comply with current requirements relating to warrants and embedded conversion features as described in FAS 133, EITF 98-5, 00-19, and 00-27, and APB 14 as follows:

•	The Company recorded the convertible debt and the detachable warrants based upon the relative fair market values on the dates the proceeds were received.
•
Subsequent to the initial recording, the change in the fair value of the detachable warrants, determined under the Black-Scholes option pricing formula, and the change in the fair value of the embedded derivative in the conversion feature of the convertible debentures are recorded as adjustments to the liabilities at December 31, 2005.

•
The expense relating to the change in the fair value of the Company's stock reflected in the change in the fair value of the warrants and derivatives (noted above) is included as other income (expense).

•	Accreted interest of $240,491 as of December 31, 2005.

During 2005, $470,311 of the June 14th convertible note was converted into 67,580,405 shares at an average conversion rate of $0.007 according to the terms of the note.

The following table summarizes the various components of the convertible notes as of December 31, 2005:

Convertible notes:	$240,491
Warrant Liability	161,472
Derivative liability	2,606,377
3,008,340

Change in fair value of convertible notes	(887,117)
Accretion of interest related to convertible debenture	(591,534)
Converted to common shares	470,311
Total convertible notes:	$2,000,000

NOTE G - COMMON STOCK

The Company is authorized to issue 150,000,000 shares of common stock with $0.001 par value per share. As of December 31, 2005, the Company has issued and outstanding 126,486,518 shares of common stock. Also, the Company is authorized to issue 20,000,000 shares of preferred stock with $0.001 par value per share. No shares of preferred stock have been issued to date.

In 1998, the Company issued 18,795,000 shares of its common stock at $0.005 per share for $100,000 which is shown as subscription receivable until it was settled in the year 2000.

In 1999 the Company issued 1,253,000 shares of its common stock at $0.004 per share for $5,000 in cash.

In 2001 the Company issued 250,600 shares of its common stock at $0.004 per share for $1,000 in cash.

In 2002 the Company issued 689,150 shares of its common stock at $0.13 per share for $92,500 in cash.

In 2002 the Company issued 1,591,310 shares of its common stock at $0.06 per share in return for services valued at $103,250.

In 2002 the Company issued 1,790,000 shares of its common stock at $0.14 per share in satisfaction of $250,000 of debt.

In 2003 the Company issued 930,800 shares of its common stock at $0.13 per share for $120,000 in cash.

In July 2004, per the Agreement and Plan of Merger with Impact Diagnostics, Inc. all previously outstanding 35,060,720 shares of common stock owned by the Impact’s stockholders were exchanged for the same number of shares of the Company’s common stock. The value of the stock that was issued was the historical cost of the Company’s net tangible assets, which did not differ materially from their fair value.

In connection with the Merger, on July 5, 2004, the board of directors of Impact Diagnostics, Inc. approved a stock split of 3.58 shares to 1. As a result of the split, the outstanding common stock of Impact Diagnostics, Inc. increased from 9,793,497 to 35,060,720 shares. Pursuant to the Merger Agreement, each share of Impact Diagnostics common stock was exchanged for one share of Grant Life Sciences common stock. All numbers, in the financial statements and notes to the financial statements have been adjusted to reflect the stock split for all periods presented.

On September 20, 2004, the Company’s Board of Directors approved a change in the Company’s name to Grant Life Sciences, Inc. The accompanying financial statements have been changed to reflect the change as if it had happened at the beginning of the periods presented. Stockholders approved this change effective November 12, 2004.

In March and April of 2004, the Company issued 238,660 shares of common stock for cash at $0.0838 per share for $20,000.

In June 2004, the Company issued 500,000 shares of common stock in exchange for services valued at $40,000 to consultants. The stock issued was valued at  $.08 per share, which represents the fair value of the stock issued, which did not differ materially from the value of the services rendered. Expense of $20,000, related to financial consulting, is included in general administrative expense and expense of $20,000 related to R&D consulting is included in R&D expense.

On August 19, 2004, the Company completed a private placement of 9,560,596 shares to accredited investors at a price of $0.1835 per share. As an additional enticement to purchase the shares, one 5-year warrant to purchase stock at $0.1835 was issued for each 5 shares of stock purchased. The private placement resulted in net proceeds to the company of approximately $1,494,937. The Company also issued warrants to purchase 2,670,000 shares at an exercise price of $0.01 per warrant and warrants to purchase 411,104 shares at an exercise price of $0.185 per warrant to its placement agent in connection with the Merger and private placement.

A bridge loan of $50,000, made to the Company on July 6, 2004, was converted to equity on July 31, 2004 as part of the private placement. In addition to the warrants received as part of the offering, 50,000 warrants with an exercise price of $0.1835 were issued to the lender.

In July, 2004, the Company issued 2,720,000 shares of common stock for a convertible note payable and accrued interest of $205,885.

In August 2004, the Company issued 249,475 shares of common stock at $0.1835 per share in satisfaction of two related party notes payable of $45,779. Accrued interest was forgiven by the lenders.

In November 2004, the Company issued 2,403,000 shares of common stock for exercise of warrants at $0.01 strike price, for total cash proceeds of $24,030. These warrants were originally issued in connection with the Merger and private placement of common stock.

In March 2005, convertible notes, maturing in January and February 2005, were converted into 1,395,322 shares of stock. The conversion price per share was $0.092178, as stated in the notes, which originated in January and February of 2004.

In April 2005, the Company issued 500,000 shares of common stock to its financial advisory group in exchange for services rendered over the 2005 calendar year. The stock issued was valued at $0.40 per share, which represents the fair value of the stock issued, which did not differ materially from the value of the services rendered.

In June 2005, the Company issued 50,000 shares of common stock for exercise of stock options for cash $9,000.

In September 2005, 200,000 shares were issued in exchange for legal services at $.22 per share. The commitment to issue the shares was made on June 14, 2005.

From September 2005 to December 2005, $470,311 of principal of the Senior 10% convertible notes converted into 67,580,405 shares. The average conversion price per share was $0.0070.

During the fourth quarter of 2005 warrants for 517,000 shares were exercised for $5,420 in cash.

NOTE H - INCOME TAXES

The Company has adopted Financial Accounting Standard No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

For income tax reporting purposes, the Company’s aggregate unused net operating losses approximate $4,833,000 which expire through 2025, subject to limitations of Section 382 of the Internal Revenue Code, as amended. The deferred tax asset related to the carryforward is approximately $2,832,000. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will not be realized.

Components of deferred tax assets as of December 31, 2005 and 2004 are as follows:

Non current	2005	2004

Net Operating Loss Carryforwards	$1,883,717	$1,122,000
Accrued Interest	38,610	-
R&D Credit	43,200	-
Stock Options	595,899	-
Unrealized Loss	345,976	-
Amortization	10,400	-
Contribution Carryover	156	-
Less Valuation Allowance	(2,831,731)	1,122,000
Total Deferred Tax Assets	$86,227	$-

Deferred Tax Liability
State Taxes	$(86,227)	$-
Total Deferred Tax Liabilities	$(86,227)	$-
Net Deferred Tax Assets	$0	$-

The following table presents the current and deferred income tax provision for (benefit from) federal and state income taxes for the years ended December 31, 2005 and December 31, 2004:

Provision for income tax	Federal	Utah	Other	Total
Current provision	$-	$100		$100
Deferred provision
Deferred tax- beginning of year	-	-
Deferred tax - end of year	-	-
Change in deferred tax provision	-	-	-	-
Total provision	$-	$100	$-	$100

The provision for income taxes differs from the amount that would result from applying the federal statutory rate for the year ended December 31, 2005, as follows:

Calculation of rate of taxes on income
Tax @ statutory rate	34%

Permanent differences:	1%
R&D credit
State tax (net of fed benefit)	3%
Change in valuation allowance- federal	-33%
Change in valuation allowance - state	-5%

Total	0%

R&D credit for the year 2005 is $21,054

NOTE I - STOCK OPTIONS AND WARRANTS

The Company's has a Stock Incentive Plan. The options granted under the Plan may be either qualified or non-qualified options. Up to 25,000,000 options may be granted to employees, directors and consultants under the plan. Options may be granted with different vesting terms and expire no later than 10 years from the date of grant. In 2005, 950,000 options were granted, 850,000 with an exercise price of $0.18 and $100,000 with an exercise price of $0.40. In 2004, 5,243,254 options were granted under the plan. All of the options granted in 2004 have an exercise price of $0.18, but differing vesting terms. 50,000 of these options were exercised in June 2005. Stockholders approved the plan effective November 12, 2004.

Stock Options

Transactions involving stock options issued to employees, directors and consultants under the company’s 2004 Stock Incentive Plan are summarized below. Options issued under the plan have a maximum life of 10 years. The following table summarizes the options outstanding and the related exercise prices for the shares of the Company’s common stock issued under the 2004 Stock Incentive plan and as of December 31, 2005:

Options Outstanding				Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighed Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.18	4,170,952	8.7	$0.18	3,187,618	$0.18

	Number of options	Weighted average exercise price
Outstanding at December 31, 2003	-	-
Granted (weighted average fair value $ 0.29)	5,243,254	$0.18
Outstanding at December 31, 2004 (613,150 options exerciseable at weighted average exercise price of $ 0.18)	5,243,254	$0.18
Granted (weighted average fair value $ 0.38)	950,000	$0.19
Exercised (total fair value $6,264)	(50,000)	$0.18
Cancelled	(1,972,302)	$0.18
Outstanding at December 31, 2005 (3,187,618 options exerciseable at weighted average exercise price of $ 0.18). The options outstanding and exercisable at December 31, 2005 had an intrinsic value of $0.	4,170,952	$0.18

A summary of the status of the Company’s nonvested options as of December 31, 2004 and changes during the year ended December 31, 2005 is as follows:

Nonvested Shares	Number of options	Weighted average grant date fair value
Nonvested at December 31, 2004	4,629,604	$0.31
Granted	950,000	$0.38
Vested	(2,918,968)	$0.27
Forfeited	(1,677,302)	$0.20
Nonvested at December 31, 2005	983,334	$0.66

As at December 31, 2005, the total compensation cost not yet recognized related to nonvested option awards is $285,308 which is expected to be realized over a weighted average period of 0.9 years.

The weighted-average fair value of stock options vested during the years ended December 31, 2005 and 2004 and the weighted-average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model are as follows:

	2005	2004
Significant assumptions (weighted-average):
Risk-free interest rate at grant date	3.6%	3.7%
Expected stock price volatility	107%	114%
Expected dividend payout	0%	0%
Expected option life-years based on management’s estimate	3yrs	3yrs
(a)The expected option life is based on management’s estimate.

The Company elected early adoption of SFAS No. 123R effective for 2004, in advance of the Company's required adoption date of December 15, 2005. This Statement requires public entities to measure the cost of equity awards to employees based on the grant-date value of the award. During the years ended December 31, 2005 and 2004, the Company recognized $976,986 and $426,081 respectively as expense relating to vested stock options.

Warrants

The following tables summarize the warrants outstanding and the related exercise prices for the shares of the Company’s common stock issued by the Company as of December 31, 2005:

		Warrants Outstanding & Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighed Average Exercise Price
$ 0.01	89,500	3.6	$0.01
$ 0.18	411,104	3.6	$0.18
$ 0.18	1,912,100	3.6	$0.18
$ 0.18	50,000	3.6	$0.18
$ 0.18	250,000	3.8	$0.18
$ 0.45	2,692,307	4.5	$0.45
$0.45	2,307,692	4.6	$0.45
$0.45	2,692,307	4.7	$0.45
	10,405,010		$0.38

	Number of Shares	Weighted Average Exercise Price
Outstanding at December 31, 2003	-	-
Granted	5,382,704	$0.09
Exercised	(2,403,000)	$0.01
Canceled or expired	-	-
Outstanding at December 31, 2004	2,979,704	$0.16
Granted	7,942,306	$0.45
Exercised	(517,000)	$0.01
Canceled or expired	-	-
Outstanding at December 31, 2005	10,405,010	$0.38

All warrants were exercisable at the date of grant. All of the warrants, except 250,000 warrants, were issued in connection with financings. The exercise price of the warrants issued in 2005 can be adjusted downward if stock is issued below the market price. The Company granted a warrant to purchase 250,000 shares at $0.18 per share to a non-employee for past consulting services in June 2004. The warrant was valued at the fair market value of services performed. The Company recognized $11,000 as R&D expense relating to this warrant for the year ended December 31, 2004. The Black-Scholes option pricing model was used to value the 89,500 warrants with an exercise price of $0.01 which were issued in connection with a restructure of a note payable immediately prior to the merger. The $3,382 value of these warrants was recorded as additional paid-in capital. The following assumptions were used.

	2005	2004
Significant assumptions (weighted-average):
Risk-free interest rate at grant date	3.6%	3.7%
Expected stock price volatility	107%	114%
Expected dividend payout	0%	0%
Expected option life-years based on management’s estimate	3yrs	3yrs
(a)The expected option life is based on management’s estimate.

NOTE J - COMMITMENTS

On July 20, 2004, the Company entered into an exclusive license agreement to use certain technologies in its cervical cancer tests. The term of the license agreement is 17 years, and requires the Company to make annual royalty payments ranging from 1% to 3% of net sales, with annual minimum royalty payments of $48,000 to be paid monthly in $4,000 installments. The license agreement can be terminated with 90 days notice.

Minimum payments due under this license agreement are as follows:

Year	Amount
2006	$48,000
2007	48,000
2008	48,000
2009	48,000
2010	48,000
2011 and after	552,000
$792,000

On March 7, 2005, the Company signed a 10-year licensing agreement for rapid test technologies. Under the terms of the agreement, the Company made an initial payment of $15,000, executed a note for $35,000 payable over two years, and pay 3% royalties on net sales of licensed products. The license can be terminated with 90 days notice by the Company. On March 7, 2005, the Company also entered into a 27-month consulting Agreement with Ravi Pottahil and  Indira Pottahil in support of the License, pursuant to which these Consultants will receive 310,000 shares of common stock of the Company, to be issued as follows: one-third on September 7, 2005, one-third on March 7, 2006 and one-third on September 7, 2006. The September 7, 2005 shares had not yet been issued as of December 31, 2005.

On March 1, 2005, the Company signed a 1-yr financial advisory agreement which obligates the company to payments of $5,000/month for each month effective January 2005 thru December 2005. No payments have yet been made. This commitment is included in accrued liabilities on the balance sheet.

NOTE K- SUBSEQUENT EVENTS

In January 2006, the Company was served with a default notice by the holders of the $2,000,000 convertible notes. The default was the result of the Company’s not having maintained an effective registration statement for sufficient shares to permit the noteholders to continue conversion of the notes to common shares. In February 2006, the notice of default was withdrawn in exchange for an agreement with the Company whereby the rate at which the notes could be converted was reduced from 50% to 43% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including conversion date.

In April 2006, the Company announced that it had entered into a Memo of Understanding (MOU) with Israel-based Diagnostic Technologies Ltd. (DTL) related to Grant’s cervical cancer-diagnostic technology. Under the MOU, Grant would receive an upfront licensing fee of $250,000.  In addition, the MOU calls for DTL to conduct all development at its own cost, including clinical trials, associated with the commercialization of the products developed from Grant’s cervical cancer-diagnostic technology.  Upon commercialization, DTL will pay Grant an ongoing royalty on sales of the products developed, according to the MOU. A definitive licensing agreement would be signed following appropriate due diligence and a feasibility test.  Upon signing, DTL would immediately assume all of the costs associated with turning Grant’s core technology related to cervical-cancer diagnostics into a commercially viable product.

GRANT LIFE SCIENCES, INC.
(A development stage company)
CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2006	2005
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$221,806	$800,472
Accounts receivable	39,675	72,675
Prepaid expenses	49,488	69,125
Deposits & other assets	38,105	45,209
Total current assets	349,074	987,481

Property and equipment, net of accumulated depreciation of
$16,220 and $12,519 at June 30, 2006 and December 31, 2005, respectively	14,473	14,321
Deferred financing fees, net of accumulated amortization of $26,042 and $13,542, at June 30, 2006 and December 31, 2005, respectively	48,958	61,458

Total assets	$412,505	$1,063,260

LIABILITIES AND DEFICIENCY IN STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$135,720	$124,847
Accrued liabilities	179,888	130,555
Accrued interest payable	140,963	106,637
Accrued payroll liabilities	53,900	94,680
Notes payable, current portion (Note C)	15,393	21,875
Total current liabilities	525,864	478,594

Long-term liabilities:
Notes payable - long term (Note C)	350,000	350,000
Convertible notes payable (Note C)	448,047	240,491
Derivative liability related to convertible notes	1,642,997	2,606,377
Warrant liability related to convertible notes	107,617	161,472
Total Liabilities	3,074,525	3,836,934
Commitments and contingencies	-	-
Deficiency in stockholders' equity:
Preferred stock, par value: $.001, authorized 20,000,000 shares; no shares issued and outstanding at June 30, 2006 and at December 31, 2005. (Note E)	-	-
Common stock, par value; $.001, authorized 750,000,000 shares at June 30, 2006 and 150,000,000 shares at December 31, 2005, 126,486,518 shares issued and outstanding at June 30, 2006 and at December 31, 2005. (Note E)	126,487	126,487
Additional paid in capital	5,291,895	5,400,819
Deferred compensation	-	(285,308)
Deficit accumulated during development stage	(8,080,402)	(8,015,672)
Total deficiency in stockholders' equity:	(2,662,020)	(2,773,674)
Total liabilities and deficiency in stockholders' equity:	$412,505	$1,063,260

The accompanying notes to consolidated financial statements

GRANT LIFE SCIENCES, INC.
(A development stage company)
CONDENSED CONSOLIDATED STATEMENT OF LOSSES
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,		For the period July 9, 1998 (date of inception) through
	2006	2005	2006	2005	June 30, 2006

Sales					$72,675
Cost of Sales					62,805
Gross Margin					9,870

Operating Expenses:
General and administrative	$378,748	$761,722	$654,385	$1,434,924	5,379,113
Depreciation	1,851	1,713	3,701	3,236	23,104
Acquisition cost	-	-	-	-	65,812
Research and development	41,295	196,883	127,610	390,129	1,596,115
Total Operating Expenses	421,894	960,318	785,696	1,828,289	7,064,144

Loss from Operations	(421,894)	(960,318)	(785,696)	(1,828,289)	(7,052,274)

Other income (expenses):
Gain on extinguishment of debt	-	-	-	-	510,104
Change in fair value related to adjustment of derivative and warrant liability to fair value of underlying securities	736,145	(159,939)	1,017,234	(159,939)	130,117
Interest expense	(171,939)	(193,651)	(296,268)	(216,253)	(1,666,247)

Income (loss) before income taxes	142,312	(1,313,908)	(64,730)	(2,204,481)	(8,080,300)
Income tax benefit (expense)	-	-	-	-	(100)
Net Income (loss)	$142,312	$(1,313,908)	$(64,730)	$(2,204,481)	$(8,080,400)

Net income (loss) per common share - Basic	$0.001	$(0.02)	$(0.0005)	$(0.04)	n/a
Fully diluted (Note A)	$0.0004	-	-	-	n/a
Weighted average shares - Basic	126,486,518	58,000,651	126,486,518	56,259,295	n/a
Fully diluted (Note A)	368,700,442	58,000,651	126,486,518	56,259,295	n/a

See accompanying notes to the unaudited condensed consolidated financial statements

GRANT LIFE SCIENCES, INC.
(A development stage company)
CONSOLIDATED STATEMENT OF DEFICIENCY IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD JULY 9, 1998 (Date of Inception) THROUGH
DECEMBER 31, 2005

	Common Shares	Common Shares Amount	Subscription Receivable	Deferred Compensation	Additional Paid In Capital	Accumulated Deficit	Total (Deficiency) In Stockholders Equity
Balance, July 9, 1998 (date of inception)	9,272,200	$9,272	$-	$-	$(9,272)	$-	$-
Issued stock for subscription receivable at $0.005 per share	18,795,000	18,795	(100,000)	-	81,205	-	-
Balance, December 31, 1998	28,067,200	28,067	(100,000)	-	71,933	-	-
Issued stock for cash at $0.004 per share	1,253,000	1,253	-	-	3,747	-	5,000
Net loss	-	-	-	-	-	(5,053)	(5,053)
Balance, December 31, 1999	29,320,200	29,320	(100,000)	-	75,680	(5,053)	(53)
Payment of subscriptions receivable	-	-	100,000	-	-	-	100,000
Net loss	-	-	-	-	-	(43,641)	(43,641)
Balance, December 31, 2000	29,320,200	29,320	-	-	75,680	(48,694)	56,306
Issued stock for cash at $0.004 per share	250,600	251	-	-	749	-	1,000
Net loss	-	-	-	-	-	(522,213)	(522,213)
Balance, December 31, 2001	29,570,800	29,571	-	-	76,429	(570,907)	(464,907)
Beneficial conversion feature on issuance of debt	-	-	-	-	98,507	-	98,507
Gain on extinguishment of debt	-	-	-	-	(98,507)	-	(98,507)
Issued stock for cash at $0.13 per share	689,150	689	-	-	91,811	-	92,500
Issued stock for services at $0.06 per share	1,591,310	1,591	-	-	101,659	-	103,250
Issued stock in satisfaction of debt at $0.14 per share	1,790,000	1,790	-	-	248,210	-	250,000
Net loss	-	-	-	-	-	(646,201)	(646,201)
Balance, December 31, 2002	33,641,260	33,641	-	-	518,109	(1,217,108)	(665,358)
Issued stock for cash at $0.13 per share	930,800	931	-	-	119,069	-	120,000
Net loss	-	-	-	-	-	(253,881)	(253,881)
Balance, December 31, 2003	34,572,060	34,572	-	-	637,178	(1,470,989)	(799,239)
Issued stock for cash at $0.0838 per share	238,660	239	-	-	19,761	-	20,000
Issued stock for services at $0.08 per share	500,000	500	-	-	39,500	-	40,000
Issued stock for cash at $0.1835 per share	9,560,596	9,561	-	-	1,485,376	-	1,494,937
Reverse merger with Grant Ventures, Inc.	6,000,000	6,000	-	-	-	-	6,000
Warrants issued as part of restructuring of debt (89,500 valued at $0.03779)	-	-	-	-	3,382	-	3,382
Recognition of beneficial conversion feature on issuance of note payable	-	-	-	-	200,000	-	200,000
Conversion of note payable and accrued interest at $0.07569 per share	2,720,000	2,720	-	-	203,165	-	205,885
Issued stock in satisfaction of debt at $0.1835 per share	249,475	249	-	-	45,530	-	45,779
Exercise of $0.01 warrants	2,403,000	2,403	-	-	21,627	-	24,030
Issued 250,000 warrants for services	-	-	-	-	11,000	-	11,000
Stock options issued to employees, directors, consultants	-	-	-	(1,523,966)	1,523,966	-	-
Vesting of deferred compensation	-	-	-	426,081	-	-	426,081
Net loss	-	-	-	-	-	(1,910,350)	(1,910,350)
Balance, December 31, 2004	56,243,791	56,244	-	(1,097,886)	4,190,485	(3,381,340)	(232,496)
Conversion of notes payable and accrued interest at $0.092178 per share on 3/31/05	1,395,322	1,395	-	-	127,225	-	128,620
Stock options issued to new director on 2/21/05	-	-	-	(26,725)	26,725	-	-
Value of 250,000warrants issued as part of bridge loan on 3/15/05	-	-	-	-	65,540	-	65,540
Shares issued 4/28/05 for services at $0.40	500,000	500	-	-	199,500		200,000
Stock options granted to employee 4/1/05	-	-	-	(327,197)	327,197	-	-
Stock options exercised 6/2/05	50,000	50	-	-	8,950	-	9,000
Shares issued 9/28 for legal services at $0.22	200,000	200	-	-	43,800		44,000
Partial conversion of Senior note payable at $0.0105 per share on 9/8	2,800,000	2,800	-	-	26,600	-	29,400
Partial conversion of Senior note payable at $0.0068 per share on 9/23	2,980,000	2,980	-	-	17,284	-	20,264
Partial conversion of Senior note payable at $0.00423 per share on 9/28	2,980,000	2,980	-	-	9,625	-	12,605
Stock options issued to interim CEO 9/28	-	-	-	(3,762)	3,762	-	-
Partial conversion of Senior note payable at $0.00423 per share on 10/3/05	2,980,000	2,980	-	-	9,625	-	12,605
shares issued on exercise of warrant CAMFO II	250,000	250	-	-	2,500	-	2,750
Partial conversion of Senior note payable at $0.00423/share per share on 10/6/05	2,400,000	2,400	-	-	7,752	-	10,152
Partial conversion of Senior note payable at $0.00423 per share on 10/7/05	500,000	500	-	-	1,615	-	2,115
Partial conversion of Senior note payable at $0.00423 per share on 10/12/05	2,980,000	2,980	-	-	9,625	-	12,605
Partial conversion of Senior note payable at $0.00423 per share on 10/17/05	2,980,000	2,980	-	-	9,625	-	12,605
Partial conversion of Senior note payable at $0.00776 per share on 10/21/05	3,570,000	3,570	-	-	24,205	-	27,775
Partial conversion of Senior note payable at $0.00776 per share on 10/26/05	3,570,000	3,570	-	-	23,562	-	27,132
Partial conversion of Senior note payable at $0.00776 per share on 11/3/05	3,570,000	3,570	-	-	23,562	-	27,132
Partial conversion of Senior note payable at $0.0057 per share on 11/8/05	4,230,000	4,230	-	-	19,881	-	24,111
Partial conversion of Senior note payable at $0.0057 per share on 11/11/05	4,230,000	4,230	-	-	19,881	-	24,111
Partial conversion of Senior note payable at $0.0059 per share on 11/15/05	4,230,000	4,230	-	-	20,727	-	24,957
Partial conversion of Senior note payable at $0.0063 per share on 11/18/05	4,230,000	4,230	-	-	22,419	-	26,649
Partial conversion of Senior note payable at $0.0080 per share on 11/23/05	4,230,000	4,230	-	-	29,610	-	33,840
Partial conversion of Senior note payable at $0.01016 per share on 11/30/05	4,230,000	4,230	-	-	38,747	-	42,977
Partial conversion of Senior note payable at $0.0093 per share on 12/6/05	4,230,000	4,230	-	-	35,096	-	39,326
Partial conversion of Senior note payable at $0.00908 per share on 12/9/05	5,650,000	5,650	-	-	45,652	-	51,302
Partial conversion of Senior note payable at $0.00856 per share on 12/16/05	1,010,405	1,010	-	-	7,639	-	8,649
Shares issued at $0.09 on exercise of warrant	267,000	267	-	-	2,403	-	2,670
Vesting of deferred compensation	-	-	-	976,987	-	-	976,987
Cancellation of stock options	-	-	-	193,275	-	-	193,275
Net loss for the year	-	-	-	-	-	(4,634,331)	(4,634,331)
Balance, December 31, 2005	126,486,518	126,487	-	(285,308)	5,400,818	(8,015,670)	(2,773,672)
Vesting of deferred compensation (unaudited)	-	-	-	84,972	-	-	84,972
Adjustment of presentation of Deferred Compensation (unaudited)	-	-	-	200,336	(200,336)	-	-
Net loss for the quarter ended March 31, 2006 (unaudited)	-	-	-	-	-	(207,044)	(207,044)
Balance, March 31, 2006 (unaudited)	126,486,518	126,487	-	-	5,200,482	(8,222,714)	(2,895,745)
Vesting of stock options (unaudited)	-	-	-	-	91,413	-	91,413
Net income for the quarter ended June 30, 2006 (unaudited)	-	-	-	-	-	142,312	142,312
Balance, June 30, 2006 (unaudited)	126,486,518	$126,487	-	-	$5,291,895	($ 8,080,402)	($ 2,662,020)

See accompanying notes to consolidated financial statements

GRANT LIFE SCIENCES, INC.
(A development stage company)
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	For the Six Months Ended June 30,		For the Period July 9, 1998 (date of inception) through
	2006	2005	December 31, 2005

Cash flows from operating activities:
Net (loss)	$(64,730)	$(2,204,481)	$(8,080,400)
Adjustments to reconcile net (loss) to cash
(used in) operations:
Depreciation	3,701	3,236	23,104
Amortization	19,602	100,951	46,269
Change in fair value related to adjustment of derivative and warrant liability to fair value of underlying securities	(1,017,234)	159,939	(130,117)
Loss on abandonment of assets	-	-	3,790
Vesting of stock options (Note F)	176,384	721,333	1,579,451
Common stock issued in exchange for services rendered	-	100,000	388,250
Cancellation of stock options	-	-	193,275
Interest on convertible notes payable	207,556	-	864,630
Warrants issued in exchange for services rendered	-	-	11,000
Beneficial conversion feature discount	-	7,298	298,507
Gain on extinguishment of debt	-	-	(510,104)
Write off of accounts payable due to stockholders	-	(1,230)	(2,108)
Acquisition cost	-	-	65,812
Decrease (increase) in:
Accounts receivable	33,000	-	(39,675) -
Employee receivables	-	334	-
Prepaid expense	19,637	(66,873)	(49,488)
Deposits & other	-	3,000	(56,336)
(Decrease) increase in:
Accounts payable	10,873	187,101	133,193
Notes payable & long-term debt	(6,482)	35,506	15,393
Accounts payable - assumed liabilities	-	-	(17,505)
Accounts payable - stockholders	-	-	(38,900)
Accrued expenses	49,333	76,222	177,889
Accrued payroll liabilities	(40,780)	55,063	53,900
Accrued interest payable	34,328	96,178	331,424
Net cash (used in) operating activities	(574,812)	(726,423)	(4,738,746)

Cash flows from investing activities:
Payments for property and equipment	(3,854)	(5,743)	(41,368)
Net cash used in investing activities	(3,854)	(5,743)	(41,368)

Cash flows from financing activities:
Proceeds from sale of common stock, net of costs and fees	-	9,000	1,770,887
Net proceeds from notes payable	-	625,000	3,105,255
Proceeds from related party notes payable	-	-	60,000
Payments for related party notes payable	-	-	(34,222)
Proceeds from stock subscriptions receivable	-	-	100,000
Net cash provided by financing activities	-	634,000	5,001,920

Net increase (decrease) in cash and cash equivalents	(578,666)	(98,166)	221,806
Cash and cash equivalents at beginning of the period	800,472	365,958	-
Cash and cash equivalents at end of the period	$221,806	$267,792	$221,806

See accompanying notes to consolidated financial statements

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2006
(Unaudited)

NOTE A - SUMMARY OF ACCOUNTING POLICIES

Interim Financial Information

The interim financial information as of June 30, 2006 and for the three and six months ended June 30, 2006 is unaudited. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying condensed consolidated financial statements and notes should be read in conjunction with the consolidated financial statements and notes included in the Company's Form 10-KSB for the year ended December 31, 2005.

In the opinion of management, all adjustments that are necessary for a fair presentation of the financial information for the interim periods reported have been made. The results of operations for the three and six month period ended June 30, 2006 is not necessarily indicative of the results that can be expected for the entire year ending December 31, 2006.

Business and Basis or Presentation

Grant Life Sciences, Inc. (formerly Impact Diagnostics, Inc.) (the “Company”) was organized under the laws of the State of Utah on July 9, 1998. The Company’s purpose is to research, develop, market and sell diagnostic kits for detecting disease with emphasis on the detection of low-grade cervical disease.

On July 30, 2004, the Company became a wholly owned subsidiary of Grant Ventures, Inc., a Nevada Corporation, by merging with Impact Acquisition Corporation, a Utah corporation and wholly owned subsidiary of Grant Ventures, Inc. Grant Ventures, Inc. was an inactive publicly registered shell corporation with no significant assets or operations. For accounting purposes the merger was treated as a recapitalization of the Company. Grant Ventures, Inc. changed its name to Grant Life Sciences, Inc. in November 2004.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Impact Diagnostics. All intercompany transactions and balances have been eliminated in consolidation.

Development Stage Company

Effective July 9, 1998 (date of inception), the Company is considered a development stage Company as defined in Statement of Financial Accounting Standards No. 7 “Accounting and Reporting by Development Stage Companies”, SFAS No. 7. The Company’s development stage activities consist of the development of medical diagnostic kits. Sources of financing for these development stage activities have been primarily debt and equity financing. The Company has not yet established a significant source of revenue.

Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. Continuing as a going concern is dependent upon successfully obtaining additional working capital through debt and equity financing.

Income Taxes

The Company follows Statement of Financial Accounting Standard No. 109 “Accounting for Income Taxes”, which requires the recognition of deferred tax assets and liabilities for expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

Net Income (Loss) per Common Share

The computation of net loss per common share is based on the weighted average number of shares outstanding during each period. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options and warrants, and the conversion of notes payable outstanding using the treasury stock method and the average market price per share during the period. The following table sets forth potential shares of common stock that are not included in the diluted net loss per share because to do so would be antidilutive:

	As of June 30,
	2006	2005
Options to purchase common stock - vested	3,595,951	1,605,316
Options to purchase common stock - unvested	1,175,001	4,337,938
Warrants	10,405,010	5,922,011
Shares from potential note conversions	227,037,962	9,877,125
Total	242,213,924	21,742,390

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS123R). This Statement requires public entities to measure the cost of equity awards to employees based on the grant-date value of the award. The Company elected early adoption of this Statement, effective for 2004, in advance of the Company's required adoption date of December 15, 2005.

New Accounting Pronouncements

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections” (“SFAS No. 154”), an amendment to Accounting Principles Bulletin Opinion No. 20, “Accounting Changes” (“APB No. 20”), and SFAS No. 3, “Reporting Accounting Changes in Interim Financial Statements”. Though SFAS No. 154 carries forward the guidance in APB No.20 and SFAS No.3 with respect to accounting for changes in estimates, changes in reporting entity, and the correction of errors, SFAS No. 154 establishes new standards on accounting for changes in accounting principles, whereby all such changes must be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005, with early adoption permitted for changes and corrections made in years beginning after May 2005. The Company will implement SFAS No. 154 in its fiscal year beginning January 1, 2006. We are currently evaluating the impact of this new standard but believe that it will not have a material impact on the Company’s financial position, results of operations, or cash flows.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, which amends SFAS No. 133, “Accounting for Derivatives Instruments and Hedging Activities” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities”. SFAS No. 155 amends SFAS No. 133 to narrow the scope exception for interest-only and principal-only strips on debt instruments to include only such strips representing rights to receive a specified portion of the contractual interest or principle cash flows. SFAS No. 155 also amends SFAS No. 140 to allow qualifying special-purpose entities to hold a passive derivative financial instrument pertaining to beneficial interests that itself is a derivative instrument. The Company is currently evaluating the impact this new Standard but believes that it will not have a material impact on the Company’s financial position, results of operations, or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets” (“SFAS NO. 156”), which provides an approach to simplify efforts to obtain hedge-like (offset) accounting. This Statement amends FASB Statement No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, with respect to the accounting for separately recognized servicing assets and servicing liabilities. The Statement (1) requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract in certain situations; (2) requires that a separately recognized servicing asset or servicing liability be initially measured at fair value, if practicable; (3) permits an entity to choose either the amortization method or the fair value method for subsequent measurement for each class of separately recognized servicing assets or servicing liabilities; (4) permits at initial adoption a one-time reclassification of available-for-sale securities to trading securities by an entity with recognized servicing rights, provided the securities reclassified offset the entity’s exposure to changes in the fair value of the servicing assets or liabilities; and (5) requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the balance sheet and additional disclosures for all separately recognized servicing assets and servicing liabilities. SFAS No. 156 is effective for all separately recognized servicing assets and liabilities as of the beginning of an entity’s fiscal year that begins after September 15, 2006, with earlier adoption permitted in certain circumstances. The Statement also describes the manner in which it should be initially applied. The Company does not believe that SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.

NOTE B - BUSINESS COMBINATION AND CORPORATE RESTRUCTURE

On July 30, 2004, the Company entered into a merger transaction with Impact Diagnostics, Inc. ("Impact”). In accordance with SFAS No. 141, Impact was the acquiring entity. While the transaction is accounted for using the purchase method of accounting, in substance the Agreement is a recapitalization of the Impact’s capital structure.

For accounting purposes, the Company accounted for the transaction as a reverse acquisition and Impact is the surviving entity. The total purchase price and carrying value of net assets acquired was $65,812. The Company did not recognize goodwill or any intangible assets in connection with the transaction. From 1999 until the date of the Agreement, Grant was an inactive corporation with no significant assets and liabilities.

Effective with the Agreement, all 35,060,720 previously outstanding shares owned by the Impact’s members were exchanged on a share for share basis with shares of the Company’s common stock.

The total consideration was $65,812 and the significant components of the transaction are as follows:

Common stock retained	$6,000
Assets acquired	-
Liabilities assumed - accounts payable	20,034
Liabilities assumed - accounts payable - stockholder	39,778
Cash paid	-
Total consideration paid/organization cost	$65,812

On September 20, 2004, the Company’s Board of Directors approved a change in the Company’s name to Grant Life Sciences, Inc. The accompanying financial statements have been changed to reflect the change as if it had happened at the beginning of the periods presented. Stockholders approved this change effective November 12, 2004.

In accordance with SOP 98-5, the Company expensed $65,812 as organization costs in 2004.

NOTE C - NOTES PAYABLE

Notes payable at June 30, 2006 and December 31, 2005 are as follows:

	June 30, 2006	December 31, 2005
	(unaudited)
10% note payable, unsecured, originally due on 11/30/2002. The note payable was in default as of December 31, 2002. The venture capital firm that issued the loan has since been placed in receivership. As of December 31, 2003 the note balance was $587,753 with accrued interest payable of $141,501. In August 2004, this note for $587,753 and accrued interest of $175,787 was restructured into a 3-year convertible note of $350,000 plus 89,500 5-year warrants to purchase additional shares at $0.01 per share. The note is convertible into shares of common stock at a conversion price of $0.83798 per share. Interest is payable quarterly at 6% per year. The 89,500 warrants have a value of $0.0378 per share. The conversion resulted in a $411,597 gain on extinguishment of debt in 2004.
	350,000	350,000
10% convertible notes with interest due quarterly subject to certain conditions, due three years from the date of the notes, June 14, 2008, August 18, 2008, and August 29, 2008. The holder has the option to convert unpaid principal to the Company's common stock at the lower of (i) $0.40 or (ii) 43% of the average of the three lowest intraday trading prices for the common stock on a principal market for the twenty trading days before, but not including, conversion date. The Company granted the note holder a security interest in substantially all of the Company's assets and intellectual property and registration rights. (see below) In 2005 $470,313 of note principal was converted into 67,580,405 shares at an average conversion rate of $0.007 per share. No note principal was converted in 2006.
	448,047	240,491
6% note payable, unsecured, interest and principal to be paid in eight equal quarterly payments beginning 6/07/05. Final payment is due 3/7/2007.	15,393	21,875
Total notes payable	813,440	612,366
Less: current portion	(15,393)	(21,875)
Balance notes payable (long term portion)	$798,047	$590,491

NOTE D - CONVERTIBLE NOTES PAYABLE

During 2005, the Company issued to qualified investors Convertible Notes in a total amount of $2,000,000 in exchange for net proceeds of $1,761,670. The proceeds that the Company received were net of prepaid interest of $133,330 representing the first eight month's interest calculated at 10% per annum for the aggregate of $2,000,000 of convertible notes, $30,000 that was placed into an escrow fund to purchase key man life insurance, and related costs of $75,000. Prepaid interest is amortized over the first eight months of the note and capitalized financing costs are amortized over the maturity period (three years) of the convertible notes.

The transactions, to the extent that it is to be satisfied with common stock of the Company, would normally be included as equity obligations. However, in the instant case, due to the indeterminate number of shares which might be issued under the embedded convertible host debt conversion feature, the Company is required to record a liability for the fair value of the detachable warrants and the embedded convertible feature of the note payable (included in the liabilities as a "derivative liability").

The accompanying financial statements comply with current requirements relating to warrants and embedded conversion features as described in FAS 133, EITF 98-5, EITF 00-19, EITF 00-27, and APB 14 as follows:

•	The Company recorded the convertible debt and the detachable warrants based upon the relative fair values on the dates the proceeds were received.
•
Subsequent to the initial recording, the change in the fair value of the detachable warrants, determined under the Black-Scholes option pricing formula, and the change in the fair value of the embedded derivative in the conversion feature of the convertible debentures are recorded as adjustments to the liabilities at June 30, 2006.

•
The expense relating to the change in the fair value of the Company's stock reflected in the change in the fair value of the warrants and derivatives (noted above) is included as other income (expense).

•	Accreted interest of $207,556 during the six months ended June 30, 2006 and $10,228 during the same peiod in 2005.

During 2005, $470,311 of the June 14th convertible note was converted into 67,580,405 shares at an average conversion rate of $0.007 according to the terms of the note. No note principal of the convertible notes was converted into shares during 2006.

NOTE E - COMMON STOCK

At the 2006 Annual Meeting of Stockholders of Grant Life Sciences, Inc. the stockholders of the Company, by an affirmative vote of 64% of its outstanding shares of common stock, agreed to the filing of a Certificate of Amendment to the Articles of Incorporation of the Company pursuant to which the Company’s authorized shares of common stock would be increased from 150,000,000 shares to 750,000,000 shares of common stock with $0.001 par value per share. As of both June 30, 2006 and December 31, 2005, the Company has 126,486,518 shares of common stock issued and outstanding. The Company is authorized to issue 20,000,000 shares of preferred stock with $0.001 par value per share. No shares of preferred stock have been issued to date.

In 1998, the Company issued 18,795,000 shares of its common stock at $0.005 per share for $100,000 which is shown as subscription receivable until it was settled in the year 2000.

In 1999 the Company issued 1,253,000 shares of its common stock at $0.004 per share for $5,000 in cash.

In 2001 the Company issued 250,600 shares of its common stock at $0.004 per share for $1,000 in cash.

In 2002 the Company issued 689,150 shares of its common stock at $0.13 per share for $92,500 in cash.

In 2002 the Company issued 1,591,310 shares of its common stock at $0.06 per share in return for services valued at $103,250.

In 2002 the Company issued 1,790,000 shares of its common stock at $0.14 per share in satisfaction of $250,000 of debt.

In 2003 the Company issued 930,800 shares of its common stock at $0.13 per share for $120,000 in cash.

In July 2004, per the Agreement and Plan of Merger with Impact Diagnostics, Inc. all previously outstanding 35,060,720 shares of common stock owned by the Impact’s stockholders were exchanged for the same number of shares of the Company’s common stock. The value of the stock that was issued was the historical cost of the Company’s net tangible assets, which did not differ materially from their fair value.

In connection with the Merger, on July 5, 2004, the board of directors of Impact Diagnostics, Inc. approved a stock split of 3.58 shares to 1. As a result of the split, the outstanding common stock of Impact Diagnostics, Inc. increased from 9,793,497 to 35,060,720 shares. Pursuant to the Merger Agreement, each share of Impact Diagnostics common stock was exchanged for one share of Grant Life Sciences common stock. All numbers, in the financial statements and notes to the financial statements have been adjusted to reflect the stock split for all periods presented.

On September 20, 2004, the Company’s Board of Directors approved a change in the Company’s name to Grant Life Sciences, Inc. The accompanying financial statements have been changed to reflect the change as if it had happened at the beginning of the periods presented. Stockholders approved this change effective November 12, 2004.

In March and April of 2004, the Company issued 238,660 shares of common stock for cash at $0.0838 per share for $20,000.

In June 2004, the Company issued 500,000 shares of common stock in exchange for services valued at $40,000 to consultants. The stock issued was valued at $.08 per share, which represents the fair value of the stock issued, which did not differ materially from the value of the services rendered. Expense of $20,000, related to financial consulting, is included in general administrative expense and expense of $20,000 related to R&D consulting is included in R&D expense.

On August 19, 2004, the Company completed a private placement of 9,560,596 shares to accredited investors at a price of $0.1835 per share. As an additional enticement to purchase the shares, one 5-year warrant to purchase stock at $0.1835 was issued for each 5 shares of stock purchased. The private placement resulted in net proceeds to the company of approximately $1,494,937. The Company also issued warrants to purchase 2,670,000 shares at an exercise price of $0.01 per warrant and warrants to purchase 411,104 shares at an exercise price of $0.185 per warrant to its placement agent in connection with the Merger and private placement.

A bridge loan of $50,000, made to the Company on July 6, 2004, was converted to equity on July 31, 2004 as part of the private placement. In addition to the warrants received as part of the offering, 50,000 warrants with an exercise price of $0.1835 were issued to the lender.

In July, 2004, the Company issued 2,720,000 shares of common stock for a convertible note payable and accrued interest of $205,885.

In August 2004, the Company issued 249,475 shares of common stock at $0.1835 per share in satisfaction of two related party notes payable of $45,779. Accrued interest was forgiven by the lenders.

In November 2004, the Company issued 2,403,000 shares of common stock for exercise of warrants at $0.01 strike price, for total cash proceeds of $24,030. These warrants were originally issued in connection with the Merger and private placement of common stock.

In March 2005, convertible notes, maturing in January and February 2005, were converted into 1,395,322 shares of stock. The conversion price per share was $0.092178, as stated in the notes, which originated in January and February of 2004.

In April 2005, the Company issued 500,000 shares of common stock to its financial advisory group in exchange for services rendered over the 2005 calendar year. The stock issued was valued at $0.40 per share, which represents the fair value of the stock issued, which did not differ materially from the value of the services rendered.

In June 2005, the Company issued 50,000 shares of common stock for exercise of stock options for cash $9,000.

In September 2005, 200,000 shares were issued in exchange for legal services at $.22 per share. The commitment to issue the shares was made on June 14, 2005.

From September 2005 to December 2005, $470,311 of principal of the Senior 10% convertible notes converted into 67,580,405 shares. The average conversion price per share was $0.0070.

During the fourth quarter of 2005 warrants for 517,000 shares were exercised for $5,420 in cash.

NOTE F - STOCK OPTIONS AND WARRANTS

The Company has a Stock Incentive Plan. The options granted under the Plan may be either qualified or non-qualified options. Up to 25,000,000 options may be granted to employees, directors and consultants under the plan. Options may be granted with different vesting terms and expire no later than 10 years from the date of grant. During the six months ended June, 2006, 600,000 options were granted, 500,000 with an exercise price of $0.05, and 100,000 with an exercise price of $0.018. No options were exercised, or terminated. In 2005, 950,000 options were granted, 850,000 with an exercise price of $0.18 and 100,000 with an exercise price of $0.40. In 2004, 5,243,254 options were granted under the plan. All of the options granted in 2004 have an exercise price of $0.18, but differing vesting terms. 50,000 of these options were exercised in June 2005. Stockholders approved the plan effective November 12, 2004.

Stock Options

Transactions involving stock options issued to employees, directors and consultants under the Company’s 2004 Stock Incentive Plan are summarized below. The following table summarizes the options outstanding and the related exercise prices for the shares of the Company’s common stock issued under the 2004 Stock Incenctive Plan and as of June 30, 2006 :

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighed Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.18	4,170,952	7.1	$0.18	3,312,618	$0.18
$ 0.05	500,000	9.9	$0.05	250,000	$0.05
$ 0.018	100,000	9.9	$0.018	33,333	$0.018
Total	4,770,952	7.5	$0.16	3,595,951	$0.17

	Number of Shares	Weighted Average Price Per Share	Aggregate Intrinsic Value
Outstanding at December 31, 2003	-	-	-
Granted	5,243,254	$0.18	-
Exercised	-	-	-
Canceled or expired	-	-	-
Outstanding at December 31, 2004	5,243,254	0.18	-
Granted	950,000	0.19	-
Exercised	(50,000)	0.18	-
Canceled or expired	(1,972,302)	0.18	-
Outstanding at December 31, 2005	4,170,952	0.18	-
Granted (unaudited)	-	-	-
Exercised (unaudited)	-	-	-
Canceled or expired (unaudited)	-	-	-
Outstanding at March 31, 2006 (unaudited)	4,170,952	0.18	-
Granted (unaudited)	600,000	0.045	$500
Exercised (unaudited)	-	-	-
Canceled or expired (unaudited)	-	-	-
Outstanding at June 30, 2006 (unaudited)	4,770,952	$0.16	$500

Exercisable June 30,2006 (unaudited)	3,595,951	$0.17	$167

A summary of the status of the Company’s nonvested options as of December 31, 2005 and changes during the six months ended June 30, 2006 is as follows:

Nonvested Shares	Number of options	Weighted average grant date fair value
Nonvested at December 31, 2005	983,334	$0.66
Granted (unaudited)	600,000	$0.018
Vested (unaudited)	(408,333)	$0.18
Forfeited (unaudited)	-	-
Nonvested at June 30, 2006 (unaudited)	1,175,001	$0.51

As at June 30, 2006, the total compensation cost not yet recognized related to nonvested option awards is $113,218 which is expected to be realized over a weighted average period of 0.61 years.

The weighted-average fair value of stock options granted during the six months ended June 30, 2006 and the years ended December 31, 2005 and 2004 and the weighted-average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model are as follows:

	2006	2005	2004
Significant assumptions (weighted-average):
Risk-free interest rate at grant date	4.9%	3.6%	3.7%
Expected stock price volatility	373%	107%	114%
Expected dividend payout	0%	0%	0%
Expected option life-years based on management’s estimate	3 yrs	3 yrs	3 yrs

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS123R). This Statement requires public entities to measure the cost of equity awards to employees based on the grant-date value of the award. The Company elected early adoption of this Statement, effective for 2004, in advance of the Company's required adoption date of December 15, 2005. During the three and six months ended June 30, 2006, the Company recognized $91,413 ($36,811 in general and administrative and $54,602 in research and development expenses) and $176,384 ($67,182 in general and administrative and $ 109,202 in research and development expenses) respectively as expense relating to vested stock options. During the three and six months ended June 30, 2005, the Company recognized $428,859 ($290,255 in general and administrative and $138,604 in research and development expenses)and $721,333 ($444,125 in general and administrative and $277,208 in research and development expenses) respectively as expenses relating to vested stock options.

Warrants

The following tables summarize changes in warrants outstanding and the related exercise prices for the shares of the Company’s common stock issued by the Company as of June 30, 2006:

Warrants Outstanding & Exercisable

Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighed Average Exercise Price
$ 0.01	89,500	3.1	$0.01
$ 0.1835	411,104	3.1	$0.1835
$ 0.1835	1,912,100	3.1	$0.1835
$ 0.1835	50,000	3.1	$0.1835
$ 0.18	250,000	3.3	$0.18
$ 0.45	2,692,307	4.0	$0.45
$0.45	2,307,692	4.1	$0.45
$0.45	2,692,307	4.2	$0.45
	10,405,010		$0.38

	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2003	-	$-
Granted	-	-
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2003	-	-
Granted	5,382,704	0.09
Exercised	(2,403,000)	0.01
Canceled or expired	-	-
Outstanding at December 31, 2004	2,979,704	0.16
Granted	7,942,306	0.45
Exercised	(517,000)	0.01
Canceled or expired	-	-
Outstanding at December 31, 2005	10,405,010	0.38
Granted (unaudited)	-	-
Exercised (unaudited)	-	-
Canceled or expired (unaudited)	-	-
Outstanding at March 31, 2006 (unaudited)	10,405,010	0.38
Granted (unaudited)	-	-
Exercised (unaudited)	-	-
Canceled or expired (unaudited)	-	-
Outstanding at June 30, 2006 (unaudited)	10,405,010	$0.38

All warrants outstanding were exercisable at the date of grant. All of the warrants, except 250,000 warrants issued in 2004 for R&D services, were issued in connection with financings. The exercise price of the warrants issued in 2005 can be adjusted downward if stock is issued below the market price.

.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.               INDEMNIFICATION OF OFFICERS AND DIRECTORS

                Under the Nevada Revised Statutes and our Amended and Restated Articles of Incorporation, our directors and officers will have no individual liability to us or our stockholders or creditors for any damages resulting from the officer's or director’s act or failure to act in his or her capacity as an officer or director unless it is proven that (i) the officer's or director’s act or failure to act constituted a breach of his or her fiduciary duties as an officer or director; and (ii) the officer's or director’s breach of those duties involved intentional misconduct, fraud or a knowing violation of law.  The effect of this statute and our Amended and Restated Articles of Incorporation is to eliminate the individual liability of our officers and directors to the corporation or its stockholders or creditors, unless any act or failure to act of an officer or director meets both situations listed in (i) and (ii) above.

Our Amended and Restated Articles of Incorporation provide for the indemnification of our officers and directors to the maximum extent permitted by Nevada law.  The Nevada Revised Statutes also provide that a corporation may indemnify any officer or director who is a party or is threatened to be made a party to a litigation by reason of the fact that he or she is or was an officer or director of the corporation, or is or was serving at the request of the corporation as an officer or director of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such officer or director if (i) there was no breach by the officer or director of his or her fiduciary duties to the corporation involving intentional misconduct, fraud or knowing violation of law; or (ii) the officer or director acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

These provisions of our Amended and Restated Articles of Incorporation become effective 20 days after the Information Statement is first mailed to our stockholders.

ITEM 25.               OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                The following table sets forth the fees and expenses we expect to incur in connection with the issuance and distribution of the securities being registered. With the exception of the SEC registration fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$832.88
Printing Fees and Expenses	$1,000
Legal Fees and Expenses	$20,000
Accounting Fees and Expenses	$10,000
Miscellaneous	$5,000

ITEM 26.               RECENT SALES OF UNREGISTERED SECURITIES

                On July 30, 2004, in connection with the Merger, we issued 30,565,246 shares of our common stock, and options and warrants to purchase 6,972,754 shares of our common stock to the holders of common stock, convertible notes and options to purchase common stock of Impact Diagnostics Upon effectiveness of the increase in our authorized common stock on November 12, 2004, we issued 7,464,950 shares of our common stock to certain stockholders of Impact Diagnostics who were entitled to receive shares of our common stock in the Merger.

On July 30, 2004, we issued 2,270,000 shares of our common stock to Bridges & Pipes LLC pursuant to the conversion of a $200,000 convertible promissory note dated April 14, 2004.

Between July 30 and August 19, 2004, we sold a total of 1,912,125 units, at a purchase price of $0.9175 per unit ($0.1835 per share), resulting in gross proceeds to us of $1,754,375.  Each unit is comprised of five (5) shares of our common stock and a warrant to purchase one (1) share of our common stock at an exercise price of $0.1835 per share.  The units were sold to individuals and institutional investors, all of whom were “accredited investors”, as defined by Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Each of the investors represented to us that the investor was an accredited investor and represented to us the investor’s intention to acquire our securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

                In August 2004, we issued 2,670,000 warrants to Duncan Capital Group LLC as compensation for acting as our financial advisor in connection with the Merger. These warrants have an exercise price of $0.01 per share. In August 2004, we issued 411,104 warrants to Duncan Capital LLC as compensation for acting as our placement agent in connection with the sale of our units in a private financing.  The warrants have an exercise price of $0.1835 per share. In November 2004, 2,403,000 of the warrants with the $0.01 exercise price were exercised, resulting in $24,030 of proceeds to us.

In August 2004, we issued 89,918 shares of our common stock to Blaine Taylor in consideration for the conversion of $16,500 owned to him by us pursuant to a convertible promissory note.

In August 2004, we issued 159,557 shares of our common stock to Mitchell Godfrey in consideration for the conversion of $29,278 owned to him by us pursuant to a convertible promissory note.

In November 2004, we issued 250,000 shares of our common stock to David Bolick in connection with consulting services performed on our behalf prior to the merger.

In March 2005, we issued 1,395,322 shares of our common stock to convertible note holders in exchange for the cancellation of $122,500 of notes, plus accrued interest of $7,350, pursuant to the original terms of the notes.

In September 2005, we issued 200,000 shares of our common stock to Sichenzia Ross Friedman Ference LLP, in consideration for legal services provided.

In September 2006, we issued 5,226,524 shares of our common stock to various investors in connection with the settlement of a lawsuit.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Grant Life Sciences or executive officers of Grant Life Sciences, and transfer was restricted by Grant Life Sciences in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 27.               EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 6, 2004, by and among Grant Ventures, Inc., Impact Acquisition Corporation and Impact Diagnostics, Inc. (1)
3.1	Articles of Incorporation of North Ridge Corporation, filed with the Secretary of State of Nevada on January 31, 2000. (1)
3.2
Certificate of Amendment to Articles of Incorporation of North Ridge Corporation, changing its name to Grant Ventures, Inc. and changing its authorized capital to 50,000,000 shares, par value $0.001 per share, filed with the Secretary of State of Nevada on May 30, 2001. (1)

3.3	Form of Amended and Restated Articles of Incorporation of Grant Ventures, Inc. (1)
3.4	Articles of Merger for the merger of Impact Diagnostics, Inc. (Utah) and Impact Acquisitions Corporation (Utah), filed with the Secretary of State of Utah on July 30, 2004. (1)
3.5	Bylaws of Grant Life Sciences, Inc. (Incorporated by reference to form SB-2/A filed with the SEC on January 25, 2005)
4.1	Securities Purchase Agreement between Grant Ventures, Inc. and the purchasers party thereto. (1)
4.2	Registration Rights Agreement between Grant Ventures, Inc. and the purchasers party thereto. (1)
4.3	Form of Common Stock Purchase Warrant. (1)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP (Filed herewith)
10.1	6% Convertible Promissory Note in the amount of $350,000, dated as of July 23, 2004, between Impact Diagnostics, Inc. and James H. Donell, as receiver of Citadel Capital Management, Inc. (1)
10.2	Warrant, dated July 23, 2004, of James H. Donell, as receiver of Citadel Capital Management, Inc., to purchase 89,500 shares of common stock of Impact Diagnostics, Inc. (1)
10.3	Letter Agreement, dated July 1, 2004, between Impact Diagnostics, Inc. and Duncan Capital LLC. (1)
10.4	Letter Agreement, dated July 1, 2004, between Impact Diagnostics, Inc. and Michael Ahlin. (1)
10.5	Letter Agreement, dated July 1, 2004, between Impact Diagnostics, Inc. and Dr. Mark Rosenfeld. (1)
10.6	2004 Stock Incentive Plan of Grant Ventures, Inc. (1)
10.7	Incentive Stock Option Agreement, dated as of July 6, 2004, between Impact Diagnostics, Inc. and Stan Yakatan. (1)
10.8	Incentive Stock Option Agreement, dated as of July 6, 2004, between Impact Diagnostics, Inc. and John C. Wilson.(1)
10.9	Employment Agreement between Michael L. Ahlin and Impact Diagnostics, Inc., dated January 1, 2004, as amended by the Amendment of Employment Agreement, dated July 1, 2004. (1)
10.10	Employment Agreement between Mark J. Rosenfeld and Impact Diagnostics, Inc., dated January 1, 2004, as amended by the Amendment of Employment Agreement, dated July 1, 2004. (1)
10.11	Exclusive License Agreement between Impact Diagnostics Incorporation and Dr. Yao Xiong Hu, M.D., dated July 20, 2004 (incorporated by reference to Form 10-QSB filed with SEC on November 19, 2004).
10.12	Exclusive License Agreement dated March 7, 2005 by and between Grant Life Sciences, Inc. and AccuDx Corporation (incorporated by reference to Form 8-K filed with SEC on March 11, 2005).
10.13	Consulting Agreement dated March 7, 2005 by and between Grant Life Sciences, Inc. and Ravi and Dr. Indira Pottahil (incorporated by reference to Form 8-K filed with SEC on March 11, 2005).
10.14	Promissory Note in the name of AccuDx Corporation dated March 7, 2005 (incorporated by reference to Form 8-K filed with SEC on March 11, 2005).
10.15	Securities Purchase Agreement dated as of March 15, 2005 among Grant Life Sciences, Inc. and the purchasers signatory thereto (incorporated by reference to Form 8-K filed with SEC on March 21, 2005).
10.16	Security Agreement dated as of March 15, 2005 among Grant Life Sciences, Inc. and the holders of the Notes (incorporated by reference to Form 8-K filed with SEC on March 21, 2005).
10.17	Registration Rights Agreement dated as of March 15, 2005 among Grant Life Sciences, Inc. and the purchasers signatory thereto (incorporated by reference to Form 8-K filed with SEC on March 21, 2005).
10.18	8% Senior Secured Note dated March 15, 2005 in the name of DCOFI Master LDC (incorporated by reference to Form 8-K filed with SEC on March 21, 2005).
10.19	Securities Purchase Agreement dated as of March 15, 2005 among Grant Life Sciences, Inc. and the purchasers signatory thereto (incorporated by reference to Form 8-K filed with SEC on March 21, 2005).
10.20	Employment Agreement dated April 6, 2005 between Don Rutherford and Grant Life Sciences, Inc. (incorporated by reference herein to From 8-K filed with the SEC on April 12, 2005).
10.21
Securities Purchase Agreement dated June 14, 2005 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (incorporated by reference to Form 8-K filed with SEC on June 20, 2005).

10.22	Form of Callable Secured Convertible Note dated June 14, 2005 (incorporated by reference to Form 8-K filed with SEC on June 20, 2005).
10.23	Form of Stock Purchase Warrant dated June 14, 2005 (incorporated by reference to Form 8-K filed with SEC on June 20, 2005).
10.24
Registration Rights Agreement dated June 14, 2005 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (incorporated by reference to Form 8-K filed with SEC on June 20, 2005).

10.25
Security Agreement dated June 14, 2005 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (incorporated by reference to Form 8-K filed with SEC on June 20, 2005).

10.26
Intellectual Property Security Agreement dated June 14, 2005 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (incorporated by reference to Form 8-K filed with SEC on June 20, 2005).

10.27
Amendment to 10% Secured Convertible Notes by and between the Registrant and the Note Holders indicated on the signature page thereto. (incorporated by reference to Form SB-2/A filed with SEC on July 1, 2005).

21.1	Subsidiaries of Grant Life Sciences, Inc. (1)
23.1	Singer Lewak Greenbaum & Goldstein LLP (Filed herewith)
23.2	Russell Bedford Stefanou Mirchandi LLP (Filed herewith).
23.3	Consent of Sichenzia Ross Friedman Ference LLP (see exhibit 5.1).
(1) Previously filed as an exhibit to registration statement on Form SB-2, file number 333-119425, filed September 30, 2004

SIGNATURES

                        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Los Angeles, state of California on October 31, 2006.

GRANT LIFE SCIENCES, INC.
By:	/s/ Dr. Hun-Chi Lin
Dr. Hun-Chi Lin
President and Director (principal executive officer)

POWER OF ATTORNEY

                        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

*	Chairman of the Board	October 31, 2006
Stan Yakatan

/s/ Dr. Hun-Chi Lin	President, Chief Scientific Officer and Director (principal executive officer)	October 31, 2006
Dr. Hun-Chi Lin

*	Chief Financial Officer (principal financial officer and chief accounting officer)	October 31, 2006
Don Rutherford

*	Vice President and Director	October 31, 2006
Michael Ahlin

*	Director	October 31, 2006
Jack Levine

* By Dr. Hun-Chi Lin, authorized under Power of Attorney filed with Form SB-2 (File No. 333-137774), filed with the Securities and Exchange Commission on October 3, 2006.